As filed with the Securities and Exchange Commission on April 22, 2024

Registration No. 333-277828

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO THE

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EWSB Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	6036	Applied for
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

109 West Second Street

Kaukauna, Wisconsin 54130

(920) 766-4646

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Charles D. Schmalz

President and Chief Executive Officer

EWSB Bancorp, Inc.

109 West Second Street

Kaukauna, Wisconsin 54130

(920) 766-4646

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Kip A. Weissman, Esq.	Ross Bevan, Esq.
Zachary A. Davis, Esq.	Silver, Freedman, Taff & Tiernan LLP
Luse Gorman, PC	3299 K Street, N.W., Suite 100
5335 Wisconsin Avenue, N.W.	Washington, DC 20007
Suite 780	(202) 295-4500
Washington, D.C. 20015
(202) 274-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462I under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act: ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

EWSB Bancorp, Inc.

(Proposed Holding Company for East Wisconsin Savings Bank)

Up to 1,006,250 shares of Common Stock

(Subject to increase to up to 1,157,188 shares)

EWSB Bancorp, Inc. (“New EWSB Bancorp” or the “Company”), a newly formed Maryland corporation, and the proposed holding company for East Wisconsin Savings Bank (the “Bank”), is offering shares of common stock for sale in connection with the conversion of Wisconsin Mutual Bancorp, MHC (the “MHC”), from a mutual holding company to a stock holding company form of organization. There is currently no public market for the shares of our common stock. We expect our common stock to be quoted on the OTCQB Market operated by OTC Markets Group upon the completion of the conversion and stock offering. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

We are offering up to 1,006,250 shares of common stock for sale. We must sell a minimum of 743,750 shares in order to complete the offering. We may sell up to 1,157,188 shares of common stock because of demand for the shares or changes in market conditions without resoliciting subscribers.

We are offering the shares of common stock in a subscription offering to eligible members of the MHC (i.e., eligible depositors of the Bank) and the Bank’s tax-qualified employee benefits plan. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given to residents of the communities served by the Bank. Any shares of common stock not purchased in the subscription offering or community offering may be offered for sale in a syndicated community offering.

The minimum purchase order is 25 shares. Generally, no individual, or individuals acting through a single qualifying account held jointly, may purchase more than 15,000 shares ($150,000) of common stock, and no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 30,000 shares ($300,000) of common stock. All shares of common stock are being offered for sale at a price of $10.00 per share. Purchasers will not pay a commission to purchase shares of common stock in the offering. Stock orders must be received by us before 3:00 p.m., Central Time, on [expiration date]. We may extend the expiration date without notice to you until [extension date], or longer if the Board of Governors of the Federal Reserve System and the Wisconsin Department of Financial Institutions approves a later date. Once submitted, orders are irrevocable unless the subscription and community offerings are terminated or extended beyond [extension date], or the number of shares of common stock to be sold is increased to more than 1,157,188 shares or decreased to less than 743,750 shares. In these instances, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock will be returned promptly with interest. Funds received in the subscription and the community offerings will be held in a segregated account at the Bank and will earn interest at [interest rate %] per annum until completion or termination of the stock offering.

Performance Trust Capital Partners, LLC (“Performance Trust”) will assist us in selling the shares on a best efforts basis in the subscription and community offerings, and will serve as sole manager for any syndicated community offering. Performance Trust is not required to purchase any shares of common stock that are sold in the stock offering.

This investment involves a degree of risk, including the possible loss of your investment.

Please read “Risk Factors” beginning on page 15.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	743,750	875,000	1,006,250	1,157,188
Gross offering proceeds	$7,437,500	$8,750,000	$10,062,500	$11,571,880
Estimated offering expenses, excluding marketing agent fees and expenses (1) (2)	$1,330,000	$1,330,000	$1,330,000	$1,330,000
Marketing agent fees and expenses (1)	$360,000	$360,000	$360,000	$360,000
Estimated net proceeds	$5,747,500	$7,060,000	$8,372,500	$9,881,880
Estimated net proceeds per share (1)	$7.73	$8.07	$8.32	$8.54

1.	See “The Conversion and Offering—Marketing and Distribution; Compensation” for a discussion of Performance Trust’s compensation for this offering and the compensation to be received by Performance Trust and the other broker-dealers that may participate in the syndicated community offering.
2.	Excludes records agent fees and expenses payable to Performance Trust, which are included in estimated offering expenses. See “The Conversion and Offering—Marketing and Distribution; Compensation.”

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Wisconsin Department of Financial Institutions, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

For assistance, please call the Stock Information Center at [phone number].

The date of this prospectus is [prospectus date].

EAST WISCONSIN
SAVINGS BANK

WISCONSIN
Green Bay
Kaukauna
Appleton
Freedom
Grand Chute
Kimberly
L. Winnebago
Madison
Milwaukee

★ **Kaukauna - Corporate Office**
109 W. Second St.
Kaukauna, WI

● **Appleton**
501 E. Wisconsin Ave.
Appleton, WI

● **Freedom**
N3947 Columbia Ave.
Kaukauna, WI

● **Kimberly**
220 W. Kimberly Ave.
Kimberly, WI

● **Grand Chute**
1501 N. Casaloma Dr.
Appleton, WI

WISCONSIN
Kaukauna

TABLE OF CONTENTS

SUMMARY

The following summary explains the significant aspects of the MHC’s mutual-to-stock conversion and the related offering of New EWSB Bancorp common stock. It may not contain all of the information that is important to you. For additional information before making an investment decision, you should read this entire document carefully, including the consolidated financial statements and the notes to the financial statements, and the section entitled “Risk Factors.”

In this prospectus, the terms “we,” “our,” and “us” refer to New EWSB Bancorp, the Bank, the MHC and the current Wisconsin-chartered mid-tier holding company of the Bank, EWSB Bancorp, Inc. (“Old EWSB Bancorp”), unless the context indicates another meaning.

New EWSB Bancorp, Inc.

New EWSB Bancorp, Inc. is a newly formed Maryland corporation that will own all of the outstanding shares of common stock of the Bank upon completion of the conversion and the offering. New EWSB Bancorp has not engaged in any business to date. Our corporate offices are located at 109 West Second Street, Kaukauna, Wisconsin 54130. Our telephone number at this address is (920) 766-4646.

East Wisconsin Savings Bank

The Bank is a Wisconsin-chartered stock savings bank headquartered in Kaukauna, Wisconsin. The Bank was organized in 1887 under the name Kaukauna Savings and Loan Association. In 1972, the Bank changed its name to East Wisconsin Savings and Loan Association and in 1997, the Bank changed its name to East Wisconsin Savings Bank, S.A. In 2017 the Bank reorganized into the no stock mutual holding company form of ownership. The Bank operates through its headquarters in Kaukauna and branches in Appleton, Freedom, Grand Chute and Kimberly, Wisconsin. We consider our primary lending market area to be Outagamie County, Wisconsin, and its adjoining counties.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, primarily in one- to four-family residential real estate loans, as well as marine and recreational vehicle loans, home equity loans and lines of credit, and other consumer loans. To a lesser extent, we originate commercial real estate, multifamily, construction and commercial loans. At December 31, 2023, $122.2 million, or 69.7%, of our total loan portfolio was comprised of one- to four-family residential real estate loans, $30.8 million, or 17.6%, of our total loan portfolio was comprised of marine and recreational vehicle loans, $6.2 million, or 3.5%, of our total loan portfolio was comprised of home equity loans and lines of credit, and $4.0 million, or 2.3%, of our total loan portfolio was comprised of other consumer loans. We also invest in securities, consisting primarily of U.S. Treasury and federal agency securities, including agency mortgage-backed securities and corporate bonds. We offer a variety of deposit accounts, including certificates of deposit, money market accounts, savings accounts and interest-bearing and noninterest-bearing demand accounts. We historically have utilized advances from the Federal Home Loan Bank (the “FHLB”) to assist in the funding of our operations and we had $18.6 million of FHLB advances at December 31, 2023.

The Bank is subject to regulation, supervision and examination by the Wisconsin Department of Financial Institutions (the “Department”) under Wisconsin law, and the Federal Deposit Insurance Corporation (the “FDIC”) as its primary federal regulator and insurer of its deposits.

Our corporate offices are located at 109 West Second Street, Kaukauna, Wisconsin 54130. Our telephone number at this address is (920) 766-4646. Our website address is www.eastwis.com.

Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Business Strategy

Our current business strategy includes the following:

•	Increase loan originations;

•	Increase the proportion of our assets consisting of loans;

•	Control operating expenses;

•	Continue our historical emphasis on residential mortgage lending;

•	Continue to improve asset/liability management by implementing enhancements to our interest rate management framework and investment securities policies and procedures;

•	Continue to manage credit risk to maintain a low level of non-performing assets; and

•	Continue our community-oriented focus.

Our Organizational Structure and the Proposed Conversion

In 2017, the Bank completed a mutual holding company reorganization at which time the Bank became the wholly owned subsidiary of Old EWSB Bancorp, a Wisconsin corporation, which in turn became the wholly owned subsidiary of the MHC, a Wisconsin-chartered mutual holding company. The following diagram shows our organizational structure as of December 31, 2023:

WISCONSIN MUTUAL BANCORP, MHC (a Wisconsin mutual holding company)

100% of common stock
EWSB BANCORP, INC. (a Wisconsin stock corporation)
100% of common stock
EAST WISCONSIN SAVINGS BANK (a Wisconsin stock savings bank)

After the conversion and offering are completed, we will be organized as a fully public stock holding company, as follows:

PUBLIC STOCKHOLDERS

100% of common stock
EWSB BANCORP, INC. (a Maryland stock corporation)
100% of common stock
EAST WISCONSIN SAVINGS BANK (a Wisconsin stock savings bank)

At present, all of the depositors of the Bank have voting rights in the MHC as to all matters requiring a vote of members. Upon completion of the conversion, depositors will no longer have voting rights and all voting rights in the Bank will be vested in the Company as the sole stockholder of the Bank. The stockholders of the Company will possess exclusive voting rights with respect to the Company.

Reasons for the Conversion

Our primary reasons for the conversion and offering are to:

•	increase capital to improve our regulatory capital position and support future operations and profitability;

•	transition our organization to a stock holding company structure, which gives us greater flexibility to access the capital markets compared to our existing mutual holding company structure;

•	enhance our ability to manage risk; and

•	enhance our community ties by providing customers and members of our community with the opportunity to acquire an ownership interest in New EWSB Bancorp and the Bank.

Recent Operating Losses

For the years ended December 31, 2023 and 2022, we incurred net losses of $935,000 and $4.2 million, respectively. Our results of operations for fiscal years 2022 and 2023 were materially adversely impacted by a historic spike in general interest rates. As a result, our loan volume declined dramatically while our cost of funds increased more rapidly than the yield on our earning assets. In addition, the market value of our available-for-sale securities declined significantly. In order to reduce our vulnerability to changes in interest rates, improve liquidity and increase our interest rate spread, during fiscal 2022, we sold a significant amount of our available-for-sale securities resulting in a $5.1 million pretax loss upon the sale of those securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Comparison of Financial Condition at December 31, 2023 and December 31, 2022—2022 Securities Portfolio Restructuring Transaction.” Our results for 2023 and 2022 were also negatively affected by expenses related to a proposed acquisition of another mutual institution that was later terminated. These expenses are considered nonrecurring and will not impact our future results of operations.

Our future operating results will be significantly dependent upon our ability to increase our net interest margin as well as our originations of one- to four-family loans, including in particular loans available-for-sale, which drive mortgage banking income. See “—Business Strategy.” In addition, we have taken a number of steps to increase our core deposits and increase our residential loan volume, both of which should enhance our goals of increasing both loan originations and our net interest margin. Although the capital raised in the conversion will support this effort, the conversion will also have an adverse impact on our operating results due to additional expenses to be incurred in connection with and as a result of the conversion. These additional expenses include costs related to becoming a public company, increased non-cash compensation expenses associated with our employee stock ownership plan (the “ESOP”) and the possible implementation of a stock-based benefit plan after the completion of the conversion. See “Risk Factors—Our stock-based benefit plan will increase our expenses and reduce our income;” and “Management—Benefits to be Considered Following Completion of the Conversion.”

There can be no assurances, however, that we will successfully execute our business plan and return to profitability.

Terms of the Offering

We are offering between 743,750 shares and 1,006,250 shares of common stock to eligible members of the MHC (i.e., eligible depositors of the Bank) and our ESOP, and, to the extent shares remain available, to members of our local community and the general public. The number of shares of common stock to be sold may be increased to up to 1,157,188 shares as a result of demand for the shares or changes in the market for financial institution stocks. Unless the number of shares of common stock to be offered is increased to greater than 1,157,188 shares or decreased to fewer than 743,750 shares, or the offering is extended beyond [extension date], subscribers will not have the opportunity to change or cancel their stock orders once submitted.

The purchase price of each share of common stock to be issued in the offering is $10.00. Investors will not be charged a commission to purchase shares of common stock in the offering.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a subscription offering in the following descending order of priority:

•	To depositors with accounts at the Bank with aggregate balances of at least $50.00 at the close of business on December 31, 2022.

•	To our ESOP. We expect the ESOP to purchase 7% of the total number of shares of common stock sold in the offering.

•	To depositors with accounts at the Bank with aggregate balances of at least $50.00 at the close of business on March 31, 2024.

•	To depositors of the Bank as of the close of business on April 30, 2024.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given first to natural persons (including trusts of natural persons) residing in Outagamie, Calumet and Winnebago Counties, Wisconsin. The community offering may begin concurrently with, during or promptly after the subscription offering. We may also offer for sale shares of common stock not purchased in the subscription offering and the community offering in a syndicated community offering. Performance Trust will act as sole manager for the syndicated community offering. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering, and our interpretation of the terms and conditions of the plan of conversion will be final. Any determination to accept or reject stock orders in the community offering or syndicated community offering will be based on the facts and circumstances available to management at the time of the determination.

If we receive orders for more shares than we are offering for sale, we may not be able to fill your order, either fully or partially. A detailed description of the subscription offering, the community offering, if any, and the syndicated community offering, if any, as well as a discussion regarding allocation procedures, can be found in the section of this prospectus entitled “The Conversion and Offering.”

How We Determined the Offering Range

The amount of common stock that we are offering is based on an independent appraisal of the estimated market value of New EWSB Bancorp, assuming the offering is completed. Feldman Financial Advisors, Inc., our independent appraiser, has estimated that, as of February 23, 2024, this market value was $8.8 million. Based on applicable state and federal regulations, this market value forms the midpoint of a valuation range with a minimum of $7.4 million and a maximum of $10.1 million. Based on this valuation range and the $10.00 per share price, the number of shares of common stock being offered for sale by New EWSB Bancorp ranges from 743,750 shares to 1,006,250 shares. The purchase price of $10.00 per share was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. Feldman Financial Advisors, Inc. will update its appraisal before we complete the conversion and offering. If, as a result of demand for the shares or changes in market conditions, Feldman Financial Advisors, Inc. determines that our estimated pro forma market value has increased, we may sell up to 1,157,188 shares without further notice to you. If our pro forma market value at the time we complete the conversion and offering is either below $7.4 million or above $11.6 million, then, after consulting with the Department and the Federal Reserve Board, we may: terminate the offering and promptly return all funds with interest; set a new offering range and give all subscribers the opportunity to place a new order; or take such other actions as may be permitted by our regulators.

The appraisal is based in part on our financial condition and results of operations, the pro forma effect of the capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of eleven publicly traded savings and loan and bank holding companies that Feldman Financial Advisors, Inc. considered comparable to us. The appraisal peer group consists of the following companies, all of which are traded on the Nasdaq Stock Market.

Company Name	Ticker Symbol	Headquarters	Total assets as of December 31, 2023 (in millions)
1895 Bancorp of Wisconsin, Inc.	BCOW	Greenfield, WI	$557.6
Catalyst Bancorp, Inc.	CLST	Opelousas, LA	270.9
Cullman Bancorp, Inc.	CULL	Cullman, AL	410.6
Generations Bancorp NY, Inc.	GBNY	Seneca Falls, NY	424.4
HMN Financial, Inc.	HMNF	Rochester, MN	1,107.1
Home Federal Bancorp, Inc. of Louisiana	HFBL	Shreveport, LA	654.2
IF Bancorp, Inc.	IROQ	Watseka, IL	910.8
NSTS Bancorp, Inc.	NSTS	Waukegan, IL	256.8
PB Bankshares, Inc.	PBBK	Coatesville, PA	439.7
TC Bancshares, Inc.	TCBC	Thomasville, GA	466.6
Texas Community Bancshares, Inc.	TCBS	Mineola, TX	452.0

The following table presents a summary of our selected pricing ratios (on a pro forma basis) as of and for the twelve months ended December 31, 2023 and for the peer group as of and for the twelve months ended December 31, 2023 (or the last twelve months for which data is available), with stock prices as of February 23, 2024, as reflected in the appraisal report. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 34.9% on a price-to-book value basis and a discount of 35.6% on a price-to-tangible book value basis. Due to our recent net loss, our calculated price-to-core earnings ratio at the midpoint was not meaningful and, therefore, not subject to comparison with the peer group.

	Price-to-core earnings multiple(1)		Price-to-book value ratio	Price-to-tangible book value ratio
EWSB Bancorp, Inc. (on a pro forma basis, assuming completion of the conversion)
Adjusted Maximum	NM		57.11%	57.11%
Maximum	NM		53.22%	53.22%
Midpoint	NM		49.38%	49.36%
Minimum	NM		44.96%	44.94%

Valuation of peer group companies, all of which are fully converted (on an historical basis)
Averages	17.66	x	75.87%	76.72%
Medians	18.48	x	77.34%	77.40%

(1)	Price-to-earnings multiples calculated by Feldman Financial Advisors, Inc. in the independent appraisal are based on an estimate of “core” or recurring earnings. These ratios are different than those presented in “Pro Forma Data.” Our price-to-core earnings ratios are negative values and are shown as not meaningful.

The independent appraisal does not indicate trading market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the conversion and offering the shares of our common stock will trade at or above the $10.00 per share purchase price. Furthermore, the pricing ratios presented in the appraisal were used by Feldman Financial Advisors, Inc. to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion and Offering—Determination of Share Price and Number of Shares to be Issued.”

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25. Generally, no individual, or individuals acting through a single qualifying account held jointly, may purchase more than 15,000 shares ($150,000) of common stock. If any of the following persons purchase shares of common stock, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 30,000 shares ($300,000) of common stock:

•	your spouse or relatives of you or your spouse living in your house;

•	most companies, trusts or other entities in which you are a senior officer, partner, trustee or have a substantial beneficial interest; or

•	other persons who may be your associates or persons acting in concert with you.

Unless we determine otherwise, persons having a joint account relationship, persons having the same address and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to the overall purchase limitation of 30,000 shares ($300,000).

Subject to regulatory approval, we may increase or decrease the purchase limitations at any time. Please see “The Conversion and Offering—Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock in the Subscription Offering and the Community Offering

In the subscription offering and community offering, you may pay for your shares only by:

•	personal check, bank check or money order made payable directly to EWSB Bancorp, Inc.; or

•	authorizing us to withdraw available funds from the types of the Bank deposit accounts identified on the stock order form.

You may not use any type of third-party check to pay for shares of common stock. Do not submit cash. Wire transfers will not be accepted. Applicable regulations prohibit the Bank from lending funds or extending credit to any person to purchase shares of common stock in the offering. You may not submit a Bank line of credit check. You may not designate withdrawal from the Bank’s accounts with check-writing privileges; rather, submit a check. If you request a direct withdrawal from an account with check-writing privileges, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and will immediately withdraw the amount from your demand account(s). You may not authorize direct withdrawal from a Bank individual retirement account (“IRA”). See “—Using Individual Retirement Account Funds to Purchase Shares of Common Stock.”

You may subscribe for shares of common stock in the subscription and community offerings by delivering a signed and completed original stock order form, together with full payment payable to EWSB Bancorp, Inc. or authorization to withdraw funds from one or more of your Bank deposit accounts, provided that the stock order form is received (not postmarked) before 3:00 p.m., Central Time, on [expiration date], which is the expiration of the subscription offering period. You may return your stock order form and payment by (1) overnight delivery to the address indicated on the stock order form for this purpose; (2) in-person delivery to the Bank’s corporate office located at 109 West Second Street, Kaukauna, Wisconsin; or (3) regular mail using the stock order reply envelope provided. In-person delivery of stock order forms will be accepted only at the Bank’s corporate offices. Do not deliver your stock order form to any other of the Bank's offices. The Bank is open Monday through Friday between 10:00 a.m. and 3:00 p.m., Central Time, excluding bank holidays.

For a complete description of how to purchase shares in the offering, see “The Conversion and Offering—Procedure for Purchasing Shares.”

Using Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings

You may be able to subscribe for shares of common stock using funds in your IRA or other retirement account. If you wish to use some or all of the funds in your Bank IRA or other retirement account, the applicable funds must be transferred to a self-directed account maintained by an independent custodian or trustee, such as a brokerage firm, and the purchase must be made through that account. If you do not have such an account, you will need to establish one before placing your stock order. An annual administrative fee may be payable to the independent custodian or trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the [expiration date] offering deadline, for assistance with purchases using funds in your IRA or other retirement account you may have at the Bank or elsewhere. Whether you may use such funds to purchase shares in the offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

See “The Conversion and Offering—Procedure for Purchasing Shares in the Subscription and Community Offerings—Payment for Shares” and “—Using Retirement Account Funds” for a complete description of how to use IRA funds to purchase shares of common stock in the offering.

Purchases by Executive Officers and Directors and Ownership by Benefit Plans

We expect our directors and executive officers, together with their associates, to subscribe for 117,500 shares ($1,175,000) of common stock in the offering, or 15.8% of the shares to be sold at the minimum of the offering range. Our directors and executive officers will pay the same $10.00 per share price for the common stock as all other subscribers in the offering. Purchases of the common stock by our directors and executive officers are for investment purposes for these individuals and not with a view towards resale, and pursuant to applicable conversion regulations, our directors and executive officers generally will not be permitted to sell any shares of the common stock that they purchase in the offering for a period of at least one year from the closing of the conversion and offering. See “Subscriptions by Directors and Executive Officers.”

Additionally, we expect our ESOP to purchase 7% of the total number of shares of common stock that we issue in the offering, and also expect, following completion of the conversion, and subject to stockholder approval, to adopt and implement a stock-based benefit plan. The shares owned by these plans will increase the ownership of our officers and directors. See “—Benefits to Management and Potential Dilution to Stockholders Following the Conversion.”

How We Intend to Use the Proceeds From the Offering

Pursuant to the plan of conversion, we must contribute at least 50% of the net proceeds from the offering to the Bank. We intend to retain $100,000 of the net conversion proceeds at New EWSB Bancorp and enough of the net proceeds to fund the loan to the ESOP. The remainder of the net conversion proceeds will be contributed to the Bank. Assuming we sell 875,000 shares of common stock in the offering, the midpoint of the offering range, and we have net proceeds of approximately $7.1 million, we intend to distribute the net proceeds as follows:

•	Approximately $6.3 million (89.9% of the net proceeds at the midpoint) will be invested in the Bank;

•	$613,000 (8.7% of the net proceeds at the midpoint) will be loaned by New EWSB Bancorp to our ESOP to fund its purchase of our shares of common stock; and

•	$100,000 (1.4% of the net proceeds) will be retained by New EWSB Bancorp.

New EWSB Bancorp may use the funds it retains to invest in securities or for other general corporate purposes. The Bank expects to use the proceeds from the offering it receives from New EWSB Bancorp to increase its capital position and to support increased lending.

We do not anticipate the number of shares we sell in the offering will result in significant changes in the respective uses of proceeds by the Bank and New EWSB Bancorp. Please see the section of this prospectus entitled “How We Intend to Use the Proceeds From the Offering” for more information on the proposed use of the proceeds from the offering, including a table showing the distribution of net proceeds at different points in the offering range.

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal and/or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights.

When registering your stock purchase on the stock order form, you cannot add the name(s) of others for joint stock registration unless they are also named on your qualifying deposit account. In addition, the stock order form requires that you list all qualifying accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation if there is an oversubscription.

Deadline for Orders of Shares of Common Stock in the Subscription and Community Offerings

If you wish to purchase shares of common stock in the offering, we must receive a properly signed and completed original stock order form, together with full payment for the shares of common stock, no later than 3:00 p.m., Central Time, on [expiration date], unless we extend the subscription offering and/or the community offering. Orders received after 3:00 p.m., Central Time, on [expiration date] will be rejected unless we extend the offering. If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment, must be received (not postmarked) by this time.

Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 3:00 p.m., Central Time, on [expiration date], whether or not we have been able to locate each person entitled to subscription rights.

For a complete description of the deadline for purchasing shares in the offering, see “The Conversion and Offering—Procedure for Purchasing Shares—Expiration Date.”

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 743,750 shares of common stock, we may take additional steps to complete the offering. Specifically, we may:

•	increase the purchase limitations; and/or

•	seek regulatory approval, to the extent required, to extend the offering beyond [extension date], so long as we resolicit persons that have previously subscribed in the offering.

If we extend the offering past [extension date], we will resolicit subscribers. You will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period of time, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at [interest rate %] from the date the stock order was processed. If one or more purchase limitations are increased, subscribers in the subscription offering who ordered the maximum amount will be given the opportunity to increase their subscriptions up to the newly applicable limit.

Possible Change in the Offering Range

Feldman Financial Advisors, Inc. will update its appraisal before we complete the offering. If, as a result of demand for the shares, changes in market conditions or changes to our financial condition, operating results or other aspects of our business, Feldman Financial Advisors, Inc. determines that our pro forma market value has increased, we may sell up to 1,157,188 shares in the offering without further notice to you. If our pro forma market value at that time is either below $7.4 million or above $11.6 million (the minimum and adjusted maximum pro forma market value, respectively, based on the appraised value of New EWSB Bancorp as of February 23, 2024), then, after consulting with the Federal Reserve Board and the Department, we may:

•	terminate the offering, cancel deposit account withdrawal authorizations and promptly return all funds received in the offering with interest at [interest rate %];

•	set a new offering range; or

•	take such other actions as may be permitted, to the extent such permission is required, by the Department, the Federal Reserve Board, and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at [interest rate %] for funds received in the offering, cancel deposit account withdrawal authorizations and commence a resolicitation. In connection with the resolicitation, we will notify subscribers of their right to place a new stock order for a specified period of time.

Possible Termination of the Offering

We may terminate the offering at any time with the approval, to the extent such approval is required, of the Department and the Federal Reserve Board.

We must sell a minimum of 743,750 shares to complete the offering. If we terminate the offering because we fail to sell the minimum number of shares or for any other reason, we will promptly return your funds with interest at [interest rate %], and we will cancel deposit account withdrawal authorizations.

Conditions to Completion of the Conversion and the Offering

We cannot complete the conversion and the offering unless:

•	the plan of conversion is approved by at least a majority of the votes eligible to be cast by members of the MHC, who are the depositors of the Bank, at a special meeting of members of the MHC.

•	the plan of conversion is approved by the MHC, the sole stockholder of Old EWSB Bancorp;

•	we have received and accepted orders to purchase at least the minimum number of shares of common stock offered; and

•	we receive all required final approvals of the Department and the Federal Reserve Board to complete the conversion and the offering.

Benefits to Management and Potential Dilution to Stockholders Following the Conversion

We expect our ESOP to purchase 7% of the total number of shares of common stock that we issue in the offering, or 70,437 shares of common stock, assuming we sell the maximum of the number of shares proposed to be sold. If market conditions warrant, in the judgment of its trustees, the ESOP’s subscription order will not be filled and the ESOP may elect to purchase shares in the open market following the completion of the conversion, subject to the approval of the Federal Reserve Board and the Department.

We intend to implement a stock-based benefit plan no earlier than six months after completion of the conversion. Stockholder approval of the plan would be required. We have not determined whether we would adopt the plan within or after 12 months following the completion of the conversion. If we implement a stock-based benefit plan within 12 months following the completion of the conversion, the stock-based benefit plan would be limited to reserving a number of shares (i) up to 3% of the shares of common stock outstanding following the stock offering for awards of restricted stock to key employees and directors, at no cost to the recipients, and (ii) up to 10% of the shares of common stock outstanding following the stock offering for issuance of stock options to key employees and directors. If the stock-based benefit plan is adopted more than 12 months after the completion of the conversion, it would not be subject to the percentage limitations set forth above. We have not yet determined the number of shares that would be reserved for issuance under the plan. See “Management of New EWSB Bancorp—Benefits to be Considered Following Completion of the Offering.”

In connection with the conversion, we expect to enter into employment and change in control agreements with certain of our other executive officers. See “Management of New EWSB Bancorp—Executive Compensation” for a further discussion of these agreements, including their terms and potential costs, as well as a description of other benefits arrangements.

The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that will be available under our ESOP and a stock-based benefit plan if such plan is adopted within one year following the completion of the conversion and the offering. The table shows the dilution to stockholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the ESOP for allocation to all employees. A portion of the stock awards and stock option grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted			Dilution
	or Purchased (3)			Resulting	Value of Grants (1)
		At	As a	From		At
	At	Adjusted	Percentage	Issuance of	At	Adjusted
	Minimum	Maximum	of Common	Shares for	Minimum	Maximum
	of Offering	of Offering	Stock to be	Stock Benefit	Offering	Offering
	Range	Range	Issued (2)	Plans	Range	Range
					(Dollars in thousands)
ESOP	52,063	81,003	7.00%	n/a	$520,630	$810,030
Stock awards	22,313	34,716	3.00%	2.91%	223,130	347,160
Stock options	74,375	115,719	10.00%	9.09%	309,400	481,391
Total	148,751	231,438	20.00%	11.50%	$1,053,160	$1,638,581

(1)	The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $4.16 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; no dividend yield; an expected option life of 10 years; a risk-free interest rate of 3.88%; and a volatility rate of 21.29% based on an index of publicly traded thrift institutions. The actual expense of stock options granted under a stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be the Black-Scholes model.
(2)	The stock-based benefit plan may award a greater number of options and shares, respectively, if the plans are adopted more than 12 months after the completion of the conversion.
(3)	For plans adopted within 12 months of the completion of the conversion, applicable regulations permit stock awards to encompass up to 3.0% and the ESOP and stock awards to encompass in the aggregate up to 10.0% of the shares issued, provided the Bank has tangible capital of 10.0% or more following the conversion.

Market for Common Stock

The Company has never issued capital stock and there is no established market for our common stock. We expect that our common stock will be quoted on the OTCQB Market operated by the OTC Markets Group upon conclusion of the stock offering. See “Market for the Common Stock.”

Our Policy Regarding Dividends

We do not currently intend to pay cash dividends to our stockholders, and no assurances can be given that any such dividends will be paid in the future. The payment and amount of any dividend payments will be subject to statutory and regulatory limitation, and will depend upon a number of factors, including the following: regulatory capital requirements; restrictions in a confidential memorandum of understanding (the “MOU”) entered into with the FDIC and the Department, described below; compliance with Wisconsin law; our financial condition and results of operations; our other uses of funds for the long-term value of stockholders and general economic conditions. See “Our Policy Regarding Dividends” for additional information regarding our dividend policy.

Material Income Tax Consequences

The conversion qualifies as a tax-free reorganization. None of the MHC, Old EWSB Bancorp, New EWSB Bancorp, the Bank, nor persons eligible to subscribe in the subscription offering will recognize any gain or loss as a result of the conversion. See “The Conversion and Offering—Material Income Tax Consequences” for a complete discussion of the income tax consequences of the transaction.

Delivery of Shares of Common Stock

All shares of common stock of New EWSB Bancorp sold in the subscription offering and community offering will be issued in book entry form and held electronically on the books of our transfer agent. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock sold in the offering will be mailed by our transfer agent to the persons entitled thereto at the address noted by them on their stock order form as soon as practicable following consummation of the conversion. Shares of common stock sold in the syndicated community offering may be delivered electronically through the services of The Depository Trust Company. We expect trading in the stock to begin on the business day immediately following the completion of the conversion and offering. It is possible that until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Emerging Growth Company Status

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we are an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies. See “Risk Factors—Risks Related to the Offering—We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors” and “Regulation and Supervision—Emerging Growth Company Status.”

We may remain an emerging growth company for up to five years from the closing of the offering, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.24 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

An emerging growth company may elect to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. We have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Important Risks in Owning New EWSB Bancorp’s Common Stock

An investment in our common stock involves substantial risks and uncertainties, including risks related to our business and this offering. Investors should carefully consider all of the information in this prospectus, including the detailed discussion of these and other risks under “Risk Factors” beginning on page 15, before investing in our common stock.

How You Can Obtain Additional Information – Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have questions regarding the conversion or offering, please call our Stock Information Center at [phone number]. The Stock Information Center is open Monday through Friday, between 10:00 a.m. and 3:00 p.m., Central Time, except for bank holidays.

TO ENSURE THAT EACH PERSON IN THE OFFERING RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF [expiration date] AND IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED OR HAND-DELIVERED ANY LATER THAN FIVE DAYS OR TWO DAYS, RESPECTIVELY, PRIOR TO [expiration date].

RISK FACTORS

You should carefully consider the following risk factors that may affect our business, future operating results and financial condition, as well as the other information set forth in this prospectus, before making a decision to invest in our common stock. If any of the following risks actually occur, our business, financial condition or results of operations would likely be materially adversely affected. In such case, the trading price of our common stock would likely decline due to any of these risks, and you may lose all or part of your investment. The following risks are not the only risks we face. Additional risks that are not presently known or that we presently deem to be immaterial also could have a material adverse effect on our financial condition, results of operations and business.

Risks Related to our Lending Activities

Our results of operations are significantly impacted by our one- to four-family residential lending.

Our one- to four-family residential lending provides a significant portion of our interest and noninterest income. Longer term, fixed-rate one- to four-family residential real estate loans that we originate are generally sold in the secondary market on a servicing retained basis and we generally retain shorter term and adjustable-rate one- to four-family residential real estate loans. The income that we generate from these activities, including, in particular, from loan sales, is significantly dependent upon mortgage volume, which in turn is dependent in large part on general interest rates. In large part due to the Federal Reserve Board’s increase in interest rates to address inflationary pressures, market mortgage rates increased dramatically beginning in the first half of 2022. As a result, mortgage loan demand decreased both nationally and in the Bank’s primary market area. Although national and local mortgage loan demand has recovered somewhat from its recent low point, it remains well below the levels of the recent past. In addition, our ability to sell loans in the secondary market is also subject to investor demand and increased investor yield requirements for these loans. These conditions may fluctuate or worsen in the future and a prolonged period of elevated interest rates and/or secondary market illiquidity may reduce our loan production volumes and could have a significant adverse effect on our results of operations.

Our emphasis on one- to four-family residential mortgage lending exposes us to credit risks.

At December 31, 2023, $122.2 million, or 69.7%, of our loan portfolio was secured by one- to four-family real estate and we intend to continue to make loans of this type in the future. One- to four-family residential mortgage lending is generally sensitive to regional and local economic conditions that significantly impact the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict. Declines in real estate values could cause some of our residential mortgages to be inadequately collateralized, which would expose us to a greater risk of loss if we seek to recover on defaulted loans by selling the real estate collateral.

If our allowance for credit losses is not sufficient to cover actual credit losses, our earnings could decrease.

We maintain an allowance for credit losses, which is established through a provision for credit losses that represents management’s best estimate of the current expected losses within the loan portfolio. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for credit losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions or the results of our analyses are incorrect, our allowance for credit losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. In addition, any future credit deterioration or changes in economic conditions could require us to increase our allowance for credit losses in the future. At December 31, 2023, our allowance for credit losses was 0.60% of total loans and 5,872.2% of total non-performing loans. Material additions to our allowance would materially decrease our net income.

The implementation of the Current Expected Credit Loss, referred to as “CECL” throughout this prospectus, standard became effective for the Bank on January 1, 2023. CECL requires financial institutions to determine periodic estimates of lifetime expected credit losses on loans, and recognize the expected credit losses as allowances for credit losses. Accordingly, we changed our method of providing allowances for loan losses that are incurred or probable, which required us to increase the types of data we must collect and review to determine the appropriate level of the allowance for credit losses.

In addition, bank regulators periodically review our allowance for credit losses and, as a result of such reviews, may recommend that we increase our provision for credit losses or recognize further loan charge-offs. However, regulatory agencies are not directly involved in the process of establishing the allowance for credit losses, as the process is our responsibility and any adjustment of the allowance is the responsibility of our management. Any increase in our allowance for credit losses or loan charge-offs as a result of such review or otherwise may have a material adverse effect on our financial condition and results of operations.

The geographic concentration of our loan portfolio and lending activities makes us vulnerable to a downturn in the local economy.

We primarily serve individuals and businesses located in Outagamie County, Wisconsin, and its adjoining counties. At December 31, 2023, approximately $133.2 million, or 76.0%, of our total loan portfolio was primarily secured by real estate in these market areas. Therefore, our success is largely dependent on the economic conditions, including employment levels, population growth, income levels, savings trends and government policies, in these market areas. Weaker economic conditions caused by recessions, unemployment, inflation, a decline in real estate values or other factors beyond our control may adversely affect the ability of our borrowers to service their debt obligations and could result in higher loan and lease losses and lower net income for us.

Although there is not a single employer or industry in our market areas on which a significant number of our customers are dependent, we are still vulnerable to a downturn in the local economy and real estate markets. While our market areas have neither experienced a material decline in real estate values recently nor a material increase in the number of foreclosures during the past year, any such decreases in local real estate values that may occur in the future caused by economic conditions or other events could adversely affect the value of the property used as collateral for our loans, which could cause us to realize a loss in the event of a foreclosure.

A worsening of business and economic conditions generally or specifically in the principal markets in which we conduct business could have adverse effects on our business, including the following:

•	a decrease in the demand for, or the availability of, loans and other products and services offered by us;

•	a decrease in the value of our loans or other assets secured by residential real estate;

•	a decrease in interest income from variable-rate loans due to declines in interest rates; and

•	an increase in the number of customers and counterparties who become delinquent, file for protection under bankruptcy laws or default on their loans or other obligations to us, which could result in a higher level of non-performing assets, net charge-offs, and provisions for credit losses.

Moreover, a significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, unemployment, public health crises or other factors beyond our control could further impact these local economic conditions and could further negatively affect the financial results of our banking operations. In the event of severely adverse business and economic conditions generally, or specifically in the principal markets in which we conduct business, there can be no assurance that the federal government and the Federal Reserve Board would intervene. If economic conditions worsen or volatility increases, our business, financial condition and results of operations could be materially adversely affected. For more information about our market area, please see the section of this prospectus titled “Business of East Wisconsin Savings Bank—Market Area.”

Our business may be adversely affected by the credit risk associated with “jumbo” real estate loans.

A significant portion of our one-to four-family residential real estate loan portfolio consists of jumbo loans that do not conform to secondary market mortgage requirements, and therefore are not immediately salable to Fannie Mae or Freddie Mac because such loans exceed the maximum principal balance allowable for sale (generally $726,000 to $1.4 million for single-family homes in our primary market areas in 2023). Jumbo one-to four-family residential loans may expose us to increased credit risk because of their larger balances, and because they cannot be immediately sold to government sponsored enterprises.

Risks Related to Market Interest Rates

Our securities portfolio impairment in difficult market conditions could have adverse effects on our results of operations.

Unrealized losses on investment securities available-for-sale result from changes in credit spreads and liquidity issues in the marketplace, along with changes in the credit profile of individual securities issuers. Under U.S. generally accepted accounting principles (“GAAP”), we are required to review our investment portfolio periodically for the presence of credit losses of our securities, taking into consideration current and future market conditions, the extent and nature of changes in fair value, issuer rating changes and trends, volatility of earnings, current analysts’ evaluations, our ability and intent to hold investments until a recovery of fair value, as well as other factors. Adverse developments with respect to one or more of the foregoing factors may require us to deem particular securities to be impaired, with the credit-related portion of the reduction in the value recognized as a charge to our earnings through an allowance. Subsequent valuations, in light of factors prevailing at that time, may result in significant changes in the values of these securities in future periods. Any of these factors could require us to recognize further impairments in the value of our securities portfolio, which may have an adverse effect on our results of operations in future periods.

Future changes in interest rates could reduce our profits and asset values.

Net income is the amount by which net interest income and noninterest income exceed noninterest expense and the provision for credit losses. Net interest income makes up a majority of our income and is based on the difference between:

•	the interest income we earn on interest-earning assets, such as loans and securities; and

•	the interest expense we pay on interest-bearing liabilities, such as deposits and borrowings.

A majority of our loans are fixed-rate loans. Furthermore, the rates we earn on our other interest-earning assets and the rates we pay on our interest-bearing liabilities are generally fixed for a contractual period of time. Like many savings banks, our interest-bearing liabilities generally have shorter contractual maturities than our interest-earning assets. This imbalance can create significant earnings volatility because market interest rates change over time. In a period of rising interest rates, the interest income we earn on our assets may not increase as rapidly as the interest we pay on our liabilities. In a period of declining interest rates, the interest income we earn on our assets may decrease more rapidly than the interest we pay on our liabilities, as borrowers prepay mortgage loans, and mortgage-backed securities and callable investment securities are called, requiring us to reinvest those cash flows at lower, current interest rates.

Interest rates also affect how much money we lend. For example, when interest rates rise, the cost of borrowing increases and loan originations tend to decrease. A rising rate environment can also negatively impact us if the higher debt service costs on adjustable-rate loans due to increases in interest rates on such loans lead to borrowers’ inability to pay contractual obligations. In addition, changes in interest rates can affect the average life of loans and securities. A decline in interest rates results in increased prepayments of loans and mortgage-backed and related securities as borrowers refinance their debt to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Furthermore, an inverted interest rate yield curve, where short-term interest rates (which are usually the rates at which financial institutions borrow funds) are higher than long-term interest rates (which are usually the rates at which financial institutions lend funds for fixed-rate loans) can reduce a financial institution’s net interest margin and create financial risk for financial institutions that primarily originate longer term, fixed-rate mortgage loans.

Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition, liquidity and results of operations. Changes in the level of interest rates also may negatively affect the value of our assets and ultimately affect our earnings. At December 31, 2023 and 2022, we had accumulated other comprehensive losses of $7.7 million and $9.2 million, respectively. Our accumulated other comprehensive loss at the end of these periods was primarily related to unrealized losses on investment securities in 2022 and the restructuring of our investment securities portfolio, as further described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Comparison of Financial Condition at December 31, 2023 and December 31, 2022—2022 Securities Portfolio Restructuring Transaction.”

We monitor interest rate risk through the use of simulation models, including estimates of the amounts by which the fair value of our assets and liabilities (our economic value of equity or “EVE”) and our net interest income would change in the event of a range of assumed changes in market interest rates. With regard to EVE, as of December 31, 2023, we would have experienced a 33.13% decrease in EVE in the event of an instantaneous parallel 200 basis point increase in market interest rates and a 27.04% increase in EVE in the event of an instantaneous 200 basis point decrease in market interest rates. With regard to net interest income, at December 31, 2023, we would have experienced a 0.62% increase in net interest income in the event of an instantaneous parallel 200 basis point increase in market interest rates and a 3.63% increase in net interest income in the event of an instantaneous parallel 200 basis point decrease in market interest rates. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

Inflationary pressures and rising prices may affect our results of operations and financial condition.

Inflation rose sharply at the end of 2021 and remained at an elevated level throughout 2022 and 2023. Small to medium-sized businesses may be impacted more during periods of high inflation as they are not able to leverage economies of scale to mitigate cost pressures compared to larger businesses. Consequently, the ability of our business customers to repay their loans may deteriorate, and in some cases this deterioration may occur quickly, which would adversely impact our results of operations and financial condition. While the direct impact of recent inflationary pressures to our operations has been limited, secondary effects of the recent inflationary pressures, including the actions of the Board of Governors of the Federal Reserve System to curb inflation through the increase of its federal funds target rate range have materially affected our business, as further described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Comparison of Financial Condition at December 31, 2023 and December 31, 2022—2022 Securities Portfolio Restructuring Transaction.” Furthermore, a prolonged period of inflation could cause wages and other costs to the Company to increase, which could adversely affect our results of operations and financial condition.

Risks Related to Our Business Strategy and Operational Matters

The Bank has entered into a confidential memorandum of understanding (the “MOU”) with the Department and the FDIC. Pursuant to the MOU, we have agreed to certain restrictions on our operations and certain requirements, and the failure to implement the corrective measures identified in the MOU or comply with its terms could result in additional regulatory or enforcement actions by the FDIC and/or the Department. Restrictions on our operations and expenses associated with the MOU may also have adverse effects on our operations and financial condition.

In July 2023, the Bank entered into a confidential MOU with the FDIC and the Department, the Bank’s primary banking regulators. While the contents of the MOU are confidential under Department and FDIC regulations, certain provisions, with the authorization of the Department and the FDIC, are summarized below.

Pursuant to the MOU, the Bank has agreed to address certain practices and conditions identified during regulatory examinations, including, among other things, the level and management of its capital, earnings and liquidity as well as its investment and information technology management. The Bank has also agreed to enhancements to board oversight, asset/liability management, and risk management. Under the MOU, the Bank has agreed to certain provisions, including:

•	Develop and adhere to a comprehensive strategic plan.

•	Improve the Bank’s funds management practices, formulate and adopt a plan for improving the Bank’s liquidity position.

•	Develop a plan to reduce and better manage its interest rate risk exposure.

•	Increase the Bank’s Tier 1 capital and total risk-based capital ratios to levels above those required by federal regulatory capital regulations and maintain a net worth ratio (as defined under Wisconsin law) of at least 6%.

•	While the MOU is in effect, the Bank will not declare or pay any dividends without prior written consent of the FDIC and the Department.

•	Improve oversight of the Bank’s information technology audit program and implement a vendor management program.

The Bank has developed and adopted strategic, capital and profit plans in accordance with the MOU and will operate within the parameters of such plans. Any material deviations from such plans will require prior regulatory approval. As of December 31, 2023, the Bank had Tier 1 capital equal to 6.34% of total average assets, total risk-based capital equal to 11.89% of risk-weighted assets and a net worth ratio (as defined under Wisconsin law) of 4.50%. Failure to address the corrective measures identified in the MOU could result in enforcement actions by the FDIC or the Department. The Bank has expended significant resources in connection with the MOU, and our continued efforts to comply with the MOU may restrict our operations or result in the continued expenditure of significant resources, which could have adverse effects on our operations and financial condition. For additional information regarding the MOU, see “Regulation and Supervision—Informal Agreements with Regulators.”

As a Wisconsin-chartered savings bank, we are subject to a 6% net worth ratio requirement. If our net worth ratio continues to be less than 6%, we may be subject to restrictions on our operations imposed by the Department.

As a Wisconsin-chartered savings bank, we must maintain a net worth ratio of 6% (with “net worth ratio” defined under Wisconsin law as the Bank’s liabilities subtracted from its assets, plus unallocated general loan loss reserves, all divided by the Bank’s total assets). At December 31, 2023 we had a net worth ratio of 4.50%. If our net worth ratio continues to be less than 6%, the Department may direct us to adhere to a specific written plan established by the Department to correct the deficiency, as well as a number of other restrictions on our operations, including a prohibition on the payment of dividends. Our pro forma regulatory capital ratios, including the net worth ratio, after giving effect to the sale of shares of common stock in the offering, are set forth under “Historical and Pro Forma Regulatory Capital Compliance.”

We have experienced net losses in recent periods, and we may not return to sustained profitability in the future.

Our results of operations for fiscal years 2022 and 2023 were materially adversely impacted by a historic spike in general interest rates. As a result, our loan volume declined dramatically while our cost of funds increased more rapidly than the yield on our earning assets. In addition, the market value of our available-for-sale securities declined significantly. In order to reduce our vulnerability to changes in interest rates and strengthen our balance sheet, during fiscal 2022, we sold a significant amount of our available-for-sale securities resulting in a $5.1 million pretax loss upon the sale of those securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Comparison of Financial Condition at December 31, 2023 and December 31, 2022—2022 Securities Portfolio Restructuring Transaction.” Our results of operations will continue to be negatively impacted until we are able to increase our interest income and noninterest income relative to our expenses. To improve our results of operations we have focused on controlling our expenses and have adopted a plan to enhance our results of operations, particularly through increasing our originations of one- to four-family loans, including, in particular, loans held-for-sale, which drive mortgage banking income. Although the capital raised in the conversion will support this effort, the conversion will also have an adverse impact on our operating results due to additional expenses to be incurred in connection with and as a result of the conversion. These additional expenses include costs related to becoming a public company, increased non-cash compensation expenses associated with our ESOP and the possible implementation of a stock-based benefit plan after the completion of the conversion. See “—Our stock-based benefit plan will increase our expenses and reduce our income;” and “Management—Benefits to be Considered Following Completion of the Conversion.”

We may be unsuccessful, however, in executing on our business plan and may not be able to return to profitability in the timeframe we expect, or at all. A number of factors may inhibit us from executing on our business plan or impair our ability to achieve profitability as expected, or at all, including adverse economic conditions, regulatory risks, the level of competition from other financial institutions, adverse changes in the interest rate environment and the securities markets and other risks and uncertainties outlined in this “Risk Factors” section. Continued net losses after the completion of our mutual-to-stock conversion could adversely affect our capital levels and would be expected to negatively impact our stock price.

The Company may not be able to realize the value of its deferred tax assets.

Due to losses in prior years, at December 31, 2023 the Bank had a net deferred tax asset of $4.9 million, including a net operating loss carry-forward of $1.9 million. In order to realize the benefit of these tax losses, credits, and deductions, the Company must generate substantial taxable income in future periods. Deferred tax assets are calculated using a federal corporate tax rate of 21% and a state corporate tax rate of 7.9%. Changes in tax laws and rates may affect deferred tax assets in the future. If higher federal corporate tax rates are enacted, net deferred tax assets would be increased commensurate with the rate increase. Wisconsin state net operating loss carryforwards begin to expire in 2042. Additionally, should the Company need to raise additional capital by issuing new common shares or securities convertible into common shares, then depending on the number of common share equivalents issued, it could trigger a “change in control,” as defined by Section 382 of the Internal Revenue Code. Such an event could negatively impact or limit the ability to utilize net operating loss carry-forwards, credit loss carry-forwards, and other net deferred tax assets, and result in an impairment of these deferred tax assets for financial reporting purposes.

We face significant operational risks because of our reliance on technology. Our information technology systems may be subject to failure, interruption or security breaches.

Information technology systems are critical to our business. Our business requires us to collect, process, transmit and store significant amounts of confidential information regarding our customers, employees, business, operations, plans and business strategies. We use various technology systems to manage our customer relationships, general ledger, securities investments, deposits, and loans. Our computer systems, data management and internal processes, as well as those of third parties, are integral to our performance. Our operational risks include the risk of malfeasance by employees or persons outside the Bank, errors relating to transaction processing and technology, systems failures or interruptions, breaches of our internal control systems and compliance requirements, and business continuation and disaster recovery. There have been increasing efforts by third parties to breach data security at financial institutions. Such attacks include computer viruses, malicious or destructive code, phishing attacks, denial of service or information or other security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of confidential, proprietary, personal and other information, damages to systems, or other material disruptions to network access or business operations. Although we take protective measures and believe that we have not experienced any of the data breaches described above, the security of our computer systems, software, and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses, or other malicious code or cyber-attacks that could have an impact on information security. Because the techniques used to cause security breaches change frequently, we may be unable to proactively address these techniques or to implement adequate preventative measures.

If there is a breakdown in our internal control systems, improper operation of systems or improper employee actions, or a breach of our security systems, including if confidential, personal or proprietary information were to be mishandled, misused or lost, we could suffer financial loss, loss of customers and damage to our reputation, and face regulatory action or civil litigation. Any of these events could have a material adverse effect on our financial condition and results of operations. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits.

We outsource critical operations to third-party service providers.

We outsource a majority of our data processing requirements to third-party providers. Accordingly, our operations are exposed to the risk that these vendors will not perform in accordance with our contractual agreements with them, or we also could be adversely affected if such an agreement is not renewed by the third-party vendor or is renewed on terms less favorable to us. If our third-party providers encounter difficulties, or if we have difficulty communicating with those service providers, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected, which could have a material adverse effect on our financial condition and results of operations. Threats to information security also exist in the processing of customer information through various other vendors and their personnel, and our third-party service providers may be vulnerable to unauthorized access, computer viruses, phishing schemes and other security breaches. We may have to expend additional resources to protect against the threat of such security breaches and computer viruses, or to alleviate problems caused by such security breaches or viruses. To the extent that the activities of our third-party service providers or the activities of our customers involve the storage and transmission of confidential information, security breaches and viruses could expose us to claims, regulatory scrutiny, litigation costs and other possible liabilities. To our knowledge, the services and programs provided to us by third parties have not experienced any material security breaches. However, the existence of cyber-attacks or security breaches at third parties with access to our data, such as vendors, may not be disclosed to us in a timely manner.

While our Board of Directors takes an active role in cybersecurity risk tolerance, we rely to a large degree on management and outside consultants in overseeing cybersecurity risk management.

Our Board of Directors takes an active role in our cybersecurity risk tolerance and all members receive cybersecurity training annually. The Board reviews the annual risk assessments and approves information technology policies, which include cybersecurity. Furthermore, our Audit Committee is responsible for reviewing all audit findings related to information technology general controls, internal and external vulnerability, and penetration testing. We also engage outside consultants to support our cybersecurity efforts. However, our directors do not have significant experience in cybersecurity risk management outside of the Bank and therefore, the Board’s ability to fulfill its oversight function remains dependent on the input it receives from management and outside consultants.

Our business may be adversely affected by an increasing prevalence of fraud and other financial crimes.

Our loans to businesses and individuals and our deposit relationships and related transactions are subject to exposure to the risk of loss due to fraud and other financial crimes. Nationally, reported incidents of fraud and other financial crimes have increased. To our knowledge, we have not experienced material losses due to apparent fraud or other financial crimes.  While we have policies and procedures designed to prevent such losses, losses may still occur.

We depend on our management team to implement our business strategy and execute successful operations and we could be harmed by the loss of their services.

We depend on the services of the members of our senior management team who direct our strategy and operations. Our executive officers and lending personnel possess substantial expertise, extensive knowledge of our markets, and key business relationships. Our loss of these persons, or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete in our markets. See “Management.”

We are a community bank and our ability to maintain our reputation is critical to the success of our business. The failure to do so may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. A key factor in implementing our business strategy is our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market areas and contiguous areas. Threats to our reputation can come from many sources, including adverse sentiment about financial institutions generally, unethical practices, employee misconduct, failure to deliver minimum standards of service or quality, compliance deficiencies, cybersecurity incidents and questionable or fraudulent activities of our customers. Negative publicity regarding our business, employees, or customers, with or without merit, may result in the loss of customers and employees, costly litigation and increased governmental regulation, all of which could adversely affect our business and operating results.

Risks Related to Our Funding

If we are unable to maintain our balance of deposits, we may have to rely more heavily on wholesale funding strategies for funding and liquidity needs, which could have an adverse effect on our net interest margin and profitability.

We must maintain sufficient funds to respond to the needs of depositors and borrowers. Deposits have traditionally been the primary source of funds to support our lending and investment activities. We also receive funds from loan repayments, investment securities maturities and income on other interest-earning assets. While we are emphasizing the generation of transaction accounts, we cannot guarantee if and when this will occur. Further, the considerable competition for deposits in our market areas also has made, and may continue to make, it difficult for us to obtain sufficient amounts of reasonably priced deposits to fund our operations. Moreover, deposit balances can decrease if customers perceive alternative investments as providing a better risk/return tradeoff. If we are not able to maintain lower-cost deposits at a level necessary to fund our loan originations or deposit outflows, we may be forced seek other sources of funds, including certificates of deposit, FHLB advances, brokered deposits and lines of credit to meet the borrowing and deposit withdrawal requirements of our customers, which may be more expensive and have an adverse effect on our net interest margin and profitability. In this regard, total deposits decreased $18.7 million, or 7.5%, to $230.5 million at December 31, 2023 from $249.2 million at December 31, 2022. The decrease in deposits has led the Bank to increase FHLB advances in recent periods to fund loan growth and to maintain on-balance sheet liquidity. This has resulted in an increase from $9.1 million in FHLB advances at December 31, 2022 to $19.0 million at December 31, 2023 and a corresponding increase in borrowing expense to $737,000 for the year ended December 31, 2023 as compared to $212,000 for the year ended December 31, 2022.

Recently we have relied on certificates of deposit, which has significantly increased our cost of funds and could continue to do so in the future.

At December 31, 2023, certificates of deposit comprised 45.3% of our total deposits. Our reliance on certificates of deposit to help fund our operations has resulted in a higher cost of funds than would otherwise be the case if we had a higher percentage of demand deposits, savings deposits and money market accounts. In addition, if our certificates of deposit do not remain with us, we may be required to access other sources of funds, including loan sales, other types of deposits, advances from the FHLB and other borrowings. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on our certificates of deposits.

Our funding sources may prove insufficient to replace deposits at maturity and support our future operations.

We must maintain sufficient funds to respond to the needs of depositors and borrowers. As a part of our liquidity management, we use a number of funding sources in addition to core deposits and repayments and maturities of loans and investments. Adverse operating results or changes in industry conditions could lead to difficulty or an inability to access these additional funding sources. Our financial flexibility may be constrained if we are unable to maintain our access to funding or if adequate financing or other sources of funds are not available. If we are required to rely more heavily on more expensive funding sources, our revenues may not increase proportionately to cover our costs. In this case, our operating margins and profitability would be adversely affected.

Risks Related to Laws and Regulations

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.

The Bank is subject to extensive regulation, supervision and examination by the Department and the FDIC. The Company will be subject to extensive regulation, supervision and examination by the Federal Reserve Board. Such regulation and supervision govern the activities in which an institution and its holding company may engage and are intended primarily for the protection of the federal deposit insurance fund and the depositors of the Bank, rather than for our stockholders. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets, and determination of the adequacy of the level of our allowance for credit losses. These regulations, along with existing tax, accounting, securities, insurance and monetary laws, rules, standards, policies, and interpretations, control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations. Further, changes in accounting standards can be both difficult to predict and involve judgment and discretion in their interpretation by us and our independent registered public accounting firm. These changes could materially impact, potentially even retroactively, how we report our financial condition and results of operations.

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are suspected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on pursuing acquisitions or establishing new branches. The policies and procedures we have adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations. Furthermore, these rules and regulations continue to evolve and expand. We have not been subject to fines or other penalties or suffered business or reputational harm as a result of money laundering or terrorist activities in the past.

Monetary policies and regulations of the Federal Reserve Board could adversely affect our business, financial condition and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve Board. An important function of the Federal Reserve Board is to regulate money supply and credit conditions. Among the instruments used by the Federal Reserve Board to implement these objectives are open market purchases and sales of U.S. government securities, adjustments of the discount rate and changes in banks’ reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

The monetary policies and regulations of the Federal Reserve Board have had a significant effect on the operating results of financial institutions in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations cannot be predicted.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

The Company qualifies as an “emerging growth company” under the JOBS Act. For as long as we continue to be an emerging growth company, we plan to take advantage of exemptions from various reporting requirements applicable to public companies that are not to emerging growth companies, including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation. As an emerging growth company, the Company also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors audit our internal control over financial reporting. In addition, as an emerging growth company, we have elected to take advantage of the extended transition periods for adopting new or revised financial accounting standards until the date they are required to be adopted by private companies (however, if any new or revised financial accounting standards would not apply to private companies, we would not be able to delay their adoption). Accordingly, our financial statements may not be comparable to those of public companies that adopt new or revised financial accounting standards as of an earlier date. Investors may find our common stock less attractive since we have chosen to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

Risks Related to Competitive Matters

Strong competition within our market areas may limit our profitability.

Competition in the banking and financial services industry is intense. We compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms and unregulated or less regulated non-banking entities. Many of these competitors are substantially larger than us and have substantially greater resources and higher lending limits than we have and offer certain services that we do not or cannot provide. In addition, some of our competitors offer loans with lower interest rates and/or more attractive terms than loans we offer. Competition also makes it increasingly difficult and costly to attract and retain qualified employees. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability will depend upon our continued ability to successfully compete for business and qualified employees in our market areas. The greater resources and deposit and loan products offered by some of our competitors may limit our ability to increase our interest-earning assets. See “Business of East Wisconsin Savings Bank — Competition.”

Our size makes it more difficult for us to compete.

Our asset size makes it more difficult to compete with other financial institutions that are larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. Because our principal source of income is the net interest income we earn on our loans and investments after deducting interest paid on deposits and other sources of funds, our ability to generate the revenues needed to cover our expenses and finance such investments is limited by the size of our loan and investment portfolios. Accordingly, we are not always able to offer new products and services as quickly as our competitors. Our lower earnings may also make it more difficult to offer competitive salaries and benefits. In addition, our smaller customer base may make it difficult to generate meaningful noninterest income from such activities as securities and insurance brokerage. Finally, as a smaller institution, we are disproportionately affected by the continually increasing costs of compliance with new banking and other regulations.

Risks Related to Accounting Matters

Changes in management’s estimates and assumptions may have a material impact on our consolidated financial statements and our financial condition or operating results.

In preparing this prospectus, as well as periodic reports we will be required to file under the Exchange Act, upon the completion of the conversion and stock offering, including the Company’s consolidated financial statements, our management is and will be required under applicable rules and regulations to make estimates and assumptions as of a specified date. These estimates and assumptions are based on management’s best estimates and experience as of that date and are subject to substantial risk and uncertainty. Materially different results may occur as circumstances change and additional information becomes known. Areas requiring significant estimates and assumptions by management include our evaluation of the adequacy of our allowance for credit losses, the utilization of deferred tax assets, determinations with respect to amounts owed for income taxes and the fair value of debt securities.

Changes in accounting standards could affect reported earnings.

The bodies responsible for establishing accounting standards, including the Financial Accounting Standards Board, the Securities and Exchange Commission and other regulatory bodies, periodically change the financial accounting and reporting guidance that governs the preparation of our financial statements. These changes can be hard to predict and can materially impact how we record and report our consolidated financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively.

Other Risks Related to Our Business

Our future net income will be dependent in part on secondary market revenues, which are highly dependent on macroeconomic factors and United States real estate market, mortgage market and financial market conditions.

The success of our business strategies and our results of operations are materially affected by current or future conditions in the real estate market, mortgage markets, financial markets and the economy generally. Factors such as changes in policies employed by government sponsored entities, including the FHLB, related to the purchase of mortgage loans, the costs and impact of inflation, deflation, unemployment, personal and business income taxes, healthcare, energy costs, domestic political issues, government shutdowns, and climate change, and the availability and cost of credit may contribute to increased volatility and unclear expectations for the economy in general and the real estate, mortgage market and financial markets in particular going forward. Volatility in the real estate market, mortgage market and financial markets or deterioration in these markets also could reduce our loan production volume or adversely affect our ability to sell mortgage loans that we originate, either at a profit or at all. Any of the foregoing could materially and adversely affect our business, financial condition, liquidity and results of operations.

Legal and regulatory proceedings could adversely affect us.

We have been and may in the future become involved in legal and regulatory proceedings. We consider most of the proceedings to be in the normal course of our business or typical for the industry; however, it is inherently difficult to assess the outcome of these matters, and we may not prevail in any proceedings or litigation. There could be substantial costs and management diversion in such litigation and proceedings, and any adverse determination could have a materially adverse effect on our business, reputation, or our financial condition and results of our operations. We are not currently involved in any litigation or administrative proceedings anticipated to have a material adverse effect.

Risks Related to the Stock Offering

The future price of our shares of common stock may be less than the $10.00 purchase price per share in the stock offering.

If you purchase shares of common stock in the stock offering, you may not be able to sell them later at or above the $10.00 purchase price. In some cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the stock offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, changes in federal tax laws, new regulations, investor perceptions of the Company and the outlook for the financial services industry in general. Price fluctuations in our common stock may be unrelated to our operating performance.

There will be a limited trading market in our common stock, which would hinder your ability to sell our common stock and may lower the market price of the stock.

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be quoted on the OTCQB Market operated by the OTC Markets Group upon conclusion of the stock offering, subject to completion of the stock offering. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue. If you purchase shares of common stock, you may not be able to sell them at or above $10.00 per share. Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

A significant percentage of our common stock will be held by our directors and executive officers and benefit plans.

We expect that our directors and executive officers, together with their associates, will subscribe for 117,500 shares in the stock offering. In addition, we intend to establish an ESOP that will purchase an amount of shares equal to 7.0% of the total number of shares sold in the stock offering. As a result, upon consummation of the conversion and stock offering, an aggregate up to 169,562 shares, or 22.8%, and 198,503 shares, or 17.2%, of our outstanding common stock would be held by our directors and executive officers and their associates and by our ESOP at the minimum and adjusted maximum of the offering range, respectively. Further, additional shares would be held by management following the implementation of an equity incentive plan, which we intend to implement no earlier than six months following the completion of the conversion and stock offering following the receipt of stockholder approval.

Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.

We intend to contribute between $5.1 million and $7.6 million of the net proceeds of the stock offering at the minimum and the maximum of the offering range (or $9.0 million at the adjusted maximum of the offering range) to the Bank. We expect to use a portion of the net proceeds we retain to fund a loan to our ESOP to purchase shares of common stock in the stock offering. We may use the remaining net proceeds to invest in short-term investments and for general corporate purposes. The Bank may use the net proceeds it receives to fund new loans or for other general corporate purposes. However, except for funding the loan to the ESOP, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have broad discretion in determining the amount of the net proceeds we apply to different uses and when we apply or reinvest such proceeds. We have not established a timetable for investing the net proceeds, and we cannot predict how long we will require to invest the net proceeds. Our failure to reinvest these funds effectively could adversely affect our results of operations and may adversely affect the value of our common stock.

The cost of additional finance and accounting systems, procedures, compliance and controls in order to satisfy our new public company reporting requirements will increase our expenses.

As a result of the completion of the conversion and stock offering, we will become a public reporting company. We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a stand-alone public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. The Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the Securities and Exchange Commission. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price. In addition, we may need to hire additional compliance, accounting, and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired. These obligations will increase our operating expenses and could divert our management’s attention from our operations.

Our stock-based benefit plan will increase our expenses and reduce our income.

We intend to adopt a new stock-based benefit plan after the conversion, subject to stockholder approval, which will increase our annual compensation and benefit expenses related to the stock options and stock awards granted to participants under the new stock-based benefit plan. The actual amount of the new stock-related compensation and benefit expenses will depend on the number of options and stock awards granted under the plan, the fair market value of our stock or options on the date of grant, the vesting period, and other factors which we cannot predict at this time. If we adopt a stock-based benefit plan within 12 months following the conversion, the shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under such plan would be limited to 3% and 10%, respectively, of the total number of shares of our common stock sold in the stock offering. If we adopt a stock-based benefit plan more than 12 months after the completion of the conversion, we may adopt plans that allow for greater amounts of awards and options and, therefore, we could award restricted shares of common stock or grant options in excess of these amounts, which would further increase costs.

In addition, we will recognize expense for our ESOP when shares are committed to be released to participants’ accounts, and we will recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients. The expense in the first year following the conversion and stock offering for our ESOP and for our new stock-based benefit plan, assuming both of such plans had been implemented at the beginning of the year, is estimated to be approximately $178,000 at the adjusted maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of our proposed stock-based plans, see “Management—Benefits to be Considered Following Completion of the Conversion and Stock Offering.”

The implementation of a stock-based benefit plan may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.

We intend to adopt a new stock-based benefit plan following the stock offering. The plan may be funded either through open market purchases of our common stock or from the issuance of authorized but unissued shares of common stock. Our ability to repurchase shares of our common stock to fund the plan will be subject to many factors, including applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of our stock, our capital levels, alternative uses for our capital and our financial performance. While our intention is to fund the new stock-based benefit plan through open market purchases, stockholders would experience a 9.1% dilution in ownership interest if newly issued shares of our common stock are used to fund stock options in an amount equal to 10% of the total number of shares sold in the stock offering, and all such stock options are exercised, and a 2.9% dilution in ownership interest if newly issued shares of our common stock are used to fund shares of restricted common stock in an amount equal to 3% of the total number of shares sold in the stock offering. Such dilution would also reduce earnings per share. If we adopt the plan more than 12 months following the conversion, the new stock-based benefit plan would not be subject to these size limitations and stockholders could experience even greater dilution.

Although the implementation of a new stock-based benefit plan would be subject to stockholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

We have not determined when we will adopt a new stock-based benefit plan. A stock-based benefit plan adopted more than 12 months following the completion of the conversion may exceed regulatory restrictions on the size of stock-based benefit plans adopted within 12 months, which would further increase our costs.

If we adopt a stock-based benefit plan more than 12 months following the completion of the conversion, then grants of shares of common stock or stock options under our proposed stock-based benefit plans may exceed 3% and 10%, respectively, of the total number of shares of common stock sold in the stock offering. A stock-based benefit plan that provides for awards in excess of these amounts would increase our costs beyond the amounts estimated in “—Our stock-based benefit plan will increase our expenses and reduce our income.” A stock-based benefit plan that provides for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “—The implementation of a stock-based benefit plan may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.” Although the implementation of stock-based benefit plans would be subject to stockholder approval, the timing of the implementation of such plans will be at the discretion of our board of directors.

Our stock value may be negatively affected by applicable regulations that restrict stock repurchases.

Applicable regulations generally restrict us from repurchasing our shares of common stock during the first year following the completion of the conversion and stock offering. Stock repurchases are a capital management tool that can enhance the value of a company’s stock, and our inability to repurchase our shares of common stock during the first year following the stock offering may negatively affect our stock price.

Various factors may make takeover attempts more difficult to achieve.

Certain provisions of our articles of incorporation and bylaws coupled with federal banking laws and regulatory approval requirements could make it more difficult for a third party to acquire control of the Company without our board of directors’ approval. Under regulations applicable to the conversion, for a period of three years following completion of the conversion, no person may offer to acquire or acquire beneficial ownership of more than 10% of our common stock without prior approval of the Federal Reserve Board. Under federal law, subject to certain exemptions, a person, entity or group must notify the Federal Reserve Board and receive the Federal Reserve Board’s non-objection before acquiring control of a bank holding company. There also are provisions in our articles of incorporation and bylaws that we may use to delay or block a takeover attempt, including a provision that prohibits any person from voting more than 10% of our outstanding shares of common stock. Furthermore, shares of restricted stock and stock options that we may grant to employees and directors, stock ownership by our management and directors, stock held by the ESOP and other factors may make it more difficult for companies or persons to acquire control of the Company without the consent of our board of directors, and may increase the cost of an acquisition. Taken as a whole, these statutory or regulatory provisions and provisions in our articles of incorporation and bylaws could result in our being less attractive to a potential acquirer and therefore could adversely affect the market price of our common stock. For additional information, see “Management—Benefits to be Considered Following Completion of the Conversion and Stock Offering.”

Our articles of incorporation provide that, subject to limited exceptions, state and federal courts in the State of Maryland are the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, and other employees.

The articles of incorporation of the Company provide that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine will be conducted in a state or federal court located within the State of Maryland, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This exclusive forum provision does not apply to claims arising under the federal securities laws. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum it finds favorable for disputes with the Company and its directors, officers, and other employees or may cause a stockholder to incur additional expense by having to bring a claim in a judicial forum that is distant from where the stockholder resides, or both. In addition, if a court were to find this exclusive forum provision to be inapplicable or unenforceable in a particular action, we may incur additional costs associated with resolving the action in another jurisdiction, which could have a material adverse effect on our financial condition and results of operations.

You may not revoke your decision to purchase the Company common stock in the subscription offering or in any community offering after you send us your order.

Funds submitted or automatic withdrawals authorized in connection with the purchase of shares of common stock in the subscription offering and in any community offering will be held by us until the completion or termination of the conversion and stock offering, including any extension of the expiration date and consummation of a syndicated community offering. Because completion of the conversion and stock offering will be subject to regulatory approvals and an update of the independent appraisal, among other factors, there may be one or more delays in completing the conversion and stock offering. Orders submitted in the subscription offering and in any community offering are irrevocable, and purchasers will have no access to their funds unless the stock offering is terminated, or extended beyond [extension date], or the number of shares to be sold in the stock offering is increased to more than 1,157,188 shares or decreased to fewer than 743,750 shares.

The distribution of subscription rights could have adverse income tax consequences.

If the subscription rights granted in connection with the stock offering are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. We have received an opinion of counsel that it is more likely than not that such rights have no value; however, such opinion is not binding on the Internal Revenue Service.

SELECTED FINANCIAL AND OTHER DATA

The following tables set forth selected consolidated historical financial and other data of the MHC for the years and at the dates indicated. This information is derived in part from, and should be read together with, the audited consolidated financial statements and notes thereto of the MHC beginning at page F-1 of this prospectus. The following information is only a summary, and should be read in conjunction with our consolidated financial statements and notes beginning on page F-1 of this prospectus.

	At December 31,
	2023	2022

	(In thousands)
Selected Financial Condition Data:
Total assets	$262,567	$271,191
Cash and due from banks and time deposits with other financial institutions	6,106	7,839
Securities available-for-sale	23,948	33,881
Securities held-to-maturity	40,051	38,727
Loans, net of allowance for credit losses	174,315	172,424
Total deposits	230,468	249,208
Borrowed funds	19,030	9,100
Total equity	11,537	10,919

	For the Years Ended December 31,
	2023	2022

	(In thousands)
Selected Operating Data:
Interest income	$8,932	$7,985
Interest expense	4,350	1,834
Net interest income	4,582	6,151
Provision for credit losses	145	—
Net interest income after provision for credit losses	4,437	6,151
Noninterest income	1,449	877
Noninterest expense	7,219	7,657
Net loss on sale of available-for-sale securities	—	5,103
Loss before income tax benefit	(1,333)	(5,732)
Income tax benefit	(398)	(1,567)
Net loss	$(935)	$(4,164)

	At or For the Year Ended December 31,
	2023	2022
Performance Ratios:
Return on average assets (1)	(0.34)%	(1.40)%
Return on average equity (2)	(9.18)%	(27.85)%
Interest rate spread (3)	1.79%	2.23%
Net interest margin (4)	1.72%	2.17%
Noninterest expense to average assets	2.71%	2.66%
Efficiency ratio (5)	118.66%	110.58%
Average interest-earning assets to average interest-bearing liabilities	101.67%	106.20%

Capital Ratios (of the Bank):
Total capital to risk-weighted assets	11.89%	12.58%
Tier 1 capital to risk-weighted assets	11.17%	11.97%
Common equity Tier 1 capital to risk-weighted assets	11.17%	11.97%
Tier 1 capital to average assets	6.34%	6.59%
Average equity to average assets	3.39%	3.02%
Net worth ratio (6)	4.50%	4.36%

Asset Quality Ratios:
Allowance for credit losses to total loans	0.60%	0.52%
Allowance for credit losses to non-performing loans	5,872.22%	2,456.76%
Net (charge-offs) recoveries to average outstanding loans	—%	0.05%
Non-performing loans to total loans	0.01%	0.02%
Non-performing loans to total assets	0.01%	0.02%
Total non-performing assets to total assets	0.01%	0.02%

Other:
Number of offices	5	6
Number of full-time equivalent employees	46	50

(1)	Represents net income divided by average total assets.
(2)	Represents net income divided by average equity.
(3)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(4)	Represents net interest income divided by average interest-earning assets.
(5)	Represents noninterest expense divided by the sum of net interest and noninterest income.
(6)	Net worth ratio is defined under Wisconsin law as the ratio, expressed as a percentage, the numerator of which is the result of subtracting the Bank’s liabilities from its assets and adding to that number unallocated, general loan loss reserves, but not loss reserves for specific, identified losses, and the denominator of which is the Bank’s total assets.

RECENT DEVELOPMENTS

The following tables set forth selected consolidated financial and other data of the MHC at the dates and for the periods indicated. The financial information at March 31, 2024 and for the three months ended March 31, 2024 and 2023 is not audited but, in the opinion of management, includes all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the three months ended March 31, 2024 are not necessarily indicative of the results of operations that may be expected for the entire year ended December 31, 2024 or any other period. The financial information at December 31, 2023 is derived from, and should be read together with, the consolidated financial statements and related notes appearing elsewhere in this prospectus.

	At March 31, 2024	At December 31, 2023
	(In thousands)
Selected Financial Condition Data:
Total assets	$266,502	$262,567
Cash and due from banks and time deposits with other financial institutions	8,653	6,106
Securities available-for-sale	23,526	23,948
Securities held-to-maturity	40,357	40,051
Loans, net of allowance for credit losses	175,484	174,315
Total deposits	230,434	230,468
Borrowed funds	23,400	19,030
Total equity	11,227	11,537

	For the Three Months Ended March 31,
	2024	2023
	(In thousands)
Selected Operating Data:
Interest income	$2,302	$2,203
Interest expense	1,478	811
Net interest income	824	1,392
Provision for credit losses	-	-
Net interest income after provision for credit losses	824	1,392
Noninterest income	469	271
Noninterest expense	1,833	1,810
Loss before income tax benefit	(540)	(147)
Income tax benefit	(162)	(20)
Net loss	$(378)	$(127)

	At or For the Three Months Ended March 31,
	2024	2023
Performance Ratios(1):
Return on average assets(2)	(0.57)%	(0.18)%
Return on average equity(3)	(14.39)%	(4.63)%
Interest rate spread(4)	1.33%	2.04%
Net interest margin(5)	1.35%	2.12%
Non-interest expense to average assets	2.80%	2.64%
Efficiency ratio(6)	140.85%	108.39%
Average interest-earning assets to average interest-bearing liabilities	100.93%	101.76%

Capital Ratios (of the Bank):
Total capital to risk-weighted assets	11.36%	11.88%
Tier 1 capital to risk-weighted assets	10.67%	11.30%
Common equity tier 1 capital to risk-weighted assets	10.67%	11.30%
Tier 1 capital to average assets	6.17%	6.47%
Average equity to average assets	3.95%	3.76%
Net worth ratio(7)	4.32%	4.36%

Asset Quality Ratios:
Allowance for credit losses to total loans	0.59%	0.51%
Allowance for credit losses to non-performing loans	11.07%	14.68%
Net recoveries (charge-offs) to average outstanding loans	0.01%	—%
Non-performing loans to total loans	0.07%	0.03%
Non-performing loans to total assets	0.04%	0.02%
Total non-performing assets to total assets	0.04%	0.02%

Other:
Number of offices	5	6
Number of full-time equivalent employees	46	48

(1)	Performance ratios are annualized, where appropriate.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(5)	Represents net interest income divided by average interest-earning assets.
(6)	Represents noninterest expense divided by the sum of net interest income and noninterest income.
(7)	Net worth ratio is defined under Wisconsin law as the ratio, expressed as a percentage, the numerator of which is the result of subtracting the Bank’s liabilities from its assets and adding to that number unallocated, general loan loss reserves, but not loss reserves for specific, identified losses, and the denominator of which is the Bank’s total assets.

Comparison of Financial Condition at March 31, 2024 (unaudited) and December 31, 2023

Total Assets. Total assets increased $3.9 million, or 1.5%, to $266.5 million at March 31, 2024 from $262.6 million at December 31, 2023. The change was primarily the result of a $2.6 million increase in cash and due from banks and a $1.2 million increase in portfolio loans.

Cash and Due from Banks and Time Deposits with Other Financial Institutions. Cash and due from banks and time deposits with other financial institutions increased $2.6 million, or 41.7%, to $8.7 million at March 31, 2024 from $6.1 million at December 31, 2023. The change was primarily due to an increase in total borrowed funds March at 31, 2024.

Securities Available-for-Sale. Securities available-for-sale decreased $0.4 million, or 1.8%, to $23.5 million at March 31, 2024 from $23.9 million at December 31, 2023. The decrease was due to principal paydowns of $155,000 on mortgage-backed securities and a $250,000 decrease in the market value of the portfolio due to an increase in interest rates during the first quarter of 2024. The proceeds from principal paydowns are utilized to manage liquidity and support loan growth.

Securities Held-to-Maturity. Securities held-to-maturity increased $306,000, or 0.8%, to $40.4 million at March 31, 2024 from $40.0 million at December 31, 2023. The increase in securities held-to-maturity was due to the amortization of unrealized losses.

Loans, net. Loans, net increased $1.2 million, or 0.7%, to $175.5 million at March 31, 2024 from $174.3 million at December 31, 2023. Marine and recreational vehicles, construction, and home equity loans and lines of credit increased $768,000, $305,000 and $248,000, respectively, to $32.3 million, $4.3 million and $5.4 million at March 31, 2024 as a result of loan production exceeding payoffs and amortization. These increases were partially offset by decreases to other commercial real estate, one- to four-family, multifamily, commercial and other consumer loans of $47,000, $15,000, $19,000, $208,000 and $32,000, respectively, to $2.3 million, $122.6 million, $1.5 million, $4.2 million and $2.2 million at March 31, 2024.

Deposits. Total deposits remained relatively unchanged at $230.4 million at March 31, 2024 and $230.5 million at December 31, 2023. Non-interest bearing deposits decreased $1.4 million, or 14.1%, to $8.8 million at March 31, 2024 from $10.2 million at December 31, 2023. Total interest-bearing deposits other than time deposits decreased approximately $2.2 million, or 1.9%, to $113.5 million at March 31, 2024, from $115.7 million at December 31, 2023. Certificates of deposit balances increased $4.2 million, or 4.0%, to $108.8 million at March 31, 2024, from $104.5 million at December 31, 2023. The deposit mix changes are consistent with industry trends as consumers are transitioning to higher yielding term deposits in the current interest rate environment.

Borrowings. We had $23.4 million of borrowings at March 31, 2024 as compared to $19.0 million at December 31, 2023. We borrowed $17.0 million from the Federal Reserve under its Bank Term Funding Program in January 2024. These funds were utilized to pay down borrowings at the FHLB. Approximately $2.6 million of borrowed funds are held in due from banks accounts to build liquidity and fund loan growth.

Equity. Total equity decreased $310,000, or 2.7%, to $11.2 million at March 31, 2024 from $11.5 million at December 31, 2023, due to a decrease in retained earnings of $378,000 due to the net loss incurred for the three months ended March 31, 2024 partially offset by a decrease in accumulated other comprehensive loss of $67,000.

Comparison of Operating Results for the Three Months Ended March 31, 2024 and 2023

Net Income. We recorded a net loss of $378,000 for the three months ended March 31, 2024, compared to a net loss of $127,000 for the three months ended March 31, 2023, a change of $251,000 year-over-year. The increase in our net loss year-over-year resulted primarily from a $568,000 decline in net interest income due to increased funding costs and an increase of $23,000 in total noninterest expense, partially offset by an increase of $198,000 in noninterest income.

Interest Income. Interest income increased $99,000, or 4.5%, to $2.3 million for the three months ended March 31, 2024, from $2.2 million for the three months ended March 31, 2023, due to a $178,000 increase in interest and fees on loans. The increase in interest and fees on loans was primarily due to an increase of 38 basis points in the weighted average yield on the loan portfolio to 4.55% for the first quarter of 2024 from 4.17% for the same period in 2023. Interest income on securities and other investments declined $79,000 to $320,000 for the three months ended March 31, 2024 primarily due to a $7.2 million decline in average balance of available for sale investment securities year-over-year. The average balance decline was related to security maturities in the first quarter of 2024.

Interest Expense. Total interest expense increased $667,000, or 82.2%, to $1.5 million for the three months ended March 31, 2024, from $811,000 for the three months ended March 31, 2023. Interest expense on deposits increased $531,000, or 77.7%, to $1.2 million for the three months ended March 31, 2024 from $684,000 for the three months ended March 31, 2023, due primarily to an increase in the weighted average rate paid on certificates of deposit of 191 basis points to 4.19% for the three months ended March 31, 2024 from 2.28% for the three months ended March 31, 2023, combined with an increase in the average balance of such deposits of $7.5 million year-over-year and a $15.6 million decrease in the average balance of lower cost money market accounts year-over-year.

Interest expense on borrowed funds increased $136,000, or 107.1%, to $263,000 for the three months ended March 31, 2024, from $127,000 for the three months ended March 31, 2023. The rate paid on borrowed funds increased 167 basis points to 4.53% for the three months ended March 31, 2024, from 2.86% for the three months ended March 31, 2023 while the average balance of borrowed funds increased $5.3 million, or 29.6%, to $23.4 million for the three months ended March 31, 2024 from $18.0 million for the three months ended March 31, 2023. The increase in the average balance was generally related to the measured use of borrowings to offset deposit outflows and to support the increase in the loan portfolio.

Net Interest Income. Net interest income decreased $568,000, or 40.8%, to $824,000 for the three months ended March 31, 2024 from $1.4 million for the three months ended March 31, 2023, primarily due to a decrease in the interest rate spread to 1.33% for the three months ended March 31, 2024 from 2.29% for the three months ended March 31, 2023 and a decrease in the net interest margin to 1.35% for the three months ended March 31, 2024, from 2.20% for the three months ended March 31, 2023. The decreases in the interest rate spread and the net interest margin were primarily due to an increase in the rates paid on interest-bearing liabilities in conjunction with an increase in other borrowings, partially offset by a 30 basis point increase in the weighted average yield on our interest earning assets.

Provision for Credit Losses. Based on management’s analysis of the adequacy of allowance for credit losses, no provision was made to the allowance for credit losses (“ACL”) for the three months ended March 31, 2024, and 2023.

Noninterest Income. Noninterest income increased $198,000, or 73.0%, to $469,000 for the three months ended March 31, 2024 from $271,000 for the three months ended March 31, 2023. The increase resulted primarily from a $55,000 increase in mortgage banking revenue due to increased activity, an $86,000 gain on an interest rate swap entered into late in 2023, and an increase of $84,000 in other investment income. These increases were partially offset on a comparative basis as a $61,000 gain on other real estate owned was recognized in the three months ended March 31, 2023 while there was no such gain in the 2024 period.

Noninterest Expense. Noninterest expense increased $23,000, or 1.3%, to $1.8 million for the three months ended March 31, 2024. Data processing and information technology expense increased due to the implementation of additional network services and an increase in other noninterest expense was due in large part to additional accounting and audit-related services. Our other noninterest expense for the three months ended March 31, 2023 was impacted by a one-time expense that we incurred related to the proposed acquisition of another mutual institution that was later terminated. The increase in noninterest expense when comparing the two periods was partially offset by a decrease in salary and related benefits and occupancy expenses for the first quarter of 2024, which resulted primarily from the closing of one of our branch offices in the third quarter of 2023 combined with additional operational efficiencies that we implemented in 2023.

Income Tax Expense. Our benefit for income taxes increased $142,000 to a benefit of $162,000 for the three months ended March 31, 2024, from a benefit of $20,000 for the three months ended March 31, 2023 due to the larger loss before taxes experienced in 2024.

Average Balances and Yields. The following table sets forth average balance sheets, average yields and costs, and certain other information at the dates and for the periods indicated. No tax-equivalent yield adjustments have been made, as the effects would be immaterial. Average yields include the effect of net deferred fee income, discounts and premiums that are amortized or accreted to interest income or interest expense. Average balances are calculated using daily average balances. Non-accrual loans are included in the computation of average balances only. Average loan balances exclude any loans held for sale.

	For the Three Months Ended 31,
	2024			2023
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans (1)	$175,147	$1,982	4.55%	$175,372	$1,804	4.17%
Securities available for sale	23,755	140	2.37%	30,992	237	3.10%
Securities held to maturity	40,156	137	1.37%	40,479	137	1.37%
Cash, cash equivalents and other interest-earning assets	6,171	43	2.80%	9,584	25	1.06%
Total interest-earning assets	$245,229	$2,302	3.78%	$256,427	$2,203	3.48%
Noninterest-earning assets	$17,909			$17,614
Total assets	$263,138			$274,041

Interest-bearing liabilities:
Interest-bearing demand deposits	$33,629	$8	0.10%	$36,114	$6	0.07%
Savings deposits	28,568	4	0.06%	32,372	5	0.06%
Money market	50,183	87	0.70%	65,761	113	0.70%
Certificates of deposit	107,243	1,116	4.19%	99,723	560	2.28%
Total interest-bearing deposits	$219,623	$1,215	2.23%	$233,970	$684	1.19%
Borrowed funds	23,353	263	4.53%	18,015	127	2.86%
Total interest-bearing	$242,976	$1,478	2.45%	$251,985	$811	1.20%
liabilities
Noninterest-bearing demand deposits	7,917			10,321
Other noninterest-bearing liabilities	1,875			1,449
Total liabilities	252,768			263,755
Total equity	10,370			10,286
Total liabilities and equity	$263,138			$274,041
Net interest income		$824			$1,392
Net interest rate spread (2)			1.33%			2.29%
Net interest-earning assets (3)	$2,253			$4,442
Net interest margin (4)			1.35%			2.20%
Average interest-earning assets to interest-bearing liabilities	100.93%			101.76%

(1)	Net deferred fee income included in interest earned on loans totaled ($43,931) for the three months ended March 31, 2024 and ($71,184) for the three months ended March 31, 2023.
(2)	Net interest rate spread represents the difference between the weighted average earned yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “could,” “indicate,” “would,” “believe,” “contemplate,” “continue,” “intend,” “target” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan portfolio; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not undertake any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	our ability to manage our vulnerability to interest rates;

•	general economic conditions, either nationally or in our market areas, that are worse than expected including as a result of employment levels and labor shortages, and the effects of inflation, a potential recession or slowed economic growth caused by supply chain disruptions or otherwise;

•	inflation and changes in the interest rate environment that reduce our margins and yields, our mortgage banking revenues, the fair value of financial instruments, including our mortgage servicing rights asset, or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make;

•	changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses;

•	our ability to comply with the MOU;

•	changes in liquidity, including the size and composition of our deposit portfolio, including the percentage of uninsured deposits in the portfolio;

•	our ability to access cost-effective funding;

•	fluctuations in real estate values and residential real estate market conditions;

•	demand for loans and deposits in our market area;

•	our ability to execute on our business strategies, including increasing our loan originations;

•	competition among depository and other financial institutions;

•	adverse changes in the securities or secondary mortgage markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees, capital requirements and insurance premiums;

•	changes in the quality or composition of our loan or investment portfolios;

•	technological changes that may be more difficult or expensive than expected;

•	the inability of third-party providers to perform as expected;

•	a failure or breach of our operational or security systems or infrastructure, including cyberattacks;

•	our ability to manage market risk, credit risk and operational risk;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•	our ability to attract and retain key employees; and

•	changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 15.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between approximately $5.1 million and $7.6 million, or $9.9 million if the offering range is increased to the adjusted maximum. Please see “Pro Forma Data” for additional information.

We intend to distribute the net proceeds from the offering as follows:

	Based Upon the Sale at $10.00 Per Share of
	743,750 shares		875,000 shares		1,006,250 shares		1,157,188 shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds

	(Dollars in thousands)
Offering proceeds	$7,438		$8,750		$10,063		$11,572
Less offering expenses and fees	(1,690)		(1,690)		(1,690)		(1,690)
Net offering proceeds	$5,748	100.0%	$7,060	100.0%	$8,373	100.0%	$9,882	100.0%

Use of net proceeds:
To East Wisconsin Savings Bank	$5,127	89.2%	$6,347	89.9%	$7,569	90.4%	$8,972	90.8%
To fund loan to ESOP	521	9.1%	613	8.7%	704	8.4%	810	8.2%
Retained by EWSB Bancorp, Inc.	$100	1.7%	$100	1.4%	$100	1.2%	$100	1.0%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of the Bank’s deposits. The net proceeds may vary because the total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.

New EWSB Bancorp intends to fund a loan to the ESOP to purchase shares of common stock in the stock offering. New EWSB Bancorp may also use the proceeds it retains from the offering:

•	to invest in investment securities consistent with our investment policy; and

•	for other general corporate purposes.

With the exception of the funding of the loan to the ESOP, New EWSB Bancorp has not quantified its plans for use of the offering proceeds for each of the foregoing purposes.

The Bank expects to use the net proceeds it receives from the offering:

•	increase its capital position; and

•	to support increased lending.

The Bank has not quantified its plans for use of the offering proceeds for any of the foregoing purposes. Initially, we intend to invest a substantial portion of the net proceeds in shorter term liquidity prior to deploying the proceeds into new investments and loans. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of opportunities to expand our operations through establishing or acquiring new branches, our ability to receive regulatory approval for any such expansion activities, and overall market conditions.

OUR POLICY REGARDING DIVIDENDS

We do not currently intend to pay cash dividends to our stockholders, and no assurances can be given that any such dividends will be paid in the future. The payment and amount of any dividend payments will be subject to statutory and regulatory limitations and restrictions, and will depend upon a number of factors, including the following: regulatory capital requirements; restrictions in our confidential MOU; compliance with Wisconsin law, our financial condition and results of operations; our other uses of funds for the long-term value of stockholders; tax considerations; and general economic conditions.

While the MOU is in effect, the Bank cannot declare or pay any dividends without prior written consent of the FDIC and the Department. If our net worth ratio (as defined under Wisconsin law) continues to be less than 6%, the Department may impose restrictions on our operations, including a prohibition on the payment of dividends.

Special cash dividends, stock dividends or returns of capital, to the extent permitted by regulations and policies of the Federal Reserve Board, the Department and the FDIC, may be paid in addition to, or in lieu of, regular cash dividends.

We will be subject to state law limitations and federal bank regulatory policy on any future payment of dividends. Maryland law generally limits dividends if the corporation would not be able to pay its debts in the usual course of business after giving effect to the dividend or if the corporation’s total assets would be less than the corporation’s total liabilities plus the amount needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

The Federal Reserve Board has issued a policy statement providing that dividends should be paid only out of current earnings and only if our prospective rate of earnings retention is consistent with our capital needs, asset quality and overall financial condition. Regulatory guidance also provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the holding company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the holding company’s overall rate of earnings retention is inconsistent with its capital needs and overall financial condition. In addition, the Bank’s ability to pay dividends to the Company will be limited if the Bank does not meet regulatory requirements under Wisconsin law, as described below or if the Bank does not have the capital conservation buffer required by regulatory capital rules, which may limit our ability to pay dividends to stockholders. See “Regulation and Supervision—Dividends.”

We will file a consolidated federal tax return with the Bank. Accordingly, it is anticipated that any cash distributions that we make to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes. Additionally, pursuant to applicable regulations, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

Pursuant to our articles of incorporation, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock of New EWSB Bancorp.”

Any future dividends we can declare and pay will depend, in part, upon receipt of dividends from the Bank, because initially we will have no source of income other than dividends from the Bank and earnings from the investment of the net proceeds from the sale of shares of common stock retained by the Company. Applicable regulations impose limitations on “capital distributions” by savings institutions. Specifically, the Bank will not be permitted to make a capital distribution if, after making such distribution, it would be undercapitalized. The Bank must file an application with the FDIC for approval of a capital distribution if the total capital distributions for the applicable calendar year exceed the sum of the Bank’s net income for that year to date plus its retained net income for the preceding two years, or the Bank would not be at least adequately capitalized following the distribution. Under Wisconsin law and applicable regulations, the Bank may declare dividends on capital stock based upon net profits, provided that its paid-in surplus equals its capital stock and that it meets its regulatory capital requirements. If the Bank’s paid-in surplus does not equal its capital stock, the board of directors may not declare a dividend unless at least 10% of the net profits of the preceding half year, in the case of quarterly or semi-annual dividends, or 10% of the net profits of the preceding year, in the case of annual dividends, has been transferred to paid-in surplus. In addition, prior Department approval will be required before the Bank declares any dividends exceeding 50% of profits for any calendar year and before a stock dividend may be declared out of retained earnings.

Any payment of dividends by the Bank to the Company that would be deemed to be drawn out of the Bank’s bad debt reserves, if any, would require a payment of taxes at the then-current tax rate by the Bank on the amount of earnings deemed to be removed from the reserves for such distribution. The Bank does not intend to make any distribution to us that would create such a federal tax liability. See “Taxation.”

MARKET FOR THE COMMON STOCK

New EWSB Bancorp is a newly formed company which has never publicly issued capital stock, and there is no established market for our shares of common stock. We expect that our common stock will be quoted on the OTCQB Market operated by the OTC Markets Group upon completion of the conversion and offering.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time is likely to be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share. Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there is likely to be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At December 31, 2023, the Bank exceeded capital levels required to be considered “well capitalized” under federal regulations. However, the Bank has agreed to maintain higher regulatory capital under the MOU. See “Regulation and Supervision—Informal Agreements with Regulators.” The table below sets forth the historical equity capital, regulatory capital and net worth (under Wisconsin law) of the Bank at December 31, 2023, and the pro forma equity capital and regulatory capital of the Bank, after giving effect to the sale of shares of common stock at a $10.00 per share purchase price. The table assumes the receipt by the Bank of approximately $5.1 million, $6.3 million, $7.6 million, or $9.0 million of the net offering proceeds at the minimum, midpoint, maximum and adjustment maximum of the offering rage, respectively. See “How We Intend to Use the Proceeds from the Offering.”

	East Wisconsin Savings Bank Historical at December 31, 2023		Pro Forma at December 31, 2023, Based Upon the Sale in the Offering of (1)
			743,750 shares		875,000 shares		1,006,250 shares		1,157,188 shares (2)
	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)

	(Dollars in thousands)
Equity	$10,747	4.10%	$15,130	5.67%	$16,218	6.05%	$17,310	6.43%	$18,562	6.86%

Tier 1 leverage capital	$16,464	6.34%	$20,847	7.88%	$21,935	8.25%	$23,027	8.63%	$24,279	9.05%
Requirement (4)	12,982	5.00	13,227	5.00	13,286	5.00	13,346	5.00	13,413	5.00
Excess	$3,482	1.34%	$7,620	2.88%	$8,649	3.25%	$9,681	3.63%	$10,866	4.05%

Tier 1 risk-based capital (5)	$16,464	11.17%	$20,847	14.05%	$21,935	14.76%	$23,027	15.47%	$24,279	16.28%
Requirement	11,794	8.00	11,872	8.00	11,891	8.00	11,910	8.00	11,932	8.00
Excess	$4,670	3.17%	$8,975	6.05%	$10,044	6.76%	$11,117	7.47%	$12,347	8.28%

Total risk-based capital (5)	$17,521	11.89%	$21,904	14.76%	$22,992	15.47%	$24,084	16.18%	$25,336	16.99%
Requirement (4)	14,742	10.00	14,840	10.00	14,864	10.00	14,887	10.00	14,915	10.00
Excess	$2,779	1.89%	$7,064	4.76%	$8,128	5.47%	$9,197	6.18%	$10,421	6.99%

Common equity tier 1 risk-based capital (5)	$16,464	11.17%	$20,847	14.05%	$21,935	14.76%	$23,027	15.47%	$24,279	16.28%
Requirement	9,582	6.50	9,646	6.50	9,661	6.50	9,677	6.50	9,694	6.50
Excess	$6,882	4.67%	$11,201	7.55%	$12,274	8.26%	$13,350	8.97%	$14,585	9.78%

Net worth ratio (6)	$11,804	4.50%	$16,187	6.06%	$17,275	6.44%	$18,367	6.82%	$19,619	7.25%
Net worth ratio requirement	15,728	6.00	16,022	6.00	16,093	6.00	16,164	6.00	16,245	6.00
Excess (deficiency)	$(3,924)	(1.50)%	$165	0.06%	$1,182	0.44%	$2,203	0.82%	$3,374	1.25%

Reconciliation of capital infused into East Wisconsin Savings Bank:
Net proceeds to East Wisconsin Savings Bank	$5,127	$6,347	$7,569	$8,972
Less: Common stock acquired by ESOP	(521)	(613)	(704)	(810)
Less: Common stock acquired by stock-based benefit plan (7)	(223)	(263)	(302)	(347)
Pro forma increase	$4,383	$5,471	$6,563	$7,815

(1)	Pro forma capital levels assume that the ESOP purchases 7% of the shares of common stock sold in the stock offering with funds we lend and that our stock-based equity plan purchases 3% of the shares sold in the offering for restricted stock awards. Pro forma capital calculated under GAAP and regulatory capital have been reduced by the amount required to fund these plans. See “Management” for a discussion of the ESOP.
(2)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(3)	Tier 1 leverage capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4)	The Bank currently operates under an MOU with the Department and the FDIC that requires that it achieve and maintain Tier 1 capital and total risk-based capital ratio levels above those which are required under federal regulatory capital regulations.
(5)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

(6)	Net worth ratio is defined under Wisconsin law as the ratio, expressed as a percentage, the numerator of which is the result of subtracting the Bank’s liabilities from its assets and adding to that number unallocated, general loan loss reserves, but not loss reserves for specific, identified losses, and the denominator of which is the Bank’s total assets.
(7)	The table assumes that New EWSB Bancorp will fund the purchase of all shares of common stock to be awarded by the stock-based incentive plan. Alternatively, depending on whether New EWSB Bancorp has cash available to fund the purchase of all shares at the time they are awarded under the plan and other factors, the shares awarded under the stock-based incentive plan may be funded through other means or through the use of authorized but unissued shares of common stock. If authorized but unissued shares of common stock are used, stockholders would have their ownership and voting interests diluted. See the tables and footnotes thereto included in this prospectus under the heading “Pro Forma Data.”

CAPITALIZATION

The following table presents the historical consolidated capitalization of the MHC at December 31, 2023 and the pro forma consolidated capitalization of New EWSB Bancorp, after giving effect to the conversion and the offering, based upon the assumptions set forth in the “Pro Forma Data” section.

	Wisconsin Mutual	Pro Forma at December 31, 2023
	Bancorp, MHC at	Based upon the Sale in the Offering at $10.00 per Share of
	December 31,	743,750	875,000	1,006,250	1,157,188
	2023	Shares	Shares	Shares	Shares (1)
		(Dollars in thousands, except per share amounts)
Deposits (2)	$230,468	$230,468	$230,468	$230,468	$230,468
Borrowings	19,030	19,030	19,030	19,030	19,030
Total deposits and borrowings	$249,498	$249,498	$249,498	$249,498	$249,498

Stockholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized (post-conversion)	$—	$—	$—	$—	$—
Common stock, $0.01 par value, 4,000,000 shares authorized (post-conversion); shares to be issued as reflected (3) (4)	—	7	9	10	12
Additional paid-in capital (4)	—	5,741	7,051	8,363	9,870
Retained earnings (5)	19,199	19,199	19,199	19,199	19,199
Accumulated other comprehensive loss	(7,662)	(7,662)	(7,662)	(7,662)	(7,662)

Less:
Common stock held by ESOP (6)	—	(521)	(613)	(704)	(810)
Common stock to be acquired by stock-based benefit plan (7)	—	(223)	(263)	(302)	(347)
Total stockholders’ equity	$11,537	$16,541	$17,721	$18,904	$20,262

Shares sold in stock offering	—	743,750	875,000	1,006,250	1,157,188

Pro forma shares outstanding	—	743,750	875,000	1,006,250	1,157,188

Total stockholders’ equity as a percentage of total assets (2)	4.39%	6.18%	6.59%	7.00%	7.47%
Tangible equity as a percentage of tangible assets (2)	4.39%	6.18%	6.59%	7.00%	7.47%

(1)	As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares or changes in market conditions following the commencement of the subscription and community offerings.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.
(3)	No effect has been given to the issuance of additional shares of New EWSB Bancorp common stock pursuant to the exercise of options under a stock-based benefit plan. If the plan is implemented within the first year after the closing of the offering, an amount up to 10% of the shares of New EWSB Bancorp common stock sold in the offering will be reserved for issuance upon the exercise of options under the plan.
(4)	On a pro forma basis, common stock and additional paid-in capital have been revised to reflect the number of shares of New EWSB Bancorp common stock to be outstanding.
(5)	The retained earnings of the Bank will be substantially restricted after the conversion. See “The Conversion and Offering—Liquidation Rights” and “Regulation and Supervision.”
(6)	Assumes that 7% of the shares sold in the offering will be acquired by the ESOP financed by a loan from New EWSB Bancorp. The loan will be repaid principally from the Bank’s contributions to the ESOP. Since New EWSB Bancorp will finance the ESOP debt, this debt will be eliminated through consolidation and no liability will be reflected on New EWSB Bancorp’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the ESOP is shown in this table as a reduction of total stockholders’ equity.
(7)	Assumes a number of shares of common stock equal to 3% of the shares of common stock to be sold in the offering will be purchased for grant by a stock-based benefit plan in open market purchases by New EWSB Bancorp. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As New EWSB Bancorp accrues compensation expense to reflect the vesting of shares pursuant to the stock-based benefit plan, the credit to equity will be offset by a charge to noninterest expense. Implementation of the stock-based benefit plan will require stockholder approval.

PRO FORMA DATA

The following table summarizes historical data of the MHC and pro forma data of New EWSB Bancorp at and for the year ended December 31, 2023. This information is based on assumptions set forth below and in the footnotes to the table, and should not be used as a basis for projections of the market value of the shares of common stock following the conversion and stock offering.

The net proceeds in the table are based upon the following assumptions:

•	all shares of common stock will be sold in the subscription offering;

•	our ESOP will purchase 7% of the shares of common stock sold in the stock offering funded by a loan from New EWSB Bancorp. The loan will be repaid in substantially equal payments of principal and interest (at the prime interest rate, adjusted annually) over a period of 20 years; and

•	estimated expenses of the stock offering, including fees and expenses to be paid to Performance Trust, are $1.7 million.

Pro forma earnings on net proceeds have been calculated assuming the stock has been sold at the beginning of the period and the net proceeds have been invested at a yield of 3.84% for the year ended December 31, 2023, which is the yield on the five-year U.S. Treasury Note rate at December 31, 2023. In light of current market interest rates, we consider this rate to reflect the pro forma reinvestment rate more accurately than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by federal regulations. The pro forma after-tax yield on the net offering proceeds is assumed to be 3.03% for the year ended December 31, 2023, based on an effective tax rate of 21.0%.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted the earnings figures to give effect to the shares of common stock purchased by the ESOP. We computed per share amounts for the year as if the shares of common stock were outstanding at the beginning of the year, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of a stock-based benefit plan. Subject to the receipt of stockholder approval, which we have assumed for purposes of preparing the table below, we have assumed that the stock-based benefit plan will acquire for restricted stock awards a number of shares of common stock equal to 3% of our outstanding shares of common stock at the same price for which they were sold in the stock offering. We assume that shares of common stock are granted under the plan in awards that vest over a five-year period.

We have also assumed that the stock-based benefit plan will grant options to acquire shares of common stock equal to 10% of our outstanding shares of common stock. In preparing the table below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options have a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $4.16 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 21.29% for the shares of common stock, no dividend yield, an expected option life of 10 years and a risk-free interest rate of 3.88%. Finally, we assumed that 25% of the stock options were non-qualified options granted to directors, resulting in a tax benefit (at an assumed tax rate of 21.0%) for a deduction equal to the grant date fair value of the options.

We may reserve shares for the exercise of stock options and the grant of stock awards under a stock-based benefit plan in excess of 10% and 3%, respectively, of our total outstanding shares if the stock-based benefit plan is adopted more than one year following the stock offering. In addition, we may grant options and award shares that vest more rapidly than over a five-year period if the stock-based benefit plan is adopted more than one year following the stock offering.

The pro forma table does not give effect to: (i) withdrawals from deposit accounts at East Wisconsin Savings Bank to purchase shares of common stock in the stock offering; (ii) New EWSB Bancorp’s results of operations after the conversion and stock offering; or (iii) changes in the market price of the shares of common stock after the conversion and stock offering.

The following pro forma information may not represent the financial effects of the stock offering at the date on which the stock offering actually occurs, and you should not use the table to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed according to GAAP. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’ equity does not give effect to the impact of intangible assets, bad debt reserve, or the liquidation accounts we will establish in the conversion in the unlikely event we are liquidated.

	At or For the Year Ended December 31, 2023 Based Upon the Sale at $10.00 Per Share of
	743,750 Shares	875,000 Shares	1,006,250 Shares	1,157,188 Shares (1)
	(Dollars in thousands, except per share amounts)
Gross Proceeds of Offering	$7,438	$8,750	$10,063	$11,572
Less: expenses	(1,690)	(1,690)	(1,690)	(1,690)
Estimated net proceeds	5,748	7,060	8,373	9,882
Less: Common stock purchased by ESOP (2)	(521)	(613)	(704)	(810)
Less: Common stock awarded under stock-based benefit plan (3)	(223)	(263)	(302)	(347)
Estimated net cash proceeds, as adjusted	$5,004	$6,184	$7,367	$8,725

For the Year Ended December 31, 2023
Consolidated net income:
Historical	$(935)	$(935)	$(935)	$(935)
Pro forma income on net proceeds	152	188	223	265
Pro forma ESOP adjustment (2)	(21)	(24)	(28)	(32)
Pro forma stock award adjustment (3)	(35)	(42)	(48)	(55)
Pro forma stock option adjustment (4)	(59)	(69)	(79)	(91)
Pro forma net loss	$(898)	$(882)	$(867)	$(848)

Per share net income:
Historical	$(1.35)	$(1.15)	$(0.99)	$(0.87)
Pro forma income on net proceeds	0.22	0.23	0.24	0.24
Pro forma ESOP adjustment (2)	(0.03)	(0.03)	(0.03)	(0.03)
Pro forma stock award adjustment (3)	(0.05)	(0.05)	(0.05)	(0.05)
Pro forma stock option adjustment (4)	(0.08)	(0.08)	(0.09)	(0.08)
Pro forma net loss per share (5)	$(1.29)	$(1.08)	$(0.92)	$(0.79)

Offering price as a multiple of pro forma net loss per share	NM	NM	NM	NM
Number of shares outstanding for pro forma net earnings per share calculations (5)	694,291	816,813	939,334	1,080,235

At December 31, 2023
Stockholders’ equity:
Historical	$11,537	$11,537	$11,537	$11,537
Estimated net proceeds	5,748	7,060	8,373	9,882
Less: Common stock acquired by ESOP (2)	(521)	(613)	(704)	(810)
Less: Common stock awarded under stock-based benefit plan (3)(4)	(223)	(263)	(302)	(347)
Pro forma stockholders’ equity	$16,541	$17,721	$18,904	$20,262
Pro forma tangible stockholders’ equity	$16,541	$17,721	$18,904	$20,262

Stockholders’ equity per share:
Historical	$15.51	$13.18	$11.47	$9.97
Estimated net proceeds	7.73	8.07	8.32	8.54
Less: Common stock acquired by ESOP (2)	(0.70)	(0.70)	(0.70)	(0.70)
Less: Common stock awarded under stock-based benefit plan (3)(4)	(0.30)	(0.30)	(0.30)	(0.30)
Pro forma stockholders’ equity per share (6)	$22.24	$20.25	$18.79	$17.51
Pro forma tangible stockholders’ equity per share (6)	$22.24	$20.25	$18.79	$17.51

Offering price as percentage of pro forma stockholders’ equity per share	44.96%	49.38%	53.22%	57.11%
Offering price as percentage of pro forma tangible stockholders’ equity per share	44.96%	49.38%	53.22%	57.11%
Number of shares outstanding for pro forma book value per share calculations	743,750	875,000	1,006,250	1,157,188

(footnotes begin on following page)

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Assumes that 7% of shares of common stock sold in the offering will be purchased by the ESOP. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the ESOP from New EWSB Bancorp. The Bank intends to make annual contributions to the ESOP in an amount at least equal to the required principal and interest payments on the debt. The Bank’s total annual payments on the ESOP debt are based upon 20 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification 718-40, “Employers’ Accounting for Employer Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the ESOP shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by the Bank, the fair value of the common stock remains equal to the subscription price and the ESOP expense reflects an effective tax rate of 21%. The unallocated ESOP shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the ESOP. The pro forma net income further assumes that 2,603, 3,062, 3,521 and 4,050 shares were committed to be released during the year ended December 31, 2023 at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the ESOP shares committed to be released during the period were considered outstanding for purposes of income per share calculations.
(3)	If approved by New EWSB Bancorp’s stockholders, a stock-based benefit plan may purchase an aggregate number of shares of common stock equal to 3% of the shares sold in the offering, or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion. Stockholder approval of the stock-based benefit plan, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from New EWSB Bancorp or through open market purchases. The table assumes that New EWSB Bancorp will fund the purchase of all shares of common stock to be awarded by the stock-based incentive plan. The table also assumes that (i) the stock-based benefit plan acquires the shares through open market purchases at $10.00 per share, (ii) 10% of the amount contributed to the stock-based benefit plan is amortized as an expense during the six month period, and (iii) the stock-based benefit plan expense reflects an effective tax rate of 21%. Alternatively, depending on whether New EWSB Bancorp has cash available to fund the purchase of all shares at the time they are awarded under the plan and other factors, the shares awarded under the stock-based incentive plan may be funded through other means or through the use of authorized but unissued shares of common stock. Assuming stockholder approval of the stock-based benefit plan and that shares of common stock equal to 3% of the shares sold in the offering are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 2.9%.
(4)	If approved by New EWSB Bancorp’s stockholders, a stock-based benefit plan may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plan may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock options to be granted under stock-based benefit plan, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $4.16 for each option, and the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. The actual expense of the stock options to be granted under the stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plan is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. The stock options may also be granted using authorized but unissued shares of common stock. Assuming stockholder approval of the stock-based benefit plan and that shares of common stock used to fund stock options (equal to 10% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 9.1%.
(5)	Income per share computations are determined by taking the number of shares assumed to be sold in the offering and, in accordance with ASC 718-40, subtracting the ESOP shares that have not been committed for release during the period. Income per share computations assume that 7% of the shares of common stock sold in the offering will be purchased by the ESOP, equal to 52,062, 61,250, 70,437 and 81,003 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, and an equal number of shares (1/20th of the total per year based on a 20-year loan) will be released each year over the term of the loan. Income per share computations assume that 2,603, 3,062, 3,521 and 4,050 shares were committed to be released during the year ended December 31, 2023 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, resulting in ESOP shares that have not been committed to be released during the period of 49,459, 58,188, 66,916 and 76,953 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.
(6)	The retained earnings of the Bank will be substantially restricted after the conversion. See “Our Dividend Policy,” “The Conversion and Offering—Liquidation Rights” and “Supervision and Regulation.” The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis reflects our consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the consolidated financial statements that appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding the Bank and the consolidated financial statements provided in this prospectus for the MHC. New EWSB Bancorp had not engaged in any activities at December 31, 2023.

Overview

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, primarily in one- to four-family residential real estate loans, as well as marine and recreational vehicle loans, home equity loans and lines of credit, and other consumer loans. To a lesser extent, we originate commercial real estate, multifamily, construction and commercial loans. At December 31, 2023, $122.2 million, or 69.7%, of our total loan portfolio was comprised of one- to four-family residential real estate loans, $30.8 million, or 17.6%, of our total loan portfolio was comprised of marine and recreational vehicle loans, $6.2 million, or 3.5%, of our total loan portfolio was comprised of home equity loans and lines of credit, and $4.0 million, or 2.3%, of our total loan portfolio was comprised of other consumer loans. We also invest in securities, consisting primarily of U.S. Treasury and federal agency securities, including agency mortgage-backed securities and corporate bonds. We offer a variety of deposit accounts, including certificates of deposit, money market accounts, savings accounts and interest-bearing and noninterest-bearing demand accounts. We historically have utilized advances from the FHLB to assist in the funding of our operations and we had $18.6 million of FHLB advances at December 31, 2023.

For the years ended December 31, 2023 and 2022, we recorded net losses of $935,000 and $4.2 million, respectively. The reduction in our net loss year-over-year resulted primarily from an increase in our noninterest income and a decrease in our noninterest expense, partially offset by a decrease in our net interest income. Our net loss for the year ended December 31, 2022 was primarily due to a loss on the sale of available-for-sale securities of $5.1 million in connection with the restructuring of our securities portfolio in the third quarter of 2022. See “—Comparison of Financial Condition at December 1, 2023 and December 31, 2022—2022 Securities Portfolio Restructuring Transaction.”

Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets and the interest we pay on our interest-bearing liabilities. Our results of operations also are affected by our provision for credit losses, noninterest income and noninterest expense. Noninterest income currently consists primarily of mortgage banking income, customer service fees, and the increase in the cash value of bank-owned life insurance. Noninterest expense currently consists primarily of expenses related to salary and related benefits, data processing, net occupancy, and other general and administrative expenses.

Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Business Strategy

Our current business strategy includes the following:

•	Increase loan originations. Historically, a significant portion of our income has been derived from mortgage loan originations, including through the sale of longer term, fixed-rate one- to four-family residential real estate loans we originate and sell into the secondary market. We have taken steps to enhance our lending function to increase residential loan production, particularly as the mortgage market as a whole recovers.

•	Increase the proportion of our assets consisting of loans. Although we do not project rapid asset growth, we intend to increase the proportion of our assets that consists of loans as our investment securities mature and are prepaid. This should have a material positive impact on our net interest margin.

•	Control operating expenses. As a result of the competitive, economic and regulatory challenges of operating in today’s environment, expense levels have risen for most community financial institutions, including the Bank. Even in this current environment, the Bank has generally been effective in limiting the increase in its expenses and in January 2023 we further reduced our current and future overhead costs by closing a branch office that was duplicative to our corporate office. Given our attractive market area, we believe we are well-positioned to execute on our strategic initiatives to both increase loan originations and the proportion of our assets consisting of loans while controlling our noninterest expenses and maintaining sufficient capital and liquidity. We believe these steps will build franchise value over the long term.

•	Continue our historical emphasis on residential mortgage lending. Historically, we have emphasized residential mortgage lending. At December 31, 2023, one- to four-family residential real estate loans totaled $122.2 million, or 69.7%, of our total loan portfolio. We intend to continue measured, efficient growth of this type of residential real estate lending while continuing to implement other lending strategies with which we have found success historically, including cross selling our loan, deposit and other financial services customers on the range of other products we offer. In the current environment, we expect that a substantial portion of our one- to four-family loans will consist of adjustable-rate mortgages.

•	Continue to improve asset/liability management by implementing enhancements to our interest rate management framework and investment securities policies and procedures. During the rapidly rising interest rate environment experienced in 2022, we experienced significant negative adjustments to our accumulated other comprehensive income, primarily due to negative adjustments to the Bank’s investment securities. In an effort to, among other things, improve the long-term health of our securities portfolio and reduce our interest rate risk exposure, we restructured our securities portfolio by selling a portion of or available-for-sale securities, resulting in a $5.1 million loss for 2022, and reclassifying approximately $46.4 million of our securities as held-to-maturity, making their market values no longer subject to changing interest rates, thus reducing interest rate volatility. Furthermore, in 2023 the Bank adopted a new asset/liability management policy, enhanced its investment policy with increased board oversight and reporting and revamped its interest rate risk management processes and procedures to reduce interest rate risk exposure. Through these and other enhancements, we have significantly improved our ability to manage our interest rate risk and minimize the exposure of our earnings and capital to changes in interest rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

•	Continue to manage credit risk to maintain a low level of non-performing assets. Historically, we have been able to maintain a high level of asset quality. We believe strong asset quality remains a key to our long-term financial success. Our total non-performing assets to total assets ratio was 0.01% at both December 31, 2023 and 2022. Our strategy for credit risk management continues to focus on having an experienced team of credit professionals, well-defined policies and procedures, appropriate loan underwriting criteria and active credit monitoring.

•	Continue our community-oriented focus. As a community banking organization, we intend to continue to play an active role in the communities that we serve. We understand the financial needs of our local customers, and we offer a broad range of financial products and services specifically designed to meet those needs.

We expect these strategies to guide our investment of the net proceeds of the stock offering. We intend to continue to pursue these business strategies after the conversion and stock offering, subject to changes necessitated by future market conditions, regulatory restrictions and other factors.

Summary of Critical Accounting Policies and Critical Accounting Estimates

The discussion and analysis of the financial condition and results of operations are based on our consolidated financial statements, which are prepared in conformity with U.S. GAAP. The preparation of these consolidated financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. We consider the accounting policies discussed below to be critical accounting policies. The estimates and assumptions that we use are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company,” we have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our consolidated financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

The following represent our critical accounting policies:

Allowance for Credit Losses on Loans. The allowance for credit losses (“ACL”) is an estimate of expected credit losses on the loans held for investment, and unfunded loan commitments. The ACL is calculated according to GAAP standards and is maintained by management at a level believed adequate to absorb estimated credit losses that are expected to occur within the existing loan portfolio through their contractual terms. The ACL is a valuation account that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on loans. The determination of our allowance for credit losses is considered a critical accounting estimate by management because of the high degree of judgment involved in determining qualitative loss factors, the subjectivity of the assumptions used, and the potential for changes in the forecasted economic environment that could result in changes to the amount of the recorded allowance for credit losses. While management utilizes its best judgment and information available, the ultimate adequacy of the ACL is dependent upon a variety of factors beyond the Company’s direct control, including, but not limited to, the performance of the loan portfolio, consideration of current economic trends, changes in interest rates and property values, estimated losses on pools of homogeneous loans based on an analysis that uses historical loss experience for prior periods that are determined to have like characteristics with the current period such as pre-recessionary, recessionary, or recovery periods, portfolio growth and concentration risk, management and staffing changes, the interpretation of loan risk classifications by regulatory authorities and other credit market factors. While each component of the ACL is determined separately, the entire balance is available for the entire loan portfolio.

The ACL methodology consists of measuring loans on a collective (pool) basis when similar risk characteristics exist. The Company has identified three loan portfolios and measures the ACL using the Scaled CECL Allowance for Losses Estimator (“SCALE”) method. The loan portfolios are commercial and commercial real estate; residential real estate; and consumer. The SCALE method uses publicly available data from call reports to derive the initial proxy expected lifetime loss rates. This proxy expected lifetime loss rates are then adjusted for bank-specific facts and circumstances to arrive at the final ACL estimate that adequately reflects the Company’s loss history and credit risk within our portfolio.

The qualitative factors considered for each loan portfolio consist of the impact of other internal and external qualitative and credit market factors as assessed by management through a detailed loan review, ACL analysis and credit discussions. These internal and external qualitative and credit market factors include:

●	changes in lending policies and procedures, including changes in underwriting standards and collections, charge-offs and recovery practices;

●	changes in international, national, regionally and local conditions (specific factors which impact portfolios or discrepancies with national economic factors which are utilized within the economic forecast);

●	changes in the experience, depth and ability of lending management;

●	changes in the volume and severity of past due loans and other similar loan conditions;

●	changes in the nature and volume of the loan portfolio and terms of loans;

●	the existence and effect of any concentrations of credit and changes in the levels of such concentrations;

●	effects of other external factors, such as competition, legal or regulatory factors, on the level of estimated credit losses;

●	changes in the quality of our loan review functions; and

●	changes in the value of underlying collateral for collateral dependent loans.

The impact of the above-listed internal and external qualitative and credit market risk factors is assessed within predetermined ranges to adjust the ACL totals calculated.

In addition to the pooled analysis performed for the majority of our loan and commitment balances, we also review those loans that have collateral dependency or nonperforming status which requires a specific review of that loan, per our individually analyzed CECL calculations.

Loans are charged off against the ACL when management believes the uncollectibility of a loan balance is confirmed, while recoveries of amounts previously charged-off are credited to the ACL. Approved releases from previously established ACL reserves authorized under our ACL methodology also reduce the ACL. Additions to the ACL are established through the provision for credit losses on loans, which is charged to expense.

Our ACL methodology is intended to reflect all loan portfolio risk, but management recognizes the inability to accurately depict all future credit losses in a current ACL estimate, as the impact of various factors cannot be fully known. Accrued interest receivable on loans is excluded from the amortized cost basis of financing receivables for the purpose of determining the allowance for credit losses.

As noted above, we consider a number of variables in our evaluation of the adequacy of the allowance for credit losses, with one of the more significant variables being growth trends in the various segments of our loan portfolio. Based on our model, if all segments of our loan portfolio grew by 5% on a year-over-year basis, our allowance for credit losses as of December 31, 2023 would have increased by $52,000 to $1.1 million, holding all other variables constant. Conversely, if all segments of our loan portfolio contracted by 5% on a year-over-year basis, our allowance for credit losses as of December 31, 2023 would have decreased by $67,000 to $990,000, holding all other variables constant. If the portfolio segment with both the highest balance and highest required reserve ratio, one- to four-family residential mortgages, increased by 10%, the required reserve would increase by $78,000 to $1.1 million, holding all other variables constant.

Allowance for Loan Losses (applicable to periods prior to January 1, 2023). The allowance for loan losses is established through a provision for loan losses charged to expense as losses are estimated to have occurred. Loan losses are charged against the allowance when management believes that the collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

Management regularly evaluates the allowance for loan losses using the Company's past loan loss experience, known and inherent risks in the portfolio, composition of the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, current economic conditions, and other relevant factors. This evaluation is inherently subjective since it requires material estimates that may be susceptible to significant change.

The allowance for loan losses includes specific allowances related to loans that have been judged to be impaired under these accounting standards. A loan is impaired when, based on current information, it is probable that the Company will not collect all amounts due in accordance with the contractual terms of the loan agreement.  Management determines whether a loan is impaired on a case-by-case basis, taking into consideration the payment status, collateral value, length and reason of any payment delays, the borrower's prior payment record, and any other relevant factors. Large groups of smaller balance homogeneous loans, such as residential mortgage and consumer loans, are collectively evaluated in the allowance for loan losses analysis and are not subject to impairment analysis unless such loans have been subject to a restructuring agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings (“TDRs”) and classified as impaired. Specific allowances for impaired loans are based on discounted cash flows of expected future payments using the loan's initial effective interest rate or the fair value of the collateral if the loan is collateral dependent.

TDRs are individually evaluated for impairment and included in the impairment disclosures. TDRs are measured at the present value of estimated future cash flows using the loan's original effective rate. If a TDR is considered to be a collateral-dependent loan, the loan is measured at the fair value of the collateral less applicable estimated selling costs.  For TDRs that subsequently default, the Company determines the amount of the allowance on that loan in accordance with the accounting policy for the allowance for loan losses on loans individually identified as impaired.

Income Taxes. Deferred tax assets and liabilities have been determined using the liability method. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the current enacted tax rates, which will be in effect when these differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Provision (benefit) for deferred taxes is the result of changes in the deferred tax assets and liabilities.

The Company may also recognize a liability for unrecognized tax benefits from uncertain tax positions. Unrecognized tax benefits represent the differences between a tax position taken or expected to be taken in a tax return and the benefit recognized and measured in the financial statements. Interest and penalties related to unrecognized tax benefits are classified as income taxes.

Debt Securities. Debt securities are classified as held-to-maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available-for-sale when they might be sold before maturity. Securities available-for-sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income or loss, net of tax. Amortization of premiums and accretion of discounts are recognized in interest income using the interest method over the estimated lives or earliest call date of the debt securities, as applicable. Gains and losses on the sales of debt securities are recorded on the trade date and determined using the specific-identification method.

On January 1, 2023, for held-to-maturity debt securities in an unrealized loss position, the Company began evaluating the securities individually to determine whether the decline in fair value below amortized cost basis (impairment) is due to credit-related factors or noncredit-related factors, such as market interest rate fluctuations.

In evaluating securities held-to-maturity for potential impairment, the Company considers many factors, including the financial condition and near-term prospects of the issuer, which for debt securities considers external credit ratings and recent downgrades; and its ability and intent to hold the security for a period of time sufficient for a recovery in value. The Company also considers the extent to which the securities are issued by the federal government or its agencies, and any guarantee of issued amounts by those agencies.

Accrued interest receivable on securities held-to-maturity is excluded from the amortized cost basis of those securities for the purpose of determining the allowance for credit losses.

As of January 1, 2023, for available-for-sale debt securities in an unrealized loss position, the Company first assesses whether it intends to sell, or it is more likely than not that it will sell, the security before recovery of its amortized cost basis. If either of the aforementioned criteria exists, the Company will record an ACL related to securities available-for-sale with an offsetting entry to the provision for credit losses on securities on the statements of income. If neither of these criteria exists, the Company will evaluate the securities individually to determine whether the decline in the fair value below the amortized cost basis (impairment) is due to credit-related factors or noncredit-related factors, such as market interest rate fluctuations.

In evaluating securities available-for sale for potential impairment, the Company considers many factors, including the financial condition and near-term prospects of the issuer, which for debt securities considers external credit ratings and recent downgrades; and its ability and intent to hold the security for a period of time sufficient for a recovery in value. The Company also considers the extent to which the securities are issued by the federal government or its agencies, and any guarantee of issued amounts by those agencies. The amount of the impairment related to other factors is recognized in other comprehensive income (loss).

Accrued interest receivable on securities available-for-sale is excluded from the amortized cost basis of those securities for the purpose of determining the allowance for credit losses.

Through December 31, 2022, declines in fair value of debt securities that are deemed to be other than temporary, if applicable, are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers the length of time and the extent to which fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Comparison of Financial Condition at December 31, 2023 and December 31, 2022

2022 Securities Portfolio Restructuring Transaction. During the rapidly rising interest rate environment experienced in 2022, our equity position decreased materially as a result of accumulated other comprehensive losses of $9.2 million as of December 31, 2022, primarily due to negative adjustments to our investment securities portfolio. In the third quarter of 2022, following extensive modeling and stress testing, we sought to limit further erosion to our capital position and bolster liquidity levels by restructuring our securities portfolio, which included the sale of U.S. Treasury, federal agency, mortgage-backed and municipal securities with a book value of $39.7 million, an average yield of 0.97% (based on book value) and a weighted average term to maturity of 4.7 years. The cash proceeds of approximately $34.6 million were reinvested into cash and short-term investments and redeployed into other investment securities and the retirement of borrowed funds. The sale resulted in a $5.1 million pretax net loss on the sale of available-for-sale securities during the year ended December 31, 2022. Additionally, the Bank transferred securities with a book value of approximately $46.4 million and market value of $38.4 million from available-for-sale to held-to-maturity during 2022. The resulting pretax unrealized loss of $8.0 million, which is included in other comprehensive income, is being amortized over 14 years with $6.5 million remaining to be amortized as of December 31, 2023. For additional information regarding our securities portfolio, see Note 3 to the notes to our consolidated financial statements.

Total Assets. Total assets decreased $8.6 million, or 3.2%, to $262.6 million at December 31, 2023 from $271.2 million at December 31, 2022. The decrease was primarily the result of decreases in available-for-sale securities and cash and due from banks, partially offset by increases in securities held-to-maturity and net loans as we prioritized the preservation of capital.

Cash and Due from Banks and Time Deposits with Other Financial Institutions. Cash and due from banks and time deposits with other financial institutions decreased $1.7 million, or 22.1%, to $6.1 million at December 31, 2023 from $7.8 million at December 31, 2022. The decrease was primarily due to decreases in deposits and cash used to fund loan portfolio growth and principal payments on borrowed funds, partially offset by the proceeds received from maturities and paydowns of securities available-for-sale and the proceeds received from borrowed funds.

Securities Available-for-Sale. Securities available-for-sale decreased $9.9 million, or 29.3%, to $23.9 million at December 31, 2023 from $33.9 million at December 31, 2022. The decrease was primarily due to a decrease of $8.9 million in agency securities resulting from a portion of the portfolio maturing in the first half of 2023. The proceeds from these maturing securities were utilized to manage liquidity and support loan growth.

Securities Held-to-Maturity. Securities held-to-maturity increased $1.3 million, or 3.4%, to $40.1 million at December 31, 2023 from $38.7 million at December 31, 2022. The increase in securities held-to-maturity was due to a $906,000 increase in agency securities and a $418,000 increase in U.S. Treasury securities due to the amortization of unrealized losses from the transfer of available-for-sale securities to held-to-maturity during 2022.

Loans, net. Loans, net increased $1.9 million, or 1.1%, to $174.3 million at December 31, 2023 from $172.4 million at December 31, 2022. Marine and recreational vehicles, construction, and home equity loans and lines of credit increased $3.6 million, $2.3 million and $661,000, respectively, to $30.8 million, $4.0 million and $6.2 million at December 31, 2023 as a result of loan production exceeding payoffs and amortization. These increases were partially offset by decreases to other commercial real estate, one- to four-family, multifamily, commercial and other consumer loans of $1.3 million, $1.5 million, $958,000, $318,000 and $416,000, respectively, to $2.3 million, $122.2 million, $1.5 million, $4.4 million and $4.0 million at December 31, 2023. In addition, to help manage interest rate risk and generate noninterest income, we sell longer term, fixed-rate one- to four-family residential mortgage loans into the secondary market on a servicing retained basis. During the year ended December 31, 2023, we sold $10.6 million of such loans and recognized gains of $188,000.

Deposits. Deposits decreased $18.7 million, or 7.5%, to $230.5 million at December 31, 2023 from $249.2 million at December 31, 2022. The decrease was due to decreases in all deposit types except certificates of deposit as, consistent with general trends across the industry, the Bank experienced a decrease in its core deposit transactional accounts as those funds flowed into interest-bearing time deposits bearing higher interest rates. Interest-bearing deposits, other than certificates of deposit (interest-bearing demand, savings and money market deposits), decreased $23.3 million, or 16.8%, to $115.7 million at December 31, 2023, noninterest-bearing deposits decreased $974,000, or 8.7%, to $10.3 million at December 31, 2023, and certificates of deposit increased $5.5 million, or 5.6%, to $104.5 million at December 31, 2023.

Borrowings. We had $19.0 million of borrowings at December 31, 2023 as compared to $9.1 million at December 31, 2022. The increase was generally related to offsetting deposit outflow and supporting the growth in the loan portfolio. In addition, in 2023, Old EWSB Bancorp issued $400,000 in promissory notes with an annual rate of 7.0% to various directors and officers of Old EWSB Bancorp to support future capital contributions. We expect to retire these notes prior to completing the conversion.

Equity. Total equity increased $617,000, or 5.7%, to $11.5 million at December 31, 2023 from $10.9 million at December 31, 2022, due to a decrease in accumulated other comprehensive loss of $1.6 million, partially offset by a decrease in retained earnings of $935,000 due to the net loss experienced for the fiscal year ended December 31, 2023.

Comparison of Operating Results for the Years Ended December 31, 2023 and December 31, 2022

Net Income. We recorded a net loss of $935,000 for the year ended December 31, 2023, compared to a net loss of $4.2 million for the year ended December 31, 2022, an improvement of $3.2 million, or 77.5%. The reduction in our net loss year-over-year resulted primarily from the increase in our noninterest income and a decrease in our noninterest expenses, partially offset by a decrease in our net interest income. Our net loss for the year ended December 31, 2022 was primarily due to a loss on the sale of available-for-sale securities of $5.1 million, pretax in connection with the restructuring of our securities portfolio in the third quarter of 2022. See “—Comparison of Financial Condition at December 1, 2023 and December 31, 2022—2022 Securities Portfolio Restructuring Transaction.”

Interest Income. Interest income increased $947,000, or 11.9%, to $8.9 million for the year ended December 31, 2023 from $8.0 million for the year ended December 31, 2022, primarily due to a $1.2 million increase in interest and fees on loans. The increase in interest and fees on loans was primarily due to an increase of 34 basis points in the weighted average yield on the loan portfolio to 4.26% for 2023 from 3.92% for 2022 and an increase of $15.4 million in the average balance of the loan portfolio to $177.9 million for the year ended December 31, 2023 from $162.5 million for the year ended December 31, 2022, reflecting the increasing rate environment year to year as well as the growth in the marine and recreational vehicle and construction portfolios.

Interest Expense. Total interest expense increased $2.5 million, or 137.2%, to $4.4 million for the year ended December 31, 2023 from $1.8 million for the year ended December 31, 2022. Interest expense on deposits increased $2.0 million, or 122.7%, to $3.6 million for the year ended December 31, 2023 from $1.6 million for the year ended December 31, 2022, due primarily to an increase in the weighted average rate paid on certificates of deposit of 182 basis points to 3.08% for the year ended December 31, 2023 from 1.26% for the year ended December 31, 2022 combined with an increase in the average balance of such deposits of $916,000 during 2023.

Interest expense on borrowed funds increased $525,000, or 247.7%, to $737,000 for the year ended December 31, 2023 from $212,000 for the year ended December 31, 2022. The rate paid on borrowed funds increased 119 basis points to 3.60% for the year ended December 31, 2023 from 2.41% for the year ended December 31, 2022 while the average balance of borrowed funds increased $11.7 million, or 132.5%, to $20.5 million for the year ended December 31, 2023 from $8.8 million for the year ended December 31, 2022. The increase in the average balance was generally related to the measured use of borrowings to offset deposit outflows and to support the increase in the loan portfolio.

Net Interest Income. Net interest income decreased $1.6 million, or 25.5%, to $4.6 million for the year ended December 31, 2023 from $6.2 million for the year ended December 31, 2022, primarily due to a decrease in the interest rate spread to 1.79% for the year ended December 31, 2023 from 2.27% for the year ended December 31, 2022 and a decrease in the net interest margin to 1.82% for the year ended December 31, 2023 from 2.29% for the year ended December 31, 2022. The decreases in the interest rate spread and the net interest margin were primarily due to an increase in the rates paid on interest-bearing liabilities in conjunction with an increase in our borrowings from the FHLB, partially offset by an increase in the weighted average yield on our interest earning assets.

Provision for Credit Losses. Based on management’s analysis of the adequacy of allowance for credit losses, a $145,000 provision for credit losses was recorded for the year ended December 31, 2023. No provision was recorded for the year ended December 31, 2022.

We adopted the CECL methodology effective January 1, 2023, measuring the ACL using the Scaled CECL Allowance for Loss Estimator (“SCALE”) method.

When estimating expected credit losses, we considered historical losses of the Bank’s loan portfolio, current delinquencies, loan-to-value statistics, and the Bank’s market areas. Foreclosures have been minimal over the most recent 10 year period. At December 31, 2023, approximately 70% of the portfolio consisted of one- to four-family residential real estate loans with an average FICO of 747 and a loan-to-value (“LTV”) ratio of 51.7%. Likewise, the consumer loan portfolio has an average FICO of 768 and a 62.5% LTV ratio.

CECL ACL lifetime loss rates were considered in the ACL calculation. Adjustments to loss experience were made based on historical consumer and residential loss experiences. These adjustments were calculated by comparing our loss experience with peer group averages. Since peer group average losses were greater than the Bank’s experience, the estimated losses in the ACL were reduced from those calculated by the lifetime loss rates.

Noninterest Income. Noninterest income increased $572,000, or 65.2%, to $1.4 million for the year ended December 31, 2023 from $877,000 for the year ended December 31, 2022. The increase resulted primarily from a $208,000 gain on sale of office properties and equipment in 2023 resulting from the sale of one of our branch offices, an increase in mortgage banking income of $164,000 to $355,000 for the year ended December 31, 2023 and an increase in additional other noninterest income of $114,000 to $302,000 for the same period. The table below sets forth our noninterest income for the years ended December 31, 2023 and 2022:

	Years Ended December 31,		Change
	2023	2022	Amount	Percent

	(Dollars in thousands)
Service charges on deposit accounts	$53	$54	$(1)	(1.9)%
Interchange income	248	252	(4)	(1.6)%
Mortgage banking income	355	191	164	85.9%
Increase in cash value of life insurance	212	192	20	10.4%
Gain on sale of office properties and equipment	208	—	208	100.0%
Gain on sale of repossessed assets	71	—	71	100.0%
Other	302	188	114	60.6%
Total noninterest income	$1,449	$877	$572	65.2%

Noninterest Expense. Noninterest expense decreased $5.5 million, or 43.4%, to $7.2 million for the year ended December 31, 2023 from $12.8 million for the year ended December 31, 2022. Noninterest expense was higher in 2022 primarily due to the $5.1 million pretax loss incurred on the sale of available-for-sale securities in 2022 as part of a restructuring of our investment securities portfolio with no such loss recorded in 2023. See “—Comparison of Financial Condition at December 31, 2023 and December 31, 2022—2022 Securities Portfolio Restructuring Transaction.” Additionally, salaries and related benefits decreased $615,000, or 13.5%, to $3.9 million at December 31, 2023. The decrease in salary and related benefits resulted primarily from the closing of one of our branch offices in the third quarter of 2023 combined with additional operational efficiencies that we implemented in 2023. Partially offsetting these decreases was an increase of $274,000 in other noninterest expense to $1.2 million at December 31, 2023. The increase in other noninterest expense was due in large part to expenses in 2023 of $317,000 related to the proposed mutual-to-stock conversion and offering and $58,822 related to the proposed acquisition of another mutual institution that was later terminated. The merger-related expenses are considered nonrecurring and will not impact our future results of operations. Additionally, FDIC insurance premiums increased $192,000 to $299,000 for the year ended December 31, 2023. The table below sets forth our noninterest expense for the years ended December 31, 2023 and 2022:

	Years Ended December 31,		Change
	2023	2022	Amount	Percent

	(Dollars in thousands)
Salaries and related benefits	$3,936	$4,551	$(615)	(13.5)%
Net occupancy expense	716	811	(95)	(11.7)%
Data processing	961	917	44	4.8%
Advertising	143	200	(57)	(28.5)%
Net loss on sale of securities available-for-sale	—	5,103	(5,103)	(100.0)%
Loss on sale of fixed assets	—	181	(181)	(100.0)%
FDIC insurance premiums	299	107	192	179.1%
Other	1,164	890	274	30.8%
Total noninterest expense	$7,219	$12,760	$(5,541)	(43.4)%

Income Tax Expense. Our benefit for income taxes decreased $1.2 million, or 74.6%, to a benefit of $398,000 for the year ended December 31, 2023 from a benefit of $1.6 million for the year ended December 31, 2022 due to the significantly smaller loss before taxes experienced in 2023.

Average Balances and Yields. The following table sets forth average balance sheets, average yields and costs, and certain other information at the dates and for the periods indicated. No tax-equivalent yield adjustments have been made, as the effects would be immaterial. Average yields include the effect of net deferred fee income, discounts and premiums that are amortized or accreted to interest income or interest expense. Average balances are calculated using daily average balances. Non-accrual loans are included in the computation of average balances only. Average loan balances exclude any loans held for sale.

	For the Year Ended December 31,
	2023			2022
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate

	(Dollars in thousands)
Interest-earning assets:
Loans (1)	$177,911	$7,573	4.26%	$162,536	$6,373	3.92%
Securities available-for-sale	25,799	685	2.66%	88,551	1,356	1.53%
Securities held-to-maturity	39,336	550	1.40%	9,700	137	1.40%
Cash, cash equivalents and other interest-earning assets	8,684	125	1.44%	7,526	120	1.59%
Total interest-earning assets	251,730	8,933	3.55%	268,313	7,986	2.98%
Noninterest-earning assets	17,529			14,186
Total assets	$269,259			$282,499

Interest-bearing liabilities:
Interest-bearing demand deposits	$34,846	$28	0.08%	$37,992	$25	0.07%
Savings deposits	31,514	18	0.06%	34,568	19	0.05%
Money market	58,027	399	0.69%	75,004	293	0.39%
Certificates of deposit	102,750	3,168	3.08%	101,834	1,285	1.26%
Total interest-bearing deposits	227,137	3,613	1.59%	249,398	1,622	0.65%
Borrowed funds	20,461	737	3.60%	8,799	212	2.41%
Total interest-bearing liabilities	247,598	4,350	1.76%	258,197	1,834	0.71%
Noninterest-bearing demand deposits	9,584			10,726
Other noninterest-bearing liabilities	1,331			602
Total liabilities	258,513			269,525
Total equity	10,746			12,974
Total liabilities and equity	269,259			282,499
Net interest income		$4,583			$6,152
Net interest rate spread (2)			1.79%			2.27%
Net interest-earning assets (3)	$4,132			$10,116
Net interest margin (4)			1.82%			2.29%
Average interest-earning assets to interest-bearing liabilities	101.67%			103.92%

(1)	Net deferred fee income included in interest earned on loans totaled $353,891 for the year ended December 31, 2023 and $367,195 for the year ended December 31, 2022.
(2)	Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis. The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume. There were no out-of-period items or adjustments required to be excluded from the table below.

	Year Ended December 31, 2023 vs. Year Ended December 31, 2022
	Increase (Decrease) Due to		Total Increase
	Volume	Rate	(Decrease)
		(In thousands)
Interest-earning assets:
Loans	$603	$597	$1,200
Securities available-for-sale	(961)	290	(671)
Securities held-to-maturity	415	(2)	413
Cash, cash equivalents and other interest-earning assets	18	(13)	5
Total interest-earning assets	75	872	947

Interest-bearing liabilities:
Interest-bearing demand deposits	(2)	5	3
Savings deposits	(2)	1	(1)
Money market	(66)	172	106
Certificates of deposit	12	1,871	1,883
Total interest-bearing deposits	(145)	2,136	1,991
Borrowed funds	281	244	525
Total interest-bearing liabilities	136	2,380	2,516

Change in net interest income	$(61)	$(1,508)	$(1,569)

Management of Market Risk

General. Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our financial condition and results of operations to changes in market interest rates. Our Asset Liability Committee is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the policy and guidelines approved by our board of directors. The Asset Liability Committee, which is a management-level committee, meets at least quarterly, or more frequently when necessary, is comprised of our President/Chief Executive Officer, Senior Vice President of Finance, Vice President of Lending and Vice President of Member Relations, and reports to the full board of directors on at least a quarterly basis. The Asset Liability Committee is responsible for recommending to the board of directors policies and procedures regarding asset/liability management, while it is the responsibility of the board of directors to determine whether to adopt such policies and procedures. We currently utilize a third-party modeling program, prepared on a quarterly basis, to evaluate our sensitivity to changing interest rates, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors.

Management of interest rate risk is one of the Bank’s highest priorities. In 2023, the Bank adopted a new asset/liability management policy and revamped its interest rate risk management processes and procedures to reduce interest rate risk exposure. Over the last year, the Bank has refined the input assumptions and various other input and output metrics, such as deposit decay rates, to enhance modeling accuracy. The Bank has also instituted education and training processes to provide management with information regarding emerging market forces and asset/liability-related management issues, practices and governance. Through these and other enhancements, we have significantly improved our ability to manage our interest rate risk and minimize the exposure of our earnings and capital to changes in interest rates. Pursuant to our new asset/liability management policy, we are seeking to implement the following strategies to further improve the management of our interest rate risk:

•	maintaining capital levels that exceed the thresholds for well-capitalized status under federal regulations;

•	maintaining a prudent level of liquidity, including through maintaining a portfolio of cash, short-term investments or investments with amortizing features;

•	originating shorter term or adjustable-rate loans for portfolio, which have become somewhat more attractive to many borrowers in the current rate environment, and selling the majority of our longer term, fixed-rate residential loans;

•	attempting to increase the balances of core deposits, which are less sensitive to interest rate fluctuations;

•	managing our utilization of wholesale funding with borrowings from the FHLB in a prudent manner;

•	managing the terms of our certificates of deposit; and

•	emphasizing asset quality to maximize the level of interest-earning assets.

Shortening the average term of our interest-earning assets by increasing our investments in shorter term assets, as well as originating loans with variable interest rates, helps to match the maturities and interest rates of our assets and liabilities better, thereby reducing the exposure of our net interest income to changes in market interest rates.

We recently entered into an interest rate swap for the purpose of mitigating interest rate risk, but it is not our policy to enter into such transactions on a regular basis. The interest rate swap was designated as a fair value last of layer hedge for certain fixed-rate prepayable loans and had a notional value of $25.0 million at December 31, 2023.

Net Interest Income. We analyze our sensitivity to changes in interest rates through a net interest income model.  Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest we pay on our interest-bearing liabilities, such as deposits and borrowings.  We estimate what our net interest income would be for a 12-month period.  We then calculate what the net interest income would be for the same period under the assumptions that the U.S. Treasury yield curve increases or decreases instantaneously by various basis point increments, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve.  A basis point equals one-hundredth of one percent, and 100 basis points equals one percent.  An increase in interest rates from 3% to 4% would mean, for example, a 100-basis point increase in the “Change in Interest Rates” column below.

The following table sets forth, as of December 31, 2023, the calculation of the estimated changes in our net interest income that would result from the designated immediate changes in the U.S. Treasury yield curve.

At December 31, 2023
Change in Interest Rates (basis points) (1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
	(Dollars in thousands)
300	$3,663	(0.89)%
200	3,719	0.62%
100	3,762	1.79%
Level	3,696	—%
(100)	3,821	3.38%
(200)	3,830	3.63%
(300)	3,832	3.68%

(1)	Assumes an immediate uniform change in interest rates at all maturities.

The table above indicates that at December 31, 2023, we would have experienced a 0.62% increase in net interest income in the event of an instantaneous parallel 200 basis point increase in market interest rates and a 3.63% increase in net interest income in the event of an instantaneous parallel 200 basis point decrease in market interest rates.

Economic Value of Equity. We also compute amounts by which the net present value of our assets and liabilities (economic value of equity or “EVE”) would change in the event of a range of assumed changes in market interest rates. This model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. The model estimates the economic value of each type of asset, liability and off-balance sheet contract under the assumptions that the U.S. Treasury yield curve increases instantaneously by 100, 200 and 300 basis point increments or decreases instantaneously by 100, 200 and 300 basis point increments, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve.

The following table sets forth, as of December 31, 2023, the calculation of the estimated changes in our EVE that would result from the designated immediate changes in the U.S. Treasury yield curve.

At December 31, 2023
		Estimated Increase
Change in Interest Rates	Estimated	(Decrease) in EVE
(basis points) (1)	EVE (2)	Amount	Percent

(Dollars in thousands)
300	$9,581	$(8,168)	(46.02)%
200	11,868	(5,881)	(33.13)%
100	14,944	(2,805)	(15.80)%
Level	17,749	n/a	—%
(100)	19,914	2,165	12.20%
(200)	22,548	4,799	27.04%
(300)	25,192	7,443	41.94%

(1)	Assumes an immediate uniform change in interest rates at all maturities.
(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	EVE ratio represents EVE divided by the present value of assets.

The table above indicates that at December 31, 2023, we would have experienced a 33.13% decrease in EVE in the event of an instantaneous parallel 200 basis point increase in market interest rates and a 27.04% increase in EVE in the event of an instantaneous parallel 200 basis point decrease in market interest rates.

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurements. Modeling changes require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. The net interest income and net economic value tables presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates, and actual results may differ.

Interest rate risk calculations also may not reflect the fair values of financial instruments. For example, decreases in market interest rates can increase the fair values of our loans, mortgage servicing rights, deposits and borrowings.

Liquidity and Capital Resources

Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. In 2023, the Bank developed and implemented an improved process to project the sources and uses of funds over short- and long-term horizons, and, in concert with our asset/liability management policy, implemented guidelines to better identify potential funding gaps. Further, we have established an early warning system for measuring and monitoring liquidity, including through the establishment of early warning indicators.

Our primary sources of funds are deposits, principal and interest payments on loans and securities, and proceeds from maturities of securities. We are also able to borrow from the FHLB. At December 31, 2023, we had outstanding advances of $18.6 million from the FHLB. At December 31, 2023, we had unused borrowing capacity of $48.6 million from the FHLB. At December 31, 2023, we also had a $25.0 million available line of credit with the Discount Window at the Federal Reserve Bank of Chicago. In addition, at December 31, 2023 we had a $6.0 million line of credit with a correspondent bank. We have not drawn against the Discount Window or the line of credit.

While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. Our most liquid assets are cash and short-term investments. The levels of these assets are dependent on our operating, financing, lending, and investing activities during any given period.

Our cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities. For additional information, see the consolidated statements of cash flows for the years ended December 31, 2023 and 2022 included as part of the consolidated financial statements appearing elsewhere in this prospectus.

We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our deposit retention experience and current pricing strategy and regulatory restrictions, we anticipate that a significant portion of maturing time deposits will be retained, and that we can supplement our funding with borrowings in the event that we allow these deposits to run off at maturity.

As a Wisconsin-chartered savings bank, we must maintain a net worth ratio of 6% (with “net worth ratio” defined under Wisconsin law as the Bank’s liabilities subtracted from its assets, plus unallocated general loan loss reserves, all divided by the Bank’s total assets). At December 31, 2023 and 2022, we had a net worth ratio of 4.50% and 4.36%, respectively.

At December 31, 2023 and 2022, our capital levels at the Bank level exceeded the levels required to be technically considered “well capitalized” under federal regulatory capital regulations. However, we operate under an MOU with the Department and the FDIC pursuant to which, among other things, we have agreed to achieve and maintain Tier 1 capital and total risk-based capital ratio levels above that which are required under federal regulatory capital regulations and a net worth ratio (as defined under Wisconsin law) of 6%. At December 31, 2023, we had Tier 1 capital equal to 6.3% of total average assets, total risk-based capital equal to 11.9% of risk-weighted assets and a net worth ratio of 4.5%. At December 31, 2022, we had Tier 1 capital equal to 6.6% of total average assets, total risk-based capital equal to 12.6% of risk-weighted assets and a net worth ratio of 4.4%. Our pro forma regulatory capital ratios, including the pro forma net worth ratio, after giving effect to the sale of shares of common stock in the offering, are set forth under “Historical and Pro Forma Regulatory Capital Compliance.”

The net proceeds from the offering contributed to the Bank will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including funding loans. Our financial condition and results of operations will be enhanced by the net proceeds from the offering, which will increase our net interest-earning assets and net interest income. However, due to the increase in equity resulting from the net proceeds raised in the offering, as well as other factors associated with the offering, our return on equity will be adversely affected following the offering. See “Historical and Pro Forma Regulatory Capital Compliance” and “Risk Factors—Risks Related to the Offering—Our return on equity may be low following the stock offering. This could negatively affect the trading price of our shares of common stock.”

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. At December 31, 2023, we had outstanding commitments to originate loans of $20.0 million. We anticipate that we will have sufficient funds available to meet our current lending commitments. Certificates of deposit that are scheduled to mature in one year or less from December 31, 2023 totaled $73.2 million. Management expects that a substantial portion of these time deposits will be retained. However, if a substantial portion of these time deposits is not retained, we may utilize advances from the FHLB or raise interest rates on deposits to attract new accounts, which may result in higher levels of interest expense.

Our off-balance sheet credit exposures are limited to unfunded loan commitments primarily related to residential real estate loans. The unfunded commitments are evaluated on a quarterly basis. Our losses related to the unfunded commitments as of December 31, 2023 were estimated to be zero; as a result, the ACL at such date did not include an amount for off-balance sheet credit exposures.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include data processing services, operating contracts for premises and equipment, agreements with respect to borrowed funds and deposit liabilities.

Recent Accounting Pronouncements

See Note 1 to the notes to the consolidated financial statements for a description of recent accounting pronouncements that may affect our financial condition and results of operations.

Impact of Inflation and Changing Prices

The consolidated financial statements and related data presented in this prospectus have been prepared in accordance with U.S. GAAP, which requires the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF NEW EWSB BANCORP, INC.

New EWSB Bancorp is a Maryland corporation organized and incorporated in February 2024 for the purpose of becoming the bank holding company of the Bank. Upon completion of the conversion, New EWSB Bancorp will become the holding company of the Bank and will succeed to all of the business and operations of Old EWSB Bancorp, and each of Old EWSB Bancorp and the MHC will cease to exist. New EWSB Bancorp has not engaged, and prior to the completion of the conversion will not engage, in any business. Initially following the completion of the conversion, New EWSB Bancorp will own all of the issued and outstanding stock of the Bank and will have cash and assets held by Old EWSB Bancorp and the MHC, which totaled $1.2 million as of December 31, 2023, and the net proceeds New EWSB Bancorp retains from the stock offering, part of which will be used to fund a loan to the ESOP. We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

Included in cash and assets held by Old EWSB Bancorp and the MHC as of December 31, 2023 was $400,000 in borrowings from promissory notes Old EWSB Bancorp issued in 2023 to various directors and officers of Old EWSB Bancorp. Prior to the completion of the conversion and stock offering Old EWSB Bancorp intends to fully redeem the notes and our directors and officers holding the notes may use the funds returned to them in the redemption to fund purchases of our stock in the offering.

After the conversion and the offering are complete, New EWSB Bancorp, as the holding company of the Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations, which may include the acquisition of other banking and financial services companies. See “Supervision and Regulation—Holding Company Regulation” for a discussion of the activities that are permitted for bank holding companies.

Following the offering, our cash flow will depend on earnings from the investment of the net proceeds from the offering that we retain, and any dividends we receive from the Bank. The payment and amount of any dividends paid by the Bank to New EWSB Bancorp, will be subject to statutory and regulatory limitations, and will depend upon a number of factors, including the following: regulatory capital requirements; restrictions in the MOU; compliance with applicable Wisconsin law; our financial condition and results of operations; our other uses of funds for the long-term value of stockholders and general economic conditions. See “Our Policy Regarding Dividends” and “Supervision and Regulation—Federal Regulations—Capital Requirements.” Initially, New EWSB Bancorp will neither own nor lease any property, but will instead pay a fee to the Bank for the use of its premises, equipment and furniture. At the present time, we intend to employ only certain persons who are officers of the Bank to serve as officers of New EWSB Bancorp. We will, however, use the support staff of the Bank from time to time. We will pay a fee to the Bank for the time devoted to New EWSB Bancorp by employees of the Bank; however, these persons will not be separately compensated by New EWSB Bancorp. New EWSB Bancorp may hire additional employees, as appropriate, to the extent it expands its business in the future.

The corporate offices of the Company are located at 109 West Second Street, Kaukauna, Wisconsin 54130, and its telephone number is (920) 766-4646. Upon completion of the conversion, the Company will be subject to comprehensive regulation and examination by the Federal Reserve Board.

BUSINESS OF EAST WISCONSIN SAVINGS BANK

General

The Bank is a Wisconsin-chartered stock savings bank headquartered in Kaukauna, Wisconsin. The Bank was organized in 1887 under the name Kaukauna Savings and Loan Association. In 1972, the Bank changed its name to East Wisconsin Savings and Loan Association and in 1997, the Bank changed its name to East Wisconsin Savings Bank, S.A. In 2017, the Bank reorganized into the no stock mutual holding company form of ownership. The Bank operates through its headquarters in Kaukauna and branches in Appleton, Freedom, Grand Chute and Kimberly, Wisconsin. We consider our primary lending market area to be Outagamie County, Wisconsin, and its adjoining counties.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, primarily in one- to four-family residential real estate loans, as well as marine and recreational vehicle loans, home equity loans and lines of credit, and other consumer loans. To a lesser extent, we originate commercial real estate, multifamily, construction and commercial loans. At December 31, 2023, $122.2 million, or 69.7%, of our total loan portfolio was comprised of one- to four-family residential real estate loans, $30.8 million, or 17.5%, of our total loan portfolio was comprised of marine and recreational vehicle loans, $6.2 million, or 3.5%, of our total loan portfolio was comprised of home equity loans and lines of credit, and $4.0 million, or 2.3%, of our total loan portfolio was comprised of other consumer loans. We also invest in securities, consisting primarily of U.S. Treasury and federal agency securities, including agency mortgage-backed securities, securities issued by state and political subdivisions and corporate bonds. We offer a variety of deposit accounts, including certificates of deposit, money market accounts, savings accounts and interest-bearing and noninterest-bearing demand accounts. We historically have utilized advances from the FHLB to assist in funding our operations and we had $18.6 million of FHLB advances at December 31, 2023.

The Bank is subject to comprehensive regulation and examination by the Department and the FDIC. Our website address is www.eastwis.com. Information on our website is not considered a part of this document.

Market Area

We conduct our operations from our headquarters and four branch offices, all of which are located in Outagamie County, Wisconsin. According to information from S&P Market Intelligence, out of 72 counties in Wisconsin, Outagamie County is the sixth most populous with a population of approximately 193,000 in 2023. Outagamie County’s population has increased at an annual rate of 0.7% from 2018 to 2023, which was a faster growth rate than both Wisconsin as a whole and the United States during the same period. Likewise, age distribution measures reflect that Outagamie County has a slightly younger population relative to Wisconsin and the United States. The favorable population growth trend and comparatively younger population are both supportive of demand for the financial services that the Bank offers.

The economy in our primary market area has benefited from being varied and diverse, with a broad economic base with underlying support from the presence of diverse manufacturing and medical technology institutions. According to information from S&P Market Intelligence, in 2023, Outagamie County had a median household income of approximately $71,800. In 2023, the median household income for Wisconsin was approximately $71,700 and the median household income was approximately $73,500 for the United States. As of December 2023, the unemployment rate was 2.3% for Outagamie County compared to 2.7% for Wisconsin and a national rate of 3.8%.

Competition

We face competition within our market area both in making loans and attracting deposits. Our market area has a concentration of financial institutions that include large money center and regional banks, community banks and credit unions. We also face competition from savings institutions, mortgage banking firms, consumer finance companies, financial technology or “fintech” companies and credit unions and, with respect to deposits, from money market funds, brokerage firms, mutual funds and insurance companies. Based on FDIC data at June 30, 2023 (the latest date for which information is available), we had 5.5 % of the FDIC-insured deposit market share in Outagamie County, making us the seventh largest out of 19 banks operating in the county.

We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend toward consolidation of the financial services industry. Technological advances, for example, have lowered barriers to entry, which have allowed banks to expand their geographic reach by providing services over the internet and made it possible for non-depository institutions, including financial technology companies, to offer products and services that traditionally have been provided by banks. Competition for deposits and the origination of loans could limit our growth in the future.

Lending Activities

Our principal lending activity is originating one- to four-family residential real estate loans, as well as marine and recreational vehicle loans, home equity loans and lines of credit, and other consumer loans. To a lesser extent, we originate commercial real estate, multifamily, construction and commercial loans. Subject to market conditions and our asset-liability analysis, we expect to continue to grow our originations of one- to four-family residential real estate loans (both owner-occupied and non-owner occupied) and, to a limited degree, marine and recreational vehicle loans and commercial real estate loans. We currently sell a significant majority of the longer term, fixed-rate one- to four-family residential real estate loans that we originate on a servicing retained basis while retaining shorter term fixed-rate, and adjustable-rate one- to four-family residential real estate loans in order to manage the duration and time to repricing of our loan portfolio.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated. We had no loans held for sale, at December 31, 2023 or December 31, 2022.

	At December 31, 2023		At December 31, 2022
	Amount	Percent	Amount	Percent

	(In thousands)
Real estate:
One- to four-family	$122,240	69.7%	$123,752	71.4%
Home equity	2,064	1.2%	1,276	0.7%
Equity line of credit	4,147	2.4%	4,273	2.5%
Construction	3,978	2.3%	1,722	1.0%
Multifamily	1,485	0.8%	2,443	1.4%
Other commercial real estate	2,334	1.3%	3,632	2.1%
Commercial	4,373	2.5%	4,691	2.7%
Consumer installment:
Marine and recreational vehicle	30,800	17.5%	27,183	15.6%
Other consumer	4,038	2.3%	4,454	2.6%
Total	$175,459	100.0%	$173,426	100.0%
Less:
Allowance for credit losses	(1,057)		(909)
Loans in process, settlement	(87)		(93)
Loans, net	$174,315		$172,424

Contractual Maturities. The following tables set forth the contractual maturities of our total loan portfolio at December 31, 2023. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. The tables present contractual maturities and do not reflect repricing or the effect of prepayments. Actual maturities may differ.

	One- to four-family	Home equity	Equity line of credit	Construction	Multifamily

	(In thousands)
Amounts due in:
One year or less	$709	$4	$2,411	$285	$—
After one through five years	2,215	310	1,644	—	151
After five through 15 years	41,124	1,673	92	273	287
More than 15 years	78,192	77	—	3,420	1,047
Total	$122,240	$2,064	$4,147	$3,978	$1,485

	Other commercial real estate	Commercial	Marine and recreational vehicle	Other consumer	Totals

	(In thousands)
Amounts due in:
One year or less	$66	$3	$6	$47	$3,531
After one through five years	89	1,882	1,833	3,262	11,386
After five through 15 years	753	2,488	28,961	729	76,380
More than 15 years	1,426	—	—	—	84,162
Total	$2,334	$4,373	$30,800	$4,038	$175,459

The following table sets forth our fixed and adjustable-rate loans at December 31, 2023 that are contractually due after December 31, 2024.

	Due After December 31, 2024
	Fixed	Adjustable	Total
	(In thousands)
Real estate:
One- to four-family	$65,929	$55,602	$121,531
Home equity	2,060	—	2,060
Equity line of credit	—	1,736	1,736
Construction	3,693	—	3,693
Multifamily	296	1,189	1,485
Other commercial real estate	2,227	41	2,268
Commercial	4,370	—	4,370
Consumer instalment:
Marine and recreational vehicle	30,794	—	30,794
Other consumer	3,991	—	3,991
Total	$113,360	$58,568	$171,928

One- to Four-Family Residential Real Estate Lending. The primary focuses of our lending has long been the origination of long-term loans secured by mortgages on primarily owner-occupied, one- to four-family residences. At December 31, 2023, $122.2 million, or 69.7%, of our total loan portfolio, consisted of one- to four-family residential real estate loans. The vast majority of the one- to four-family residential real estate loans that we originate are secured by properties located in our primary market area. See “—Originations, Sales and Purchases of Loans.” At December 31, 2023, $13.5 million, or 10.7% of residential mortgage loans, were secured by non-owner occupied properties. At December 31, 2023, our largest residential mortgage loan had an outstanding balance of $855,000 and was performing according to its original terms. The average principal loan balance of our one- to four-family residential real estate loans was $94,000 at December 31, 2023.

Our one- to four-family residential real estate loans are generally underwritten to secondary market guidelines. We currently sell a significant majority of the fixed-rate one- to four-family residential real estate loans that we originate on a servicing retained basis while retaining shorter term fixed-rate and adjustable-rate one- to four-family residential real estate loans in order to manage the duration and time to repricing of our loan portfolio. See “—Originations, Sales and Purchases of Loans.” We generally limit the loan-to-value ratios of our one- to four-family residential real estate loans to 80% of the appraised value, purchase price or cost, whichever is lowest. In addition, we may make one- to four-family residential real estate loans with loan-to-value ratios in excess of 80% of the appraised value, purchase price or cost, whichever is less, where the borrower obtains private mortgage insurance. We also originate certain non-conforming loans in excess of limits established by the Federal Housing Finance Agency, which are referred to as “jumbo loans.” We generally underwrite jumbo loans in a manner similar to conforming loans and at December 31, 2023, approximately 9.0% of our one- to four-family residential real estate loans were jumbo loans with an average balance of less than $619,000.

Our fixed- and adjustable-rate one- to four-family residential real estate loans are originated with terms of up to 30 years, though one- to four-family residential real estate loans often remain outstanding for shorter periods than their contractual terms because borrowers have the right to refinance or prepay their loans. At December 31, 2023, $59.0 million, or 48.3%, of our one- to four-family residential real estate loans were adjustable-rate loans.

We originate our adjustable-rate one- to four-family residential real estate loans with initial fixed interest rate periods of three, five and seven years and then adjust annually for the balance of the loan term, based on changes in a designated market index. Generally, these loans are limited to a 100 basis point (1%) initial increase/decrease in their interest rate, a 100 basis point (1%) increase/decrease in their interest rate annually after the initial adjustment and a maximum upward adjustment of 600 basis points (6%) over the life of the loan and the floor being the designated interest rate margin (2.75% minimum). We determine whether a borrower qualifies for an adjustable-rate mortgage loan based on our lending policy.

A subset our of one to four-family residential real estate operation is our construction lending, primarily to developers building single-family homes. At December 31, 2023, we had $4.0 million in construction loans. Our construction loans are primarily secured by properties in our market area. Our construction loans are fixed-rate interest-only loans that provide for the payment of interest during construction phase. At the end of the construction phase, the loan may convert to a permanent mortgage loan or may be paid in full. These loans are underwritten to our normal residential real estate underwriting procedures. At December 31, 2023, or largest outstanding construction loan was for $2.2 million of which $590,000 was outstanding. The loan was performing according to its contractual terms at December 31, 2023.

We generally do not offer “interest-only” mortgage loans on one- to four-family residential real estate loans, except with regard to our construction loans, as described above. We do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on their loan, resulting in an increased principal balance during the life of the loan. Additionally, we do not offer “subprime loans” (loans that are made with low down-payments to borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios).

We evaluate both the borrower’s ability to make principal, interest and escrow payments and the value of the property that will secure the loan. Our one- to four-family residential real estate loans do not currently include prepayment penalties, are non-assumable and do not produce negative amortization. Our one- to four-family residential mortgage loans customarily include “due-on-sale” clauses giving us the right to declare the loan immediately due and payable in the event that, among other things, the borrower sells the property subject to the mortgage. All borrowers are required to obtain title insurance or an attorney’s opinion. We also require homeowner’s insurance and fire and casualty insurance and, where circumstances warrant, flood insurance on properties securing real estate loans.

Marine and Recreational Vehicle Lending. At December 31, 2023, we had $30.8 million, or 17.5%, of our total loans in marine and recreational vehicle loans. Marine and recreational vehicle loans are typically made through a long-standing broker relationship and are primarily secured by boats and motor homes purchased in the upper Midwest of the United States. These loans typically have a maximum loan term of 15 years and are made at a fixed rate. For each marine or recreational vehicle loan arranged through our broker relationship, we generally pay the broker a commission based on the size of the loan. Marine and recreational vehicle loans are generally limited to no more than 120% of invoice for new and 100% of National Automobile Dealers Association Marine Appraisal Guide used price plus taxes and fees. Marine and recreational vehicle borrowers generally have very high credit scores, substantial down payments, substantial net worth, personal liquidity, and excess cash flow. Marine and recreational vehicle lending supports our ALCO management as such loans generally have shorter terms and higher rates than fixed-rate residential loans.

Home Equity Loans and Lines of Credit. In addition to one- to four-family residential real estate loans, we offer home equity loans and lines of credit that are secured by the borrower’s primary or secondary residence. At December 31, 2023, we had $6.2 million, or 3.6%, of our total loan portfolio in home equity loans and lines of credit.

Home equity loans and lines of credit are generally underwritten using the same criteria that we use to underwrite one- to four-family residential real estate loans with terms of up to 15 years. Home equity loans and lines of credit may be underwritten with a loan-to-value ratio of up to 90% when combined with the principal balance of the existing first mortgage loan.

Home equity loans and lines of credit are generally secured by junior mortgages and have greater risk than one- to four-family residential real estate loans secured by first mortgages. We face the risk that the collateral will be insufficient to compensate us for loan losses and costs of foreclosure, after repayment of the senior mortgages, if applicable. When customers default on their loans, we attempt to foreclose on the property and resell the property as soon as possible to minimize foreclosure and carrying costs. However, the value of the collateral may not be sufficient to compensate us for the amount of the unpaid loan and we may be unsuccessful in recovering the remaining balance from those customers. Particularly with respect to our home equity loans and lines of credit, decreases in real estate values could adversely affect our ability to fully recover the loan balance in the event of a default.

Other Consumer Loans. We originate limited amounts of other consumer loans. At December 31, 2023, our portfolio of other consumer loans totaled $4.0 million, or 2.3% of our total loan portfolio. The other consumer loans that we originate generally consist of loans secured by automobile loans, deposits and miscellaneous other types of installment loans including a limited amount of unsecured personal loans.

Multifamily Lending and Other Commercial Real Estate. Our commercial real estate and multifamily loans are secured primarily by owner-occupied commercial properties, multifamily properties and retail or mixed use properties, almost all of which are located in our Outagamie County lending market and the surrounding area. At December 31, 2023, we had $3.8 million in the aggregate in multifamily loans and other commercial real estate, representing 2.1% of our total loan portfolio.

We generally originate adjustable-rate multifamily and other commercial real estate loans with maximum terms of up to 30 years. From time to time, we will also originate fixed-rate loans in these portfolios. We generally limit loan-to-value ratios to 95% of the appraised value or purchase price, whichever is lower. Loans over 80% are required to have mortgage insurance. All of our multifamily and other commercial real estate loans are subject to our underwriting procedures and guidelines.

At December 31, 2023, neither our largest multifamily loans-to-one borrower nor our largest other commercial real estate loans-to-one borrower was at or exceeding $1.0 million.

We consider a number of factors in originating multifamily and other commercial real estate loans. We evaluate the qualifications and financial condition of the borrower (including credit history), profitability and expertise, as well as the value and condition of the mortgaged property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, among other factors we consider the net operating income of the mortgaged property before debt service and depreciation, the debt service coverage ratio (the ratio of net operating income to debt service) to ensure that, subject to certain exceptions, it is at least 1.20x for multifamily and other commercial real estate loans. Our multifamily and other commercial real estate loans are appraised by outside independent and qualified appraisers that are duly approved in accordance with the Bank’s policy. Personal guarantees are often obtained from multifamily and other commercial real estate borrowers. Each borrower’s financial information on such loans is monitored on an ongoing basis by requiring periodic financial statement updates.

Commercial. At December 31, 2023, commercial loans were $4.4 million, or 2.5% of total loans. Our commercial loans include both term loans and lines of credit made with either fixed or adjustable interest rates. Almost the entire portfolio is comprised of loans originated and serviced by a national broker specializing in the professional and healthcare industries. All loans purchased are fully reviewed and underwritten pursuant to our policies and procedures.

Loan Underwriting Risks

Adjustable-Rate Residential Real Estate Loans. Although adjustable-rate mortgage loans may reduce to an extent our vulnerability to changes in market interest rates because they periodically reprice, as interest rates increase, the required payments due from the borrower also increase (subject to rate caps), increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustments of the contractual interest rate are also limited by the maximum periodic and lifetime rate adjustments permitted by our loan documents.

Construction. Our construction loans are based upon estimates of costs and values associated with the completed project. Underwriting is focused on the borrower’s financial strength, credit history and demonstrated ability to produce a quality product and effectively market and manage their operations.

Construction lending involves additional risks when compared with permanent lending because funds are advanced upon the security of the project, which is of uncertain value prior to its completion. Risk of loss on a construction loan also depends on the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation on real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. In addition, generally during the term of a construction loan, interest may be funded by the borrower or disbursed from an interest reserve set aside from the loan budget. If the estimate of construction cost is inaccurate, we may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project is inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment of the loan upon the sale of the property. Construction loans also carry the risk that construction will not be completed on time in accordance with specifications and projected costs. These loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. If the appraised value of a completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss in the event of non-payment by the borrower.

Marine and Recreational Vehicle Lending. Marine and recreational vehicle loans may entail greater risk than one- to four-family residential real estate loans. Repossessed collateral for a defaulted marine or recreational vehicle loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. Further, any collateral securing such loan will likely depreciate over time, be difficult to appraise and fluctuate in value.

Consumer Loans. Consumer loans may entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly, or for which there is a limited re-sale market. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. Consumer loan collections depend on the borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Multifamily and Other Commercial Real Estate Loans. Loans secured by multifamily properties or other commercial real estate generally have larger balances and involve a greater degree of risk than owner-occupied, one- to four-family residential real estate loans. The primary concern in commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject, to a greater extent than residential real estate loans, to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we may require borrowers and loan guarantors to provide quarterly, semi-annual or annual financial statements, depending on the size of the loan, on commercial real estate loans. In reaching a decision on whether to make a commercial real estate loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. We have generally required that the properties securing these real estate loans have an aggregate debt service ratio, including the guarantor’s cash flows and the borrower’s other projects, of at least 1.20x for multifamily and commercial real estate loans. While this is a small percentage of our business, our analysis may require an environmental phase one report when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials.

If we foreclose on a multifamily or commercial real estate loan, the marketing and liquidation period to convert the real estate asset to cash can be lengthy with substantial holding costs. In addition, vacancies, deferred maintenance, repairs and market stigma can result in prospective buyers expecting sale price concessions to offset their real or perceived economic losses for the time it takes them to return the property to profitability. Depending on the individual circumstances, initial charge-offs and subsequent losses on commercial real estate loans can be unpredictable and substantial. As of December 31, 2023, we held no “other real estate owned” as a result of foreclosures (or the acceptance of a deed in lieu of foreclosure).

Commercial. Unlike residential real estate loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flows of the borrower’s business. As a result, the Bank historically has had a very small presence in this space. Such loans must comply with our consumer lending guidelines. Commercial loans are primarily loans purchased from a national financial services firm that specializes in loans to the professional and healthcare industries. Like consumer loans, the commercial loans that we purchase from this firm may entail greater risk than residential mortgage loans. Like consumer loans, collections on commercial loans depend on the borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy.

Credit support provided by the borrower for most of these loans is based on the enforcement of a personal guarantee. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value. As a result, the availability of funds for the repayment of commercial loans may depend substantially on the success of the business itself.

Originations, Participations, Sales and Purchases of Loans

Our loan originations are generated by our loan personnel operating at our banking offices and mortgage loan originators. Additionally, in recent years, we have purchased a consumer and commercial loans. We also obtain referrals from existing and former customers and from accountants, real estate brokers, builders and attorneys. All loans we originate are underwritten pursuant to our policies and procedures which incorporate secondary market underwriting guidelines to the extent applicable for residential loans.

While we originate both fixed-rate and adjustable-rate loans, our ability to generate each type of loan depends upon relative borrower demand and the pricing levels as set in the local marketplace by competing banks, thrifts, credit unions, and mortgage banking companies. Our volume of real estate loan originations is influenced significantly by market interest rates, and, accordingly, the volume of our real estate loan originations can vary from period to period.

Consistent with our interest rate risk strategy, we originate for sale and sell a significant majority of the longer term, fixed-rate one- to four-family residential real estate loans that we originate on a servicing retained basis while retaining shorter term fixed-rate, adjustable-rate and non-conforming one- to four-family residential real estate loans in order to manage the duration and time to repricing of our loan portfolio. We consider our balance sheet as well as market conditions on an ongoing basis in making decisions as to whether to hold loans we originate for investment or to sell such loans, choosing the strategy that is most advantageous to us from a profitability and risk management standpoint.

In addition, we have sold loans in the past to the FHLB pursuant to the Mortgage Partnership Finance program consisting of long-term, fixed-rate single-family residential loans originated which had interest rates below certain levels established by the board of directors. Such sales provide for a limited amount of recourse. At December 31, 2023, the outstanding balance of our loans subject to recourse was approximately $308,000.

As a supplement to our in-house loan originations, we have entered into an agreement with an unaffiliated broker as a source for certain marine and recreational vehicle loans. This broker does not have an ownership interest in or any common employees or directors. The broker is located in our market area. For each marine or recreational vehicle loan arranged through our broker relationship, we generally pay the broker a commission based on the loan amount. We use the same parameters in evaluating these loans as we do for our in-house loan originations.

We also have an agreement with a national financial services firm that specializes in loans to the professional and healthcare industries. The Bank purchases loans originated by this firm as they offer unique features designed to provide a reliable source of quality loan portfolio growth that is fully compliant with our lending guidelines. The firm services these loans and the Bank holds the notes. These loan purchases can only be approved by an officer of the Bank and are limited, in aggregate, to 20% of total capital. Loans purchased from the firm are fully documented and reviewed for multiple factors, including, but not limited to, debt-to-income, cash flow coverage, FICO and other matrix scores, and all the loans have terms of 180 months or less.

We occasionally purchase loan participations in commercial loans originated by another local financial institution acting as the lead lender. In these circumstances, we follow our customary loan underwriting and approval policies. At December 31, 2023, the outstanding balances of our loan participations where we are not the lead lender totaled $1.0 million, or 0.57% of our loan portfolio. All such loans were performing in accordance with their original repayment terms. Historically, we have not purchased whole loans.

Loan Approval Procedures, Loans to One Borrower Limit and Lending Authority

Pursuant to applicable Wisconsin law, the aggregate amount of loans that we are permitted to make to any one borrower or a group of related borrowers is generally limited to 20% of our capital (25% if the amount in excess of 20% is secured by “readily marketable collateral”). At December 31, 2023, based on the 20% limitation, our loans-to-one-borrower limit was approximately $3.8 million.

At December 31, 2023, our general internal limit on an aggregate loan relationship-to-one borrower (and related entities) was also 20% of our capital. At December 31, 2023, our largest loan relationship with one borrower was 38 loans aggregating $3.6 million, which were secured by apartment buildings with four or less units that are located in Outagamie County. All of the loans were performing in accordance with their contractual terms on that date.

As a result of the offering, our loans-to-one borrower limit will increase on a dollar basis and, consistent with our strategy to grow segments of our loan portfolio, we may originate and retain in our portfolio larger loan relationships, while also remaining diversified with smaller and mid-sized relationships as well.

Our lending is subject to written underwriting standards and origination procedures. Decisions on loans are made consistent with our loan policies and procedures, and the underwriting and review of a loan decision is designed primarily to determine the borrower’s ability to repay the requested loan.

The board of directors has overall responsibility for our lending policy, and the board reviews this policy at least annually.

The board of directors has delegated loan approval authority to certain officers up to prescribed limits, depending on the officer’s experience, the type of loan and whether the loan is secured or unsecured. Loan applications for residential real estate of greater than $400,000 require approval by the Loan Committee, which consists of three of the Bank’s directors, Ms. Hoersch, Ms. Cruz and Mr. Haen, and the Chairman, President and Chief Executive Officer, Mr. Schmalz. Underwriting of these applications are completed or reviewed by the Vice President of Lending (or designated signer). As with residential real estate, loans for commercial real estate of greater than $400,000 up to our internal loans-to-one relationship limitation require approval by the Loan Committee. All commercial loans we originate up to $400,000 (excluding loans purchased through the national financial services firm) are approved by the Vice President of Lending (or designated signer), and all commercial loans we originate over $400,000 are approved by the Loan Committee. Loan policy exceptions are fully disclosed to the approving authority, either an individual officer or the appropriate management or Loan Committee prior to approval. Reporting on Policy exceptions is included within each Loan Committee meeting and quarterly board meeting and subsequent board package.

Delinquencies and Non-Performing Assets

Delinquency Procedures. When a borrower fails to make required payments on a loan, we take a number of steps to induce the borrower to cure the delinquency and restore the loan to current status. Past due notices are generated automatically once a loan is 16 days past due. If the payment is not received by the 30th day, a second notice is mailed. Collection activity including phone calls and other approved forms of communication may occur to remedy the delinquency. If the loan reaches 45 days past due without cooperation, a right to cure is sent out and the borrower has 15 days in which to satisfy the right to cure. If there are still no payments, and no cooperation on the part of the borrower, a demand letter is sent and we may consult with our attorney demanding that the loan be brought entirely current within 30 days. If there are still no payments and no cooperation from the borrower, the matter may be turned over to the attorney to start legal action for foreclosure when the loan reaches 120 days delinquent.

Loans Past Due and Non-Performing Assets. Loans are reviewed on a regular basis. Management determines that a loan is impaired or non-performing when it is probable at least a portion of the loan will not be collected in accordance with the original terms due to a deterioration in the financial condition of the borrower or the value of the underlying collateral if the loan is collateral dependent. When a loan is determined to be impaired, the measurement of the loan in the allowance for credit losses is based on present value of expected future cash flows, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Non-accrual loans are loans for which collectability is questionable and, therefore, interest on such loans will no longer be recognized on an accrual basis. All loans that become 90 days or more delinquent are placed on non-accrual status unless the loan is well secured and in the process of collection. When loans are placed on non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received on a cash basis. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

When we acquire real estate as a result of foreclosure, the real estate is classified as real estate owned. The real estate owned is recorded at the lower of carrying amount or fair value, less estimated costs to sell. Soon after acquisition, we order a new appraisal to determine the current market value of the property. Any excess of the recorded value of the loan satisfied over the market value of the property is charged against the allowance for credit losses, or, if the existing allowance is inadequate, charged to expense of the current period. After acquisition, all costs incurred in maintaining the property are expensed. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell. At December 31, 2023, we had no real estate owned.

Effective January 1, 2023, we adopted ASU 2022-02 Financial Instruments - Credit Losses (Topic 326) Troubled Debt Restructurings (TDR) and Vintage Disclosures, which removed the existing measurement and disclosure requirements for troubled debt restructuring (“TDR”) loans and added additional disclosure requirements related to modifications provided to borrowers experiencing financial difficulty. Prior to adoption, a change in contractual terms of a loan where a borrower was experiencing financial difficulty and received a concession not available through other sources was required to be disclosed as a TDR, whereas now a borrower that is experiencing financial difficulty and receives a modification in the form of principal forgiveness, interest rate reduction, an other-than-insignificant payment delay or a term extension in the current period is disclosed as a modification to a borrower experiencing financial difficulty.

We may modify the contractual terms of a loan to a borrower experiencing financial difficulties as a way to mitigate loss, proactively work with borrowers in financial difficulty, or to comply with regulations regarding the treatment of certain bankruptcy filing and discharge situations. A borrower is considered to be experiencing financial difficulty when there is significant doubt about the borrower’s ability to make required payments on the debt or to get equivalent financing from another creditor at a market rate for similar debt. A loan placed on nonaccrual because the borrower is experiencing financial difficulty may be returned to accrual status when all contractually due interest and principal has been paid and the borrower demonstrates the financial capacity to continue to pay as agreed, with the risk of loss diminished. We had no loans classified as modifications to borrowers experiencing financial difficulty as of December 31, 2023 and no loans classified as TDRs at December 31, 2022.

Delinquent Loans. The following table sets forth our loan delinquencies by type and amount at the dates indicated.

	At December 31, 2023			At December 31, 2022
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due

	(In thousands)
One- to four-family	$1,166	$395	$—	$183	$—	$—
Home equity	—	60	—	—	—	—
Equity line of credit	—	—	—	5	—	—
Marine and recreational vehicle	—	250	—	100	—	—
Total	$1,166	$705	$—	$288	$—	$—

Non-Performing Assets. The following table sets forth information regarding our non-performing assets. Non-performing assets include loans that are 90 or more days past due or on non-accrual status and real estate and other loan collateral acquired through foreclosure and repossession. Additionally, whenever management becomes aware of facts or circumstances that may adversely impact the collectability of principal or interest on loans, management may place such loans on non-accrual status immediately, rather than waiting until the loan become 90 days past due.

	At December 31,
	2023	2022
	(Dollars in thousands)
Non-accrual loans:
One- to four-family	$—	$37
Other consumer	18	—
Total accruing loans past due 90 days or more	—	—
Total non-performing loans	$18	$37
Foreclosed assets	$—	$—
Total non-performing assets	$18	$37
Total accruing troubled debt restructured loans	$—	$—
Total non-performing loans to total loans	0.01%	0.02%
Total non-accrual loans to total loans	0.01%	0.02%
Total non-performing assets to total assets	0.01%	0.01%

Classified Assets. Federal regulations provide that each insured savings institution classify its assets on a regular basis. In addition, in connection with examination of insured depository institutions, federal and Wisconsin banking regulators have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention” by our management.

In connection with the filing of our periodic regulatory reports and according to our classification of assets policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification according to applicable regulations. If a problem loan deteriorates in asset quality, the classification is changed to “substandard,” “doubtful” or “loss” depending on the circumstances and the evaluation. Generally, loans 90 days or more past due are placed on nonaccrual status and classified “substandard.”

The table below sets forth our classified loans at the dates indicated. We did not have any “special mention” loans at the dates indicated.

	At December 31,
	2023	2022

	(In thousands)
Substandard assets	$—	$635
Doubtful assets	—	—
Loss assets	—	—
Total classified loans	$—	$635

Other Loans of Concern. At December 31, 2023, except for loans included in the above table, there were no other loans of concern for which we had information about possible credit problems of borrowers that caused us to have serious doubts about the ability of the borrowers to comply with present loan repayment terms and that may result in disclosure of such loans in the future.

Provision for Credit Losses. On January 1, 2023, we adopted Accounting Standards Update (ASU) 2016-13 Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which replaces the incurred loss methodology with an expected loss methodology that is referred to as the CECL methodology. Under this new current expected loss model, provisions for credit losses are charged to operations to establish an allowance for credit losses at a level to cover expected losses over the expected life of a loan or securities portfolio. Under the previous “incurred loss” model, provisions for loan losses were charged to operations to establish an allowance for loan losses at a level necessary to absorb known and inherent losses in our loan portfolio that are both probable and reasonably estimable at the date of the consolidated financial statements. In evaluating the level of the allowance for credit losses, management analyzes reasonable and supportable forecasts and several qualitative loan portfolio risk factors including, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, the fair value of underlying collateral, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses.

Our allowance for credit losses was $1.1 million at December 31, 2023 compared to $909,000 at December 31, 2022. The ratio of our allowance for credit losses to total loans was 0.60% at December 31, 2023 and 0.52% at December 31, 2022, while the allowance for credit losses to non-performing loans was 5,872.22% at December 31, 2023 compared to 2,456.76% at December 31, 2022.

Additions to the allowance for credit losses are provided by charges against income based on various factors, which, in our judgment, deserve current recognition in estimating expected losses. Credit losses are charged-off in the period the loans, or portion thereof, are deemed uncollectible. Generally, the Company will record a loan charge-off (including a partial charge-off) to reduce a loan to the estimated fair value of the underlying collateral, less cost to sell, for collateral dependent loans. We regularly review the loan portfolio in order to maintain the allowance for credit losses in accordance with U.S. GAAP.

As an integral part of their examination process, the Department and the FDIC will periodically review our allowance for credit losses, and as a result of such reviews, we may determine to adjust our allowance for credit losses. However, regulatory agencies are not directly involved in the process for establishing the allowance for credit losses as the process is our responsibility and any increase or decrease in the allowance is the responsibility of management.

The following table sets forth activity in our allowance for credit losses for the periods indicated.

	At or For the Year Ended December 31,
	2023	2022

	(Dollars in thousands)
Allowance for credit losses at beginning of period	$909	$986
Provision for credit losses	145	—
Charge-offs:
Other consumer	(22)	(78)
Total charge-offs	(22)	(78)

Recoveries:
Marine and recreational vehicle	25	1
Total recoveries	25	1

Net recoveries (charge-offs)	3	(77)

Allowance at end of period	$1,057	$909

Allowance for credit losses to total loans outstanding at end of period	0.60%	0.52%
Non-accrual loans to total loans outstanding at end of period	0.01%	0.02%
Allowance for credit losses to non-accrual loans at end of period	5,872.22%	2456.76%
Net recoveries (charge-offs) to average loans outstanding during period	NM	(0.05)%

NM - Not Meaningful

The following table sets forth additional information with respect to charge-offs by category for the periods indicated.

	For the Year Ended December 31,
	2023	2022

Net recoveries (charge-offs) to average loans outstanding during the period:
Home equity	—%	(0.29)%
Marine and recreational vehicle	—%	(0.29)%

Allocation of Allowance for Credit Losses. The following table sets forth the allowance for credit losses allocated by loan category and the percent of the allowance in each category to the total allocated allowance at the dates indicated. The CECL ACL lifetime loss rates utilized in the allowance for credit losses calculation net of historical loss experience were applied to the respective loan portfolio segments as of January 1, 2023. The CECL estimated loss rates for one- to four-family real estate loans was higher than the calculated factor used in the allowance for loan loss methodology. Likewise, the CECL estimated loss rates for consumer loans was lower than the calculated factor used in the allowance for loan loss methodology. These changes were primarily due to the utilization of peer data as a component of the ACL. The allowance for credit losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At December 31,
	2023				2022
	Allowance for Credit Losses	Percent of Allowance in Category to Total Allowance	Percent of Loans in Category to Total Loans	Allowance for Credit Losses	Percent of Allowance in Category to Total Allowance	Percent of Loans in Category to Total Loans

	(Dollars in thousands)
Residential real estate:
One- to four-family	$655	61.97%	69.67%	$408	44.88%	71.36%
Home equity	11	1.04%	1.18%	3	0.33%	0.74%
Equity line of credit	22	2.08%	2.36%	13	1.43%	2.46%
Construction	21	1.99%	2.27%	4	0.44%	0.99%
Multifamily	8	0.76%	0.85%	7	0.77%	1.41%
Commercial	26	2.46%	1.33%	10	1.10%	2.09%
Commercial	45	4.26%	2.49%	10	1.10%	2.70%
Consumer installment:
Marine and recreational vehicle	242	22.89%	17.55%	402	42.68%	15.67%
Other consumer	27	2.55%	2.30%	52	7.26%	2.57%
Total allowance	$1,057	100.00%	100.00%	$909	100.00%	100.00%

Investment Activities

General. Our investment policy is established by the board of directors. As part of the enhancement to our asset-liability, interest rate risk, and liquidity management process, in 2023, the board and management reviewed our investment portfolio composition and strategy and enhanced the investment policy with increased board oversight and reporting and addressed the perceived shortcomings in the former policy, including the immediate and long-term risk associated with the Bank’s previous investment strategy. The objectives of the enhanced policy are to: (i) provide and maintain liquidity within the guidelines of Wisconsin and federal banking laws and regulations, and to allow us to alter our liquidity position to meet both day-to-day and long-term changes in assets and liabilities; (ii) maintain high quality investments to minimize risk; (iii) provide collateral for pledging requirements; (iv); serve as a countercyclical balance to earnings and (v) maximize return on our investments.

Our investment policy is reviewed annually by our board of directors and all policy changes recommended by management must be approved by the board. Our president appoints an investment manager who administers and implements our investment policy and as such is authorized to manage our daily cash flows and make transfers from depositories to approved short-term investment accounts, and invest in approved longer term investments based on our investment strategy to meet future funding needs or as a prudent utilization of excess liquidity. Any long-term investment must be reviewed by the board. The investment manager must request prior approval from the president or our Asset/Liability Committee for any deviation from the investment policy.

We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various government-sponsored enterprises and municipal governments, deposits at the FHLB, certificates of deposit of federally insured depository institutions and investment grade corporate bonds. We also are required to maintain an investment in FHLB stock. Derivative investments are not approved activities under the policy unless first studied and approved by the board.

At December 31, 2023 we had $64.0 million of investment securities (both held-to-maturity and available-for-sale), representing 24.5% of our total assets, and our investment portfolio consisted primarily of U.S. Treasury and federal agency securities, government-sponsored residential mortgage-backed securities (which includes collateralized mortgage obligations) and corporate bonds. In addition, at December 31, 2023, we owned $1.1 million of FHLB stock. As a member of the FHLB, we are required to purchase stock in the FHLB, which stock is carried at cost and classified as restricted equity securities.

As of December 31, 2023 and December 31, 2022, a portion of our investment portfolio was classified as held-to-maturity. These securities are carried at amortized cost net of any remaining unrealized gains or losses on them at the time the securities were classified as held-to-maturity. The following table sets forth the maturities and weighted average yields of these debt securities not carried at fair value through earnings as of December 31, 2023 and December 31, 2022. Weighted average yields are as of the period end.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield

	(Dollars in thousands)
December 31, 2023

Held-to-maturity:
U.S. government sponsored agencies	$726	0.42%	$4,733	0.85%	$18,483	1.19%	$4,281	2.37%
U.S. Treasury securities	$1,477	0.25%	$10,350	0.74%	$—	—%	$—	0.68%

December 31, 2022

Held-to-maturity:
U.S. government sponsored agencies	$—	—%	$3,577	0.67%	$17,734	1.19%	$6,006	2.20%
U.S. Treasury securities	$—	—%	$11,410	0.71%	$—	—%	$—	—%

For additional information regarding our investment securities portfolio, see Note 3 to the notes to our consolidated financial statements.

Sources of Funds

General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We have also historically used borrowings to supplement cash flow needs, to lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds. In addition, we receive funds from scheduled loan payments, investment maturities, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition. See “Risk Factors—Risks Related to Our Funding—Our inability to generate core deposits may cause us to rely more heavily on wholesale funding strategies for funding and liquidity needs, which could have an adverse effect on our net interest margin and profitability.”

Deposits. Our deposits are generated primarily from our primary market area. We offer a selection of deposit accounts, including noninterest-bearing and interest-bearing demand accounts, money market accounts, savings accounts and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. We have the authority to accept brokered deposits, but had no such deposits as of December 31, 2023.

On a periodic basis, we establish interest rates paid, maturity terms, service fees and withdrawal penalties. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. We rely upon personalized customer service, long-standing relationships with customers, and the favorable image of the Bank in the community to attract and retain local deposits. We also seek to obtain deposits from our commercial loan customers.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts offered allows us to be competitive in obtaining funds and responding to changes in consumer demand. Based on experience, we believe that our deposits are relatively stable. However, the ability to attract and maintain deposits and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions.

The following table sets forth the distribution of total deposits, by account type, at the dates indicated.

	At December 31, 2023			At December 31, 2022
	Amount	Percent	Average Rate	Amount	Percent	Average Rate

	(Dollars in thousands)
Noninterest-bearing demand	$10,250	4.45%	—%	$11,224	4.50%	0.00%
Interest bearing demand	32,901	14.28%	0.08%	36,702	14.73%	0.07%
Savings	32,889	14.27%	0.06%	36,368	14.59%	0.05%
Money market	49,912	21.66%	0.69%	65,933	26.46%	0.39%
Certificates of deposit	104,516	45.35%	3.08%	98,981	39.72%	1.26%
Total	$230,468	100.00%	1.53%	$249,208	100.00%	0.62%

As of December 31, 2023 and 2022, the aggregate amount of total uninsured deposits (deposits in amounts greater than or equal to $250,000, which is the maximum amount for federal deposit insurance) was $36.7 million and $26.7 million, respectively. In addition, uninsured certificates of deposit totaled $18.5 million and $18.0 million as of December 31, 2023 and 2022, respectively. We have no deposits that are uninsured for any reason other than being in excess of the maximum amount for federal deposit insurance.

The following table sets forth, by time remaining until maturity, the portions of our certificates of deposit that are in excess of the FDIC insurance limit at December 31, 2023.

At
December 31, 2023
(In thousands)
Maturity period:
Three months or less	$2,561
Over three to six months	8,757
Over six to twelve months	—
Over twelve months	6,670
Total	$17,988

Borrowing Capacity. As a member of the FHLB, the Bank is eligible to obtain advances upon the security of the FHLB common stock owned and certain residential mortgage loans, provided certain standards related to creditworthiness have been met. FHLB advances are available pursuant to several credit programs, each of which has its own interest rate and range of maturities. At December 31, 2023, we had the ability to borrow an additional $48.6 million from the FHLB, subject to certain collateral requirements and had advances of $18.6 million at such date.

Additionally, at December 31, 2023 we had a $25.0 million available line of credit with the Discount Window at the Federal Reserve Bank of Chicago. In addition, at December 31, 2023 we had a $6.0 million line of credit with a correspondent bank. We have not drawn against the Discount Window or the line of credit.

Properties

We conduct our business through our headquarters in Kaukauna and branches in Appleton, Freedom, Grand Chute and Kimberly, Wisconsin We own all five of our offices. At December 31, 2023 the total net book value of our land, buildings, leasehold improvements, furniture, fixtures and equipment was $2.9 million.

Subsidiary and Other Activities

Upon completion of the conversion, the Bank will become the wholly owned subsidiary of New EWSB Bancorp. The Bank has no subsidiaries.

Legal Proceedings

Among other things, the activities of the Bank, including with respect to disclosures about and implementation of numerous consumer products, are subject to various laws and numerous regulations, including those related to unfair or deceptive acts or practices. If the Bank is found to have violated one or more consumer protection laws, it may be required to pay restitution to certain affected customers in connection with certain of these practices. In addition, as a result of the extensive regulation, supervision and examination of our business described elsewhere in this prospectus, we are also involved, from time to time, in other reviews, investigations and proceedings (both formal and informal) by governmental agencies regarding our business, certain of which may result in adverse judgments, settlements, fines, penalties, public or private censure, increased costs, required remediation, restriction on business activities or other impacts on us.

We are not involved in any pending legal proceedings as a plaintiff or defendant other than routine legal proceedings occurring in the ordinary course of business, and at December 31, 2023, we were not involved in any legal proceedings, the outcome of which would be material to our financial condition or results of operations.

Expense and Tax Allocation

The Bank will enter into an agreement with New EWSB Bancorp to provide it with certain administrative support services for compensation not less than the fair market value of the services provided. In addition, the Bank and New EWSB Bancorp will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

As of December 31, 2023, we had 46 full-time equivalent employees. Our employees are not represented by any collective bargaining group. Management believes that we have a good working relationship with our employees.

SUPERVISION AND REGULATION

General

The Bank is a stock savings bank organized under the laws of the State of Wisconsin. The lending, investment, and other business operations of the Bank are governed by Wisconsin law and regulations, as well as applicable federal law and regulations, and the Bank is prohibited from engaging in any operations not authorized by such laws and regulations. The Bank is subject to extensive regulation, supervision and examination by the Department and by the FDIC. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the FDIC’s Deposit Insurance Fund and depositors, and not for the protection of security holders. As a registered bank holding company, New EWSB Bancorp will be regulated by the Federal Reserve Board. The Bank also is a member of and owns stock in the FHLB Chicago, which is one of the 11 regional banks in the Federal Home Loan Bank System.

Under this system of regulation, the regulatory authorities have extensive discretion in connection with their supervisory, enforcement, rulemaking and examination activities and policies, including rules or policies that: establish minimum capital levels; restrict the timing and amount of dividend payments; govern the classification of assets; provide oversight for the adequacy of loan loss reserves for regulatory purposes and the adequacy of its risk management framework; and establish the timing and amounts of assessments and fees imposed by the regulatory agencies. Moreover, as part of their examination authority, the banking regulators assign numerical ratings to banks and savings institutions relating to capital, asset quality, management, liquidity, earnings and other factors. These ratings rely on the supervisor’s judgment and the receipt of a less than satisfactory rating in one or more categories may result in enforcement action by the banking regulators against a financial institution. A less than satisfactory rating may also prevent a financial institution, such as the Bank or its holding company, from obtaining necessary regulatory approvals to access the capital markets, pay dividends, acquire other financial institutions or establish new branches.

In addition, the Bank must comply with significant anti-money laundering and anti-terrorism laws and regulations, Community Reinvestment Act (“CRA”) laws and regulations, and fair lending laws and regulations. Government agencies have the authority to impose monetary penalties and other sanctions on institutions that fail to comply with these laws and regulations, which could significantly affect our business activities, including our ability to acquire other financial institutions or expand our branch network.

As bank holding companies, the MHC and Old EWSB Bancorp are required to comply with the rules and regulations of the Federal Reserve Board. Each is required to file certain reports with the Federal Reserve Board and is subject to examination by and the enforcement authority of the Federal Reserve Board.

Following the conversion and offering, New EWSB Bancorp will be a bank holding company and will be required to comply with the Bank Holding Company Act of 1956, as amended (“BHCA”), and the rules and regulations of the Federal Reserve Board. It will be required to file certain reports with the Federal Reserve Board and will be subject to examination by and the enforcement authority of the Federal Reserve Board. Additionally, the Federal Reserve Board may directly examine the subsidiaries of a bank holding company, including the Bank. New EWSB Bancorp will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Any change in applicable laws or regulations, whether by the Wisconsin legislature, the Department, the Consumer Financial Protection Bureau, the FDIC, the Federal Reserve Board, the Securities and Exchange Commission or Congress, could have a material adverse impact on the operations and financial performance of New EWSB Bancorp and the Bank.

Set forth below is a brief description of material regulatory requirements that are or will be applicable to the Bank and New EWSB Bancorp. The description is limited to certain material aspects of the statutes and regulations addressed, and is not intended to be a complete description of such statutes and regulations and their effects on the Bank and New EWSB Bancorp.

Intrastate and Interstate Merger and Branching Activities

Wisconsin Law and Regulation. Any Wisconsin savings bank meeting certain requirements may, upon approval of the Department, establish one or more branch offices in the state of Wisconsin and the states of Illinois, Indiana, Iowa, Kentucky, Michigan, Minnesota, Missouri, and Ohio. In addition, upon Department approval, a Wisconsin savings bank may establish a branch office in any other state as the result of a merger or consolidation.

Federal Law and Regulation. The Interstate Banking Act permits the federal banking agencies to, under certain circumstances, approve merger transactions between banks located in different states, regardless of whether an acquisition would be prohibited under state law. The Interstate Banking Act, as amended, authorizes de novo branching into another state at locations at which banks chartered by the host state could establish a branch. The establishment of branches and bank mergers require the prior approval of the FDIC.

Loans and Investments

Wisconsin Law and Regulations. Under Wisconsin law and regulation, The Bank is authorized to make, invest in, sell, purchase, participate or otherwise deal in mortgage loans or interests in mortgage loans without geographic restriction, including loans made on the security of residential and commercial property. Wisconsin savings banks also may lend funds on a secured or unsecured basis for business, commercial or agricultural purposes, provided the total of all such loans does not exceed 20% of the savings bank’s total assets, unless the Department authorizes a greater amount. Loans are subject to certain other limitations, including percentage restrictions based on total assets.

Wisconsin savings banks may invest funds in certain types of debt and equity securities, including obligations of federal, state and local governments and agencies. Subject to prior approval of the Department, compliance with capital requirements and certain other restrictions, Wisconsin savings banks may invest in residential housing development projects. Wisconsin savings banks may also invest in service corporations or subsidiaries with the prior approval of the Department, subject to certain restrictions.

Wisconsin savings banks may make loans and extensions of credit, both direct and indirect, to one borrower in amounts up to 20% of the savings bank’s capital plus an additional 5% for loans fully secured by readily marketable collateral. In addition, and notwithstanding the 20% of capital and additional 5% of capital limitations set forth above, Wisconsin savings banks may make loans to one borrower, or a related group of borrowers, for any purpose in an amount not to exceed $500,000, or to develop domestic residential housing units in an amount not to exceed the lesser of $30 million or 30% of the savings bank’s capital, subject to certain conditions.

Federal Law and Regulation. FDIC regulations also govern the equity investments of the Bank and, notwithstanding Wisconsin law and regulations, such regulations prohibit the Bank from making certain equity investments and generally limit the Bank’s equity investments to those that are permissible for national banks and their subsidiaries. Also, under FDIC regulations, the Bank must obtain prior FDIC approval before directly, or indirectly through a majority-owned subsidiary, engaging “as principal” in any activity that is not permissible for a national bank unless certain exceptions apply. The activity regulations provide that state banks that meet applicable minimum capital requirements would be permitted to engage in certain activities that are not permissible for national banks, including certain real estate and securities activities conducted through subsidiaries. The FDIC will not approve an activity that it determines presents a significant risk to the FDIC insurance fund. The current activities of the Bank and its subsidiaries are permissible under applicable federal regulations.

Loans to, and other transactions with, affiliates of the Bank, such as New EWSB Bancorp, are restricted by the Federal Reserve Act and regulations issued by the Federal Reserve Board thereunder. See “—Transactions with Affiliates and Insiders” below.

Lending Standards

Wisconsin Law and Regulations. Wisconsin law and regulations issued by the Department impose on Wisconsin savings banks certain fairness in lending requirements and prohibit savings banks from discriminating against a loan applicant based upon the applicant’s physical condition, developmental disability, sex, marital status, race, color, creed, national origin, religion or ancestry.

Federal Law and Regulation. The federal banking agencies have adopted uniform regulations prescribing standards for extensions of credit that are secured by liens on interests in real estate or made for the purpose of financing the construction of a building or other improvements to real estate. Under the joint regulations adopted by the federal banking agencies, all insured depository institutions, such as the Bank, must adopt and maintain written policies that establish appropriate limits and standards for extensions of credit that are secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards (including loan-to-value limits) that are clear and measurable, loan administration procedures, and loan documentation, approval and reporting requirements. The real estate lending policies must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies that have been adopted by the federal bank regulators.

The Interagency Guidelines, among other things, require a depository institution to establish internal loan-to-value limits for real estate loans that are not in excess of the following supervisory limits:

•	for loans secured by raw land, 65% of the value of the collateral;

•	for land development loans (i.e., loans for the purpose of improving unimproved property prior to the erection of structures), the supervisory loan-to-value limit is 75%;

•	for loans for the construction of commercial, over four-family or other non-residential property, the supervisory limit is 80%;

•	for loans for the construction of one- to four-family properties, the supervisory limit is 85%; and

•	for loans secured by other improved property (e.g., farmland, completed commercial property and other income-producing property, including non-owner occupied, one- to four-family property), the supervisory limit is 85%.

Although no supervisory loan-to-value limit has been established for permanent mortgages on owner-occupied, one- to four-family or home equity loans, the Interagency Guidelines state that for any such loan with a loan-to-value ratio that equals or exceeds 90% at origination, an institution should require appropriate credit enhancement in the form of either mortgage insurance or readily marketable collateral.

Deposits

Wisconsin Law and Regulations. Under Wisconsin law, the Bank is permitted to establish deposit accounts and accept deposits. The Bank’s board of directors, or its designee, determines the rate and amount of interest to be paid on or credited to deposit accounts subject to FDIC limitations.

Deposit Insurance

Wisconsin Law and Regulations. Under Wisconsin law, the Bank is required to obtain and maintain insurance on its deposits from a deposit insurance corporation. The deposits of the Bank are insured up to the applicable limits by the FDIC.

Federal Law and Regulation. The Bank is a member of the Deposit Insurance Fund, which is administered by the FDIC. The Bank’s deposit accounts are insured by the FDIC, generally up to a maximum of $250,000 per separately insured depositor per account ownership category.

The FDIC imposes an assessment against all insured depository institutions. An institution’s assessment rate depends upon the perceived risk of the institution to the Deposit Insurance Fund, with less risky institutions paying lower rates. Currently, assessments for institutions of less than $10 billion of total assets are based on financial measures and supervisory ratings derived from statistical models estimating the probability of failure within three years.

The FDIC adopted a final rule in October 2022 to increase initial base deposit insurance assessment rates by two basis points beginning in the first quarterly assessment period of 2023. The FDIC may increase or decrease the range of assessments uniformly, except that no adjustment can deviate more than two basis points from the base assessment rate without notice and comment rulemaking.

The FDIC has the authority to increase insurance assessments. A significant increase in insurance premiums would have an adverse effect on the operating expenses and results of operations of the Bank. We cannot predict what deposit insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not know of any practice, condition or violation that might lead to termination of deposit insurance.

Capitalization

Wisconsin Law and Regulations. Wisconsin savings banks are required to maintain a minimum capital to total assets ratio of 6% and must maintain total capital necessary to ensure the continuation of insurance of deposit accounts by the FDIC. If the Department determines that the financial condition, history, management or earning prospects of a savings bank are not adequate, the Department may require a higher minimum capital level for the savings bank. If a Wisconsin savings bank’s capital ratio falls below the required level, the Department may direct the savings bank to adhere to a specific written plan established by the Department to correct the savings bank’s capital deficiency, as well as a number of other restrictions on the savings bank’s operations, including a prohibition on the payment of dividends. At December 31, 2023, the Bank’s capital to assets ratio, as calculated under Wisconsin law, was 4.50% and thus the Bank was not in compliance with this requirement. See “Regulation and Supervision—Informal Agreements with Regulators.”

Federal Law and Regulation. Federal regulations require FDIC insured depository institutions to meet several minimum capital standards: a common equity Tier 1 capital to risk-based assets ratio of 4.5%, a Tier 1 capital to risk-based assets ratio of 6.0%, a total capital to risk-based assets of 8.0%, and a 4.0% Tier 1 capital to total assets leverage ratio.

Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and additional Tier 1 capital. Additional Tier 1 capital includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus, meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised an opt-out election regarding the treatment of Accumulated Other Comprehensive Income (“AOCI”), up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Institutions that have not exercised the AOCI opt-out have AOCI incorporated into common equity Tier 1 capital (including unrealized gains and losses on available-for-sale-securities). The Bank exercised its AOCI opt-out election. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted asset above the amount necessary to meet its minimum risk-based capital requirements.

In assessing an institution’s capital adequacy, the FDIC takes into consideration, not only these numeric factors, but qualitative factors as well, including the bank’s exposure to interest rate risk. The FDIC has the authority to establish higher capital requirements for individual institutions where deemed necessary due to a determination that an institution’s capital level is, or is likely to become, inadequate in light of particular circumstances.

The federal banking agencies have established a “community bank leverage ratio” of between 8 to 10% of average total consolidated assets for qualifying institutions with assets of less than $10 billion. Institutions with capital meeting the specified requirements and electing to follow the alternative framework are deemed to comply with the applicable regulatory capital requirements, including the risk-based requirements. A qualifying institution may opt in and out of the community bank leverage ratio on its quarterly call report.

The optional community bank leverage ratio has currently been established at 9%. The Bank has not opted into the community bank leverage ratio.

Safety and Soundness Standards

Each federal banking agency, including the FDIC, has adopted guidelines establishing general standards relating to internal controls, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits, and information security. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal shareholder.

Prompt Corrective Regulatory Action

Federal bank regulatory authorities are required to take “prompt corrective action” with respect to institutions that do not meet minimum capital requirements. For these purposes, the statute establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Under the regulations, a bank is deemed to be (i) “well capitalized” if it has total risk-based capital of 10.0% or more, has a Tier 1 risk-based capital ratio of 8.0% or more, has a Tier 1 leverage capital ratio of 5.0% or more and a common equity Tier 1 ratio of 6.5% or more, and is not subject to any written capital order or directive; (ii) “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or more, a Tier 1 risk-based capital ratio of 6.0% or more, a Tier 1 leveraged capital ratio of 4.0% or more and a common equity Tier 1 ratio of 4.5% or more, and does not meet the definition of “well capitalized”; (iii) “undercapitalized” if it has a total risk-based capital ratio that is less than 8.0%, a Tier 1 risk-based capital ratio that is less than 6.0%, a Tier 1 leverage capital ratio that is less than 4.0% or a common equity Tier 1 ratio of less than 4.5%; (iv) “significantly undercapitalized” if it has a total risk-based capital ratio that is less than 6.0% and a Tier 1 risk-based capital ratio that is less than 4.0% or a common equity Tier 1 ratio of less than 3.0%; and (v) “critically undercapitalized” if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

Federal law and regulations also specify circumstances under which a federal banking agency may reclassify a well-capitalized institution as adequately capitalized and may require an institution classified as less than well capitalized to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized).

The FDIC may order savings banks that have insufficient capital to take corrective actions. For example, a savings bank that is categorized as “undercapitalized” is subject to growth limitations and is required to submit a capital restoration plan, and a holding company that controls such a savings bank is required to guarantee that the savings bank complies with the restoration plan. A “significantly undercapitalized” savings bank may be subject to additional restrictions. Savings banks deemed by the FDIC to be “critically undercapitalized” would be subject to the appointment of a receiver or conservator.

At December 31, 2023, our capital levels at the bank level exceeded the levels required to be technically considered “well-capitalized” with a common equity Tier 1 ratio of 11.2%, Tier 1 leverage ratio of 6.3%, a Tier 1 risk-based ratio of 11.2% and a total risk-based capital ratio of 11.9%.

A qualifying institution whose Tier 1 capital equals or exceeds the specified community bank leverage ratio and opts into that framework will be considered well capitalized for prompt corrective action purposes.

Banking regulators addressed the regulatory capital treatment of credit loss allowance under Accounting Standards Update (ASU) No. 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (CECL) methodology by allowing banking organizations an option to phase in the day-one regulatory capital effects. See Note 1 to the notes to the consolidated financial statements for the section “New accounting Pronouncements” for additional information regarding the adoption of this standard.

Dividends

Wisconsin Law and Regulations. Under Wisconsin law and applicable regulations, a Wisconsin savings bank that meets its regulatory capital requirements may declare dividends on capital stock based upon net profits, provided that its paid-in surplus equals its capital stock. In addition, prior Department approval is required before dividends exceeding 50% of net profits for any calendar year may be declared and before a stock dividend may be declared out of retained earnings. Under Department regulations, a Wisconsin savings bank which has converted from mutual to stock form also is prohibited from paying a dividend on its capital stock if the payment causes the regulatory capital of the savings bank to fall below the amount required for its liquidation account.

Federal Law and Regulation. The FDIC has the authority to prohibit the Bank from paying dividends if, in its opinion, the payment of dividends would constitute an unsafe or unsound practice in light of the financial condition of the Bank. Institutions may not pay dividends if they would be “undercapitalized” following payment of the dividend within the meaning of the prompt corrective action regulations.

Liquidity and Reserves

Wisconsin Law and Regulations. Under Department regulations, all Wisconsin savings banks are required to maintain a certain amount of their assets as liquid assets, consisting of cash and certain types of investments. The exact amount of assets a savings bank is required to maintain as liquid assets is set by the Department, but generally ranges from 4% to 15% of the savings bank’s average daily balance of net withdrawable accounts plus short-term borrowings (the “Required Liquidity Ratio”). At December 31, 2023, the Bank’s Required Liquidity Ratio was 15%, and the Bank was in compliance with this requirement. In addition, 50% of the liquid assets maintained by a Wisconsin savings bank must consist of “primary liquid assets,” which are defined to include securities issued by the United States Government, United States Government agencies, or the state of Wisconsin or a subdivision thereof, and cash. At December 31, 2023, the Bank was in compliance with this requirement.

Federal Law and Regulation. Under federal law and regulations, the Bank is required to maintain sufficient liquidity to ensure safe and sound banking practices. Regulation D, promulgated by the Federal Reserve Board, imposes reserve requirements on all depository institutions, including the Bank, which maintain transaction accounts or non-personal time deposits. Checking accounts, NOW accounts, Super NOW checking accounts, and certain other types of accounts that permit payments or transfers to third parties fall within the definition of transaction accounts and are subject to Regulation D reserve requirements, as are any nonpersonal time deposits (including certain money market deposit accounts) at a savings institution. However, effective March 26, 2020, the Federal Reserve Board reduced reserve requirement ratios to zero, thereby effectively eliminating the requirements. The Federal Reserve Board took that action due to a change in its approach to monetary policy; it has indicated that it has no plans to re-impose reserve requirements but could in the future if conditions warrant.

Transactions with Affiliates and Insiders

Wisconsin Law and Regulations. Under Wisconsin law, a savings bank may not make a loan to a person owning 10% or more of its stock, an affiliated person (including a director, officer, the spouse of either and a member of the immediate family of such person who is living in the same residence), agent, or attorney of the savings bank, either individually or as an agent or partner of another, except as under the rules of the Department and regulations of the FDIC. In addition, unless the prior approval of the Department is obtained, a savings bank may not purchase, lease or acquire a site for an office building or an interest in real estate from an affiliated person, including a shareholder owning more than 10% of its capital stock, or from any firm, corporation, entity or family in which an affiliated person or 10% shareholder has a direct or indirect interest.

Federal Law and Regulation. Sections 23A and 23B of the Federal Reserve Act govern transactions between an insured savings bank, such as the Bank, and any of its affiliates, including New EWSB Bancorp. The Federal Reserve Board has adopted Regulation W, which comprehensively implements and interprets Sections 23A and 23B, in part by codifying prior Federal Reserve Board interpretations under Sections 23A and 23B.

An affiliate of a savings bank is any company or entity that controls, is controlled by or is under common control with the savings bank. A subsidiary of a savings bank that is not also a depository institution or a “financial subsidiary” under federal law is not treated as an affiliate of the savings bank for the purposes of Sections 23A and 23B; however, the FDIC has the discretion to treat subsidiaries of a savings bank as affiliates on a case-by-case basis. Sections 23A and 23B limit the extent to which a savings bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of such savings bank’s capital stock and surplus, and limit all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus. The term “covered transaction” includes the making of loans, purchase of assets, issuance of guarantees and other similar types of transactions. Further, most loans and other extensions of credit by a savings bank to any of its affiliates must be secured by collateral in amounts ranging from 100% to 130% of the loan amounts, depending on the type of collateral. In addition, any affiliate transaction by a savings bank must be on terms that are substantially the same, or at least as favorable, to the savings bank as those that would be provided to a non-affiliate, and be consistent with safe and sound banking practices.

A savings bank’s loans to its executive officers, directors, any owner of more than 10% of its stock (each, an insider) and any of certain entities affiliated with any such person (an insider’s related interest) are subject to the conditions and limitations imposed by Section 22(h) of the Federal Reserve Act and the Federal Reserve Board’s Regulation O thereunder. Under these restrictions, the aggregate amount of the loans to any insider and the insider’s related interests may not exceed the loans to-one-borrower limit applicable to national banks, (which is generally 15% of capital and surplus). Aggregate loans by a savings bank to its insiders and insiders’ related interests in the aggregate may not exceed the savings bank’s unimpaired capital and unimpaired surplus. With certain exceptions, loans to an executive officer, other than loans for the education of the officer’s children and certain loans secured by the officer’s primary residence, may not exceed the greater of $25,000 or 2.5% of the savings bank’s unimpaired capital and unimpaired surplus, but in no event may such loan be more than $100,000. Regulation O also requires that any proposed loan to an insider or a related interest of that insider be approved in advance by a majority of the board of directors of the savings bank, with any interested director not participating in the voting, if such loan, when aggregated with any existing loans to that insider and the insider’s related interests, would exceed either $500,000 or the greater of $25,000 or 5% of the savings bank’s unimpaired capital and surplus. Generally, such loans must be made on substantially the same terms as, and follow credit underwriting procedures that are no less stringent than, those that are prevailing at the time for comparable transactions with other persons and must not present more than a normal risk of collectability.

An exception to the requirement is made for extensions of credit made pursuant to a benefit or compensation plan of a bank that is widely available to employees of the savings bank and that does not give any preference to insiders of the bank over other employees of the bank.

Transactions between Bank Customers and Affiliates

Wisconsin savings banks, such as the Bank, are subject to the prohibitions on certain tying arrangements. Subject to certain exceptions, a savings bank is prohibited from extending credit to or offering any other service to a customer, or fixing or varying the consideration for such extension of credit or service, on the condition that such customer obtain some additional service from the institution or certain of its affiliates or not obtain services of a competitor of the institution.

Examinations and Assessments

The Bank is required to file periodic reports with and is subject to periodic examinations by the Department and the FDIC. The Bank is required to pay examination fees and annual assessments to fund its supervision. Federal regulations require annual on-site examinations for all depository institutions except certain well-capitalized and highly rated institutions with assets of less than $3 billion which are examined every 18 months.

Customer Privacy

Under Wisconsin and federal law and regulations, savings banks, such as the Bank, are required to develop and maintain privacy policies relating to information on its customers, restrict access to and establish procedures to protect customer data. Applicable privacy regulations further restrict the sharing of nonpublic customer data with non-affiliated parties if the customer requests.

Cyber Security

The federal banking agencies recently adopted rules providing for new notification requirements for banking organizations and their service providers for significant cybersecurity incidents. Specifically, the new rules require a banking organization to notify its primary federal regulator as soon as possible, and no later than 36 hours after, the banking organization determines that a “computer-security incident” rising to the level of a “notification incident” has occurred. Notification is required for incidents that have materially affected or are reasonably likely to materially affect the viability of a banking organization’s operations, its ability to deliver banking products and services, or the stability of the financial sector. Service providers are required under the rule to notify affected banking organization customers as soon as possible when the provider determines that it has experienced a computer-security incident that has materially affected or is reasonably likely to materially affect the banking organization’s customers for four or more hours.

Community Reinvestment Act

Under the CRA, the Bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the FDIC, in connection with its examination of the Bank, to assess our record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by the Bank, including applications to establish branches and acquire other financial institutions. The CRA requires the FDIC to provide a written evaluation of an institution’s CRA performance utilizing a four-tiered descriptive rating system. The Bank’s most recent FDIC CRA rating in December 2020 was “Satisfactory.” On October 24, 2023, the FDIC and other federal bank regulatory agencies issued a final rule to strengthen and modernize the CRA regulations. The changes are designed to encourage banks to expand access to credit, investment and banking services in low- and moderate-income communities, adapt to changes in the banking industry including mobile and internet banking, provide greater clarity and consistency in the application of the CRA regulations and tailor CRA evaluations and data collection to bank size and type. Under the final rule, banks with assets of less than $600 million as of December 31 in both of the prior two calendar years will be a “small bank.”  The agencies will evaluate small banks under the Small Bank Lending Test or, at the bank’s option, the Retail Lending Test.  The applicability date for the majority of the provisions in the CRA regulations is January 1, 2026, and additional requirements will be applicable on January 1, 2027.

Federal Home Loan Bank System

The Federal Home Loan Bank System, consisting of 11 Federal Home Loan Banks, is under the jurisdiction of the Federal Housing Finance Board. The designated duties of the Federal Housing Finance Board are to supervise the Federal Home Loan Banks; ensure that the Federal Home Loan Banks carry out their housing finance mission; ensure that the Federal Home Loan Banks remain adequately capitalized and able to raise funds in the capital markets; and ensure that the Federal Home Loan Banks operate in a safe and sound manner.

The Bank, as a member of the FHLB, is required to acquire and hold shares of capital stock in the FHLB in specified amounts. The Bank is in compliance with this requirement with an investment in FHLB stock of $1.1 million at December 31, 2023.

Among other benefits, the Federal Home Loan Banks provide a central credit facility primarily for member institutions. It is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes advances to members in accordance with policies and procedures established by the Federal Housing Finance Board and the board of directors of the FHLB. At December 31, 2023, the Bank had $18.6 million in advances from the FHLB.

USA PATRIOT Act

The USA PATRIOT Act gives the federal government powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. The USA PATRIOT Act also requires the federal banking agencies to take into consideration the effectiveness of controls designed to combat money laundering activities in determining whether to approve a merger or other acquisition application of a member institution. Accordingly, if the Bank engages in a merger or other acquisition, the Bank’s controls designed to combat money laundering would be considered as part of the application process. The Bank has established policies, procedures and systems designed to comply with these regulations.

Holding Company Regulation

General. New EWSB Bancorp will be a bank holding company within the meaning of the Bank Holding Company of 1956. As such, New EWSB Bancorp will be registered with the Federal Reserve Board and be subject to the regulation, examination, supervision and reporting requirements applicable to bank holding companies. In addition, the Federal Reserve Board will have enforcement authority over New EWSB Bancorp and its non-savings institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. Acquisitions of additional banks or savings institutions by a bank holding company generally require the prior approval of the Federal Reserve Board.

Permissible Activities. A bank holding company is generally prohibited from engaging in non-banking activities, or acquiring direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be so closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing discount brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) leasing personal or real property; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings and loan association whose direct and indirect activities are limited to those permitted for bank holding companies.

The Gramm-Leach-Bliley Act of 1999 authorized a bank holding company that meets specified conditions, including being “well capitalized” and “well managed,” to opt to become a “financial holding company” and thereby engage in a broader array of financial activities than previously permitted. Such activities can include insurance underwriting and investment banking.

Capital. Bank holding companies are subject to consolidated regulatory capital requirements, which have historically been similar to, though less stringent than, those of the FDIC for the Bank. Federal legislation enacted in 2010, however, required the Federal Reserve Board to promulgate consolidated capital requirements for depository institution holding companies that are no less stringent, both quantitatively and in terms of components of capital, than those applicable to institutions themselves. A framework of consolidated regulatory capital requirements identical to that applicable to the subsidiary banks applies to bank holding companies. However, the Federal Reserve Board has provided a “Small Bank Holding Company” exception to its consolidated capital requirements, and 2018 legislation, and the related regulations, has increased the threshold for the exception to $3.0 billion. As a result, the Federal Reserve Board’s consolidated holding company regulatory capital requirements will not presently apply to New EWSB Bancorp.

Source of Strength. The Federal Reserve Board has issued regulations requiring that all bank holding companies serve as a source of strength to their subsidiary depository institutions by providing financial, managerial and other support in times of an institution’s distress.

Dividends and Stock Repurchases. The Federal Reserve Board has issued a policy statement regarding the payment of dividends by holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall supervisory financial condition. Separate regulatory guidance provides for prior consultation with Federal Reserve Bank staff concerning dividends in certain circumstances such as when the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend, the proposed dividend is not covered by earnings for the period for which the dividend is being paid or the company’s overall rate or earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a bank holding company to pay dividends may be restricted if a subsidiary savings bank becomes undercapitalized.

Federal Reserve Board regulatory guidance also states that a bank holding company should consult with Federal Reserve Bank supervisory staff prior to redeeming or repurchasing common stock or perpetual preferred stock if the bank holding company is experiencing financial weaknesses or the repurchase or redemption would result in a net reduction, at the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred.

There is a separate requirement that a bank holding company give the Federal Reserve Board prior written notice of any purchase or redemption of then outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company’s consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. There is an exception to this approval requirement for well-capitalized bank holding companies that meet certain other conditions.

These regulatory policies may affect the ability of New EWSB Bancorp to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

Change in Control Regulations

Under the Change in Bank Control Act, no person or group of persons may acquire “control” of a bank holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the regulator that the acquirer has the power, directly or indirectly, to exercise a controlling influence over the management or policies of the institution. There is a presumption of control upon the acquisition of 10% or more of a class of voting stock if the holding company involved has its shares registered under the Exchange Act, or, if the holding company involved does now have its shares registered under the Exchange Act, if no other persons will own, control or hold the power to vote a greater percentage of that class of voting security after the acquisition.

In addition, the BHCA prohibits any company from acquiring control of a bank or bank holding company without first having obtained the approval of the Federal Reserve Board. Among other circumstances, under the BHCA, a company has control of a bank or bank holding company if the company owns, controls or holds with power to vote 25% or more of a class of voting securities of the bank or bank holding company, controls in any manner the election of a majority of directors or trustees of the bank or bank holding company, or the Federal Reserve Board has determined, after notice and opportunity for hearing, that the company has the power to exercise a controlling influence over the management or policies of the bank or bank holding company. The Federal Reserve Board has established presumptions of control under which the acquisition of control of 5% or more of a class of voting securities of a bank holding company, together with other factors enumerated by the Federal Reserve Board, could constitute the acquisition of control of a bank holding company for purposes of the BHCA.

Federal Securities Laws

The common stock of New EWSB Bancorp will be registered with the SEC after the conversion and offering. New EWSB Bancorp will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

The registration, under the Securities Act of 1933, as amended (the “Securities Act”) of shares of common stock to be issued in the initial public offering of New EWSB Bancorp does not cover the subsequent resale of those shares. Shares of common stock purchased by persons who are not affiliates of New EWSB Bancorp may be resold without registration. Shares purchased by an affiliate of New EWSB Bancorp will be subject to the resale restrictions of Rule 144 under the Securities Act. If New EWSB Bancorp meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of New EWSB Bancorp that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of New EWSB Bancorp, or the average weekly volume of trading in the shares during the preceding four calendar weeks.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 is intended to improve corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. After the conversion and offering is completed, New EWSB Bancorp will adopt policies, procedures and systems designed to comply with these regulations, and will review and document such policies, procedures and systems to ensure continued compliance with these regulations.

Emerging Growth Company Status

New EWSB Bancorp will be an emerging growth company. For as long as it continues to be an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements applicable to public companies. These exemptions include, but are not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As an emerging growth company, New EWSB Bancorp also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors audit our internal control over financial reporting. We have also elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Such an election is irrevocable during the period a company is an emerging growth company.

New EWSB Bancorp will cease to be an emerging growth company upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of the completion of the conversion and offering; (ii) the first fiscal year after our annual gross revenues are $1.235 billion (adjusted for inflation) or more; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million at the end of the second quarter of that fiscal year. We expect to lose our status as an emerging growth company effective December 31, 2029, which is the end of the fifth year after the expected completion date of the conversion and offering.

Informal Agreements with Regulators

In July 2023, the Bank entered into a confidential MOU with the FDIC and the Department, the Bank’s primary banking regulators. While the contents of the MOU are confidential under Department and FDIC regulations, certain provisions, with the authorization of the Department and the FDIC, are summarized below.

Pursuant to the MOU, the Bank has agreed to address certain practices and conditions identified during regulatory examinations, including, among other things, the level and management of its capital, earnings and liquidity as well as its investment and information technology management. The Bank has also agreed to enhancements to board oversight, asset/liability management, and risk management. Under the MOU, the Bank has agreed to certain provisions, including:

•	Develop and adhere to a comprehensive strategic plan.

•	Improve the Bank’s funds management practices, formulate and adopt a plan for improving the Bank’s liquidity position.

•	Develop a plan to reduce and better manage its interest rate risk exposure.

•	Increase the Bank’s Tier 1 capital and total risk-based capital ratios to levels above those required by federal regulatory capital regulations and maintain a net worth ratio (as defined under Wisconsin law) of at least 6%.

•	While the MOU is in effect, the Bank will not declare or pay any dividends without prior written consent of the FDIC and the Department.

•	Improve oversight of the Bank’s information technology audit program and implement a vendor management program.

The Bank has developed and adopted strategic and other plans and has adopted and submitted to the FDIC and Department a capital plan in accordance with the MOU, and will operate within the parameters of such plans. Any material deviations from such plans will require prior regulatory approval. The Bank has also engaged an auditor to implement an audit program for information technology and engaged service providers to assist in testing operating contingencies. With regard to interest rate risk, the Bank has revamped its interest rate risk management processes and procedures with enhanced education and training.

Failure to address the corrective measures identified in the MOU could result in enforcement actions by the FDIC or the Department. The Bank has expended significant resources in connection with the MOU, and our continued efforts to comply with the MOU may restrict our operations or result in the continued expenditure of significant resources, which could have adverse effects on our operations and financial condition.

TAXATION

Federal Taxation

General. New EWSB Bancorp and the Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to New EWSB Bancorp and the Bank.

Method of Accounting. For federal income tax purposes, the Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal income tax returns.

Net Operating Loss Carryovers. Generally, a financial institution may carry net operating losses forward indefinitely. At December 31, 2023, the Bank has a net operating loss carry-forward of $1.9 million.

Capital Loss Carryovers. A corporation cannot recognize capital losses in excess of capital gains generated. Generally, a financial institution may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which it is carried and is used to offset any capital gains. Any undeducted loss remaining after the five-year carryover period is not deductible. At December 31, 2023, the Bank had no capital loss carryovers.

Corporate Dividends. New EWSB Bancorp may generally exclude from its income 100% of dividends received from the Bank as a member of the same affiliated group of corporations.

Audit of Tax Returns. Neither the Bank’s federal income tax returns, nor the consolidated returns of the MHC’s and Old EWSB Bancorp’s have been audited in the most recent five-year period.

State Taxation

As a Maryland business corporation, New EWSB Bancorp is required to file an annual report with and pay franchise taxes to the state of Maryland.

New EWSB Bancorp is subject to the Wisconsin corporate franchise (income) tax. The State of Wisconsin imposes a corporate franchise tax of 7.9% on the combined taxable income of the members of a consolidated income tax group.

In general, Wisconsin net business losses may be carried forward to the succeeding 20 taxable years. However, losses originated in taxable years beginning before 2009 may be carried forward to tax years beginning before 2032. At December 31, 2023, the Bank had approximately $362,000 of Wisconsin net business loss carryforwards.

MANAGEMENT OF EWSB BANCORP, INC.

Shared Management Structure

The directors of New EWSB Bancorp are the same persons who are the directors of the Bank. In addition, each executive officer of New EWSB Bancorp is also an executive officer of the Bank. We expect that New EWSB Bancorp and the Bank will continue to have common executive officers until there is a business reason to establish separate management structures.

Directors of New EWSB Bancorp and the Bank

The board of directors of New EWSB Bancorp consists of seven members. Directors serve three-year staggered terms so that approximately one-third of the directors will be elected at each annual meeting of stockholders. Directors of the Bank will be elected by New EWSB Bancorp as its sole stockholder.

The following table states our directors’ names, their ages as of December 31, 2023, the years when they began serving as directors of the Bank, and the years when their current terms expire.

Name (1)	Position(s) Held With East Wisconsin Savings Bank	Age	Director Since	Current Term Expires
Charles D. Schmalz	Chairman, President and Chief Executive Officer	58	2007	2025
Lisa Cruz	Director	52	2016	2024
Kenneth P. Demerath	Director	59	2020	2025
Kay M. Dorow	Director	58	2019	2026
Steven Haen	Director	71	2018	2026
Lori Hoersch	Director	61	2020	2025
Steve Tyink	Director	63	2016	2024

(1)	The mailing address for each individual is 109 West Second Street, Kaukauna, Wisconsin 54130.

The Business Background of Our Directors and Executive Officers

The following sets forth certain information regarding the members of our board of directors, and executive officers who are not directors. There are no arrangements or understandings between any director and any other person pursuant to which the director was selected.

With respect to directors, the biographies contain information regarding the person’s business experience and the experiences, qualifications, attributes or skills that caused the board of directors to determine that the person should serve as a director. Unless otherwise indicated, directors and executive officers have held the current positions noted in their biographies for at least the past five years.

Most of our directors are long-time residents of the communities we serve and many of such individuals have operated, or currently operate, businesses located in such communities. As a result, we believe each director has significant knowledge of the businesses that operate in our market area, an understanding of the general real estate market, values and trends in such communities and an understanding of the overall demographics of such communities. As the holding company for a community bank, we believe that the local knowledge and experience of our directors assists us in assessing the credit and banking needs of our customers, developing products and services to better serve our customers and in assessing the risks inherent in our lending operations. As local residents, our directors are also exposed to the advertising, product offerings and community development efforts of competing institutions which, in turn, assists us in structuring our marketing efforts and community outreach programs.

Directors

Charles D. Schmalz is the Chairman, President and Chief Executive Officer of the Company and the Bank. He has been employed by the Bank since 1993 and has served as its President and Chief Executive Officer since 2008. Mr. Schmalz’s extensive knowledge of the banking industry and strong leadership skills provide us with invaluable insight and guidance into the business and regulatory requirements of today’s banking environment.

Lisa Cruz is the founder and owner of Red Shoes, Inc., a marketing firm headquartered in Appleton, Wisconsin, and oversees the financials, business development and strategic planning for the firm. Ms. Cruz provides us with knowledge of our local business community, and how to operate a business and an understanding of how to make a business successful.

Kenneth P. Demerath, now retired, was a partner at Wipfli LLP, a certified public accounting firm, from 1986 to 2019. Mr. Demerath is a certified public accountant and is a member of the Wisconsin Institute of Certified Public Accountants. Mr. Demerath is also a veteran of the U.S. Army Reserves and served in the Persian Gulf War. Through his experience as a certified public accountant and his strong risk assessment, financial reporting and internal control expertise, Mr. Demerath provides us with an understanding of accounting and financial matters.

Kay M. Dorow, now retired, was Senior Vice President and chief financial officer and of the Bank from January 2018 until her retirement in May 2023. Ms. Dorow joined the Bank in 1984 and held several positions during her tenure, giving her valuable knowledge of the Bank’s operations. Ms. Dorow’s strong financial background and her knowledge and understanding of the Bank and the financial and economic environments that we operate in make her a valuable asset to the Board.

Steven Haen, now retired, was the Compliance and Security Officer for the Bank at the time of his retirement in 2016. Mr. Haen joined the Bank in 1975 and held several positions during his tenure, giving him valuable knowledge of the Bank’s operations. Mr. Haen’s strong compliance background and his knowledge and understanding of the Bank and the regulatory environment that we operate in make him a valuable asset to the Board.

Lori Hoersch, is the Chief People Officer for U.S. Venture, Inc., an energy products distribution company headquartered in Appleton, Wisconsin. Ms. Hoersch’s experience and background in various human resources positions provide us with invaluable insight and guidance regarding human resource management, corporate culture and talent acquisition.

Steve Tyink, is Director of Partner Development at Fork Farms, a privately held agriculture company. Prior to Fork Farms, he held executive leadership positions in automotive, industrial design and commercial construction verticals. Mr. Tyink provides us with extensive knowledge regarding business operations.

Executive Officers Who Are Not Directors

James E. Mangold, age 51, is Vice President, Lending, for the Bank, a position he has held since 2020. Prior to joining the Bank, Mr. Mangold was Senior Vice President and Regional Manager, East Region, for Marine Credit Union from 2019 to 2020 and Market Manager, Commercial Banking Services, for Wells Fargo & Co. from 2010 to 2019.

Kory J. Schneider, age 51, is Vice President, Member Experience, for the Bank, a position he has held since August 2018.

Scott J. Liske, age 68, is Vice President, Chief Risk Officer, for the Bank, a position he has held since 2014.

Board Independence

The board of directors has determined that each of our directors, except for Mr. Schmalz and Ms. Dorow, is “independent” as defined in the listing standards of the Nasdaq Stock Market, which standards we are using to determine director independence. Mr. Schmalz is not independent because he is employed by us. Ms. Dorow is not independent because she was employed by us during the last three years. In determining the independence of our directors, the board of directors considered relationships between the Bank and our directors that are not required to be reported under “—Transactions With Certain Related Persons,” below, consisting of loans and deposit accounts that our directors maintain at the Bank.

To our knowledge, there are no other transactions between us and any director or entity controlled by a director that would interfere with the directors exercise of independent judgement in carrying out their responsibilities as a director.

Committees of the Board of Directors

During the year ended December 31, 2023, the boards of directors of the MHC, Old EWSB Bancorp and the Bank met 5, 3 and 17 times, respectively. The board of directors of New EWSB Bancorp intends to establish a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, each of which will operate under a written charter that will govern the committee’s composition, responsibilities and operations.

The Audit Committee is expected to consist of Directors Demerath (Chair), Dorow and Tyink. The Compensation Committee is expected to consist of Directors Hoersch (Chair), Cruz and Haen. The Nominating and Corporate Governance is expected to consist of Directors Tyink (Chair), Haen and Cruz.

Transactions With Certain Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from such prohibition for loans made by federally insured financial institutions, such as the Bank, to their executive officers and directors in compliance with federal banking regulations. Federal regulations permit executive officers and directors to receive the same terms that are widely available to other employees as long as the director or executive officer is not given preferential treatment compared to the other participating employees. At December 31, 2023, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original repayment terms at December 31, 2023, and were made in compliance with federal banking regulations.

Executive Compensation

Summary Compensation Table. The following information is furnished for our principal executive officer and the two most highly compensated executive officers (other than the principal executive officer) whose total compensation exceeded $100,000 for the fiscal year ended December 31, 2023. These individuals are sometimes referred to in this prospectus as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)(1)	Total ($)
Charles D. Schmalz President and Chief Executive Officer	2023	270,308	—	65,867	335,905

James E. Mangold Vice President, Head of Lending	2023	150,600	—	7,847	158,447

Kory J. Schneider Vice President, Member Experience	2023	168,942	—	8,797	177,739

(1)	The compensation set forth in the “All Other Compensation” column is detailed in the following table:

	401(k) Plan Employer Contributions ($)	Director Fees ($)	Automobile ($)	Life Insurance ($)(1)	Total All Other Compensation ($)
Charles D. Schmalz	14,000	23,800	7,020	21,047	65,867
James E. Mangold	7,800	—	—	47	7,847
Kory J. Schneider	8,750	—	—	47	8,797

(1)	Amount represents imputed income from life insurance in the amount of $47, and, for Mr. Schmalz only, a payment of $21,000 to satisfy the annual premium of the executive’s whole life insurance policy.

Benefit Plans and Agreements

Proposed Employment Agreements. The Bank does not currently maintain employment agreements with any of its employees. In connection with the conversion and stock offering, it intends to enter into an employment agreement with each of Charles D. Schmalz, James E. Mangold and Kory J. Schneider. Our continued success depends to a significant degree on their skills and competence and the employment agreements are intended to ensure we maintain a stable management base following the conversion and stock offering.

The employment agreements for Messrs. Schmalz, Mangold and Schneider will have initial terms that commence on the effective date of the conversion and stock offering and continue until December 31, 2024. On January 1, 2025, the respective terms will continue thereafter for three years for Mr. Schmalz’s agreement and two years for Messrs. Mangold and Schneider’s agreements. On January 1, 2026 and each January 1 thereafter, the respective terms of the agreements will extend for an additional year, so that the respective terms again become three years for Mr. Schmalz’s agreement and two years for Messrs. Mangold and Schneider’s agreements. However, at least thirty (30) days before a January 1st renewal date of the respective terms of the agreements, the disinterested members of the board of directors must conduct a comprehensive performance evaluation of Messrs. Schmalz, Mangold and Schneider and affirmatively approve any extension of the respective agreements for an additional year or determine not to extend the term of any of the agreements. If the board of directors determines not to extend the term, it must notify the executive before the applicable January 1st renewal date and the term of the applicable agreement will expire at the end of the then current term. If a change in control occurs during the terms of the employment agreements, the terms of the respective agreements will automatically renew for three years for Mr. Schmalz’s agreement and two years for Messrs. Mangold and Schneider’s agreements from the date of the change in control.

The employment agreements will provide Messrs. Schmalz, Mangold and Schneider with initial annual base salaries of $280,000, $165,360 and $175,000, respectively. The board of directors will review the executive’s base salary at least annually and the base salary may be increased, but not decreased, except for a decrease that is generally applicable to all employees. In addition to receiving base salary, Messrs. Schmalz, Mangold and Schneider will participate in any bonus programs and benefit plans made available to senior management employees. The Bank will also reimburse Messrs. Schmalz, Mangold and Schneider for all reasonable business expenses incurred in performing their duties.

If Messrs. Schmalz’s, Mangold’s or Schneider’s employment involuntarily terminates for reasons other than cause, disability or death, or in the event of the executive’s resignation for “good reason,” in either event other than in connection with a change in control, the executive will receive a severance payment, paid in a lump sum, equal to: (i) the base salary and bonuses the executive would have received during the remaining term of the respective employment agreement, (ii) the present value of the contributions that would have been made on the executive’s behalf under the Bank’s defined contribution plans as if executive had continued working for the Bank for the remaining term of the agreement, and (iii) continued nontaxable medical and dental coverage and life insurance coverage substantially comparable, as reasonably available, to the coverage maintained by the Bank for the executive, at no cost to the executive, for the remaining unexpired term of the agreement.

If Messrs. Schmalz’s, Mangold’s or Schneider’s employment involuntarily terminates for reasons other than cause, disability or death, or in the event of the executive’s resignation for “good reason,” (as defined in the agreement) in either event within 18 months following a change in control, the executive will receive a severance payment, paid in a lump sum, equal to: (i) three times (two times for Messrs. Mangold and Schneider) the sum of (a) the highest annual base salary paid to the executive at any time under the agreement, and (b) the highest bonus paid to the executive with respect to the three completed fiscal years (two completed fiscal years for Messrs. Mangold and Schneider) prior to a change in control, (ii) the present value of the contributions that would have been made on the executive’s behalf under the Bank’s defined contribution plans as if executive had continued working for the Bank for thirty-six (36) months (twenty-four (24) months for Messrs. Mangold and Schneider), and (iii) continued nontaxable medical and dental coverage and life insurance coverage substantially comparable, as reasonably available, to the coverage maintained by the Bank for the executive, at no cost to the executive, for thirty-six (36) months (twenty-four (24) months for Messrs. Mangold and Schneider). The severance benefits under Messrs. Schmalz’s, Mangold’s and Schneider’s respective employment agreements may be reduced if the severance benefits under the employment agreement or otherwise result in “excess parachute payments” under Section 280G of the Internal Revenue Code.

If Messrs. Schmalz, Mangold or Schneider become disabled during the term of the respective employment agreement, the executive will be entitled to receive benefits under all short-term or long-term disability plans maintained by the Bank for its executives. To the extent such benefits are less than executive’s base salary, the Bank shall pay the executive an amount equal to the difference between such disability plan benefits, the executive’s social security disability benefits and the amount of executive’s base salary for the longer of one (1) year following the termination of the executive’s employment due to disability or the remaining term of the employment agreement, payable in accordance with the regular payroll practices of the Bank. In addition, the executive will be entitled to continued non-taxable medical and dental coverage that is substantially comparable, as reasonably available, to the coverage maintained by the Bank for the executive before the termination of the executive’s employment until the earlier of (i) the date the executive returns to the full-time employment of the Bank; (ii) executive’s full-time employment by another employer; (iii) expiration of the remaining term of the agreement; or (iv) the executive’s death.

If the executive dies while employed by the Bank, the executive’s beneficiaries will receive the executive’s base salary, payable in accordance with the regular payroll practices of the Bank, for a period of one year from the date of executive’s death, and the Bank shall continue to provide non-taxable medical, and dental insurance benefits normally provided to the executive’s family (in accordance with its customary co-pay percentages) for 12 months after the executive’s death.

Upon termination of employment (other than a termination in connection with a change in control), Messrs. Schmalz, Mangold or Schneider will be required to adhere to a one-year non-solicitation restriction and a six month non-competition restriction.

Salary Continuation Agreement. In connection with the conversion and stock offering, the Bank intends to enter into a salary continuation agreement with Mr. Schmalz. Under the agreement, if Mr. Schmalz separates from service after reaching the normal retirement age of age 65, he will be entitled to an annual benefit equal to $25,000. This benefit payment will begin on the first business day of the first month following the executive’s separation from service and will be payable monthly for a period of 120 months.

If Mr. Schmalz separates from service before reaching normal retirement age (other than on account of death or for cause), he will be entitled to the accrued benefit (i.e., the amount accrued for GAAP purposes), paid in a lump sum on the first business day of the first month following the executive’s separation from service. If Mr. Schmalz experiences a qualifying termination of employment within two years following a change in control and before age 65, he will receive an amount equal to the present value of the normal retirement benefit under the agreement (regardless of the executive’s age at the time). The benefit will be paid to him in a lump sum on the first business day of the first month following his separation from service. Excess parachute payments may be subject to a cutback pursuant to the terms listed in the employment agreements.

If Mr. Schmalz dies before a separation from service and before age 65, his beneficiary will receive the accrued benefit paid in a lump sum on the first business day of the first month following his death. If Mr. Schmalz dies before a separation from service and after age 65, his beneficiary will receive the benefits (at the same time and in the same form) he would have continued to have received under the agreement had he survived. If Mr. Schmalz dies while receiving benefits, his beneficiary will continue to receive the benefit payments (at the same time and in the same form) he would have continued to have received under the agreement had he survived.

401(k) Plan. The Bank maintains a tax-qualified defined contribution plan under which eligible employees may elect to defer a portion of their compensation and receive certain employer contributions (the “401(k) Plan”). The named executive officers are eligible to participate in the 401(k) Plan on the same terms as other eligible employees of the Bank. Eligible employees generally become participants in the 401(k) Plan after they have been employed for six months.

Under the 401(k) Plan, a participant may elect to defer, on a pretax basis, a portion of their eligible compensation. For 2024, the salary deferral contribution limit is $23,000, provided, however, that a participant over age 50 may contribute an additional $7,500 to the 401(k) Plan, for a total of $30,500. In addition to salary deferral contributions, the Bank makes matching contributions up to 5% of the participant’s compensation. A participant is immediately 100% vested in his or her salary deferral contributions and employer matching contributions. Participants become vested in employer nonelective contributions and prior matching contributions, to the 401(k) Plan pursuant to a six-year graded vesting schedule. Participants become vested in these contributions at a rate of 20% per year beginning in year two. The expense recognized in connection with the 401(k) Plan totaled approximately $126,000 for the year ended December 31, 2023.

Employee Stock Ownership Plan. In connection with the conversion, the Bank intends to adopt an ESOP for eligible employees. The named executive officers will be eligible to participate in the ESOP on the same terms as other eligible employees. Eligible employees will begin participation in the ESOP on the later of the effective date of the conversion or upon the first entry date commencing on or after the eligible employee’s completion of one year of service and attainment of age 21.

The ESOP trustee is expected to purchase, on behalf of the ESOP, 7.0% of the total number of shares of EWSB Bancorp, Inc. common stock sold in the conversion. We anticipate the ESOP will fund its stock purchase with a loan from New EWSB Bancorp equal to the aggregate purchase price of the common stock. The trustee will repay the loan principally through contributions to the ESOP by the Bank and any dividends, if any, paid on common stock held by the ESOP over the anticipated 20-year term of the loan. The interest rate for the ESOP loan is expected to equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. See “Pro Forma Data.”

The trustee will hold the shares purchased by the ESOP in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as the trustee repays the loan. The trustee will allocate the shares released among participants’ accounts based on each participant’s proportional share of compensation relative to all participants. A participant will become vested in his or her account balance pursuant to a six-year graded vesting schedule. Participants will vest at a rate of 20% per year of service beginning in year two. Participants who are employed by the Bank immediately prior to the closing of the offering will receive credit for vesting purposes for years of service prior to adoption of the ESOP. Participants also will automatically become fully vested upon attainment of their normal retirement age (age 65), death or disability, a change in control, or termination of the ESOP. Generally, participants will receive distributions from the ESOP upon terminating employment in accordance with the terms of the plan document. The ESOP reallocates any unvested shares forfeited upon a participant’s termination of employment among the remaining participants.

The ESOP will permit participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee will vote unallocated shares and allocated shares for which participants do not timely provide instructions on any matter in the same ratio as those shares for which participants provide timely instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, the Bank will record a compensation expense for the ESOP at the fair market value of the shares as they are committed to be released from the unallocated suspense account, which may be more or less than the original purchase price. The compensation expense resulting from the release of the common stock from the suspense account and allocation to the accounts of plan participants will result in a corresponding reduction in the earnings of New EWSB Bancorp.

Directors’ Compensation

The following table sets forth for the year ended December 31, 2023, certain information as to the total remuneration we paid to our non-employee directors. Information with respect to director fees paid to Mr. Schmalz is included above in “Executive Officer Compensation—Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
Lisa Cruz	23,800	—	23,800
Kenneth Demerath	21,000	—	21,000
Kay M. Dorow	15,250	—	15,250
Steve Haen	25,200	—	25,200
Lori Hoersch	25,200	—	25,200
Steve Tyink	19,600	—	19,600

Director Fees. For the year ended December 31, 2023, non-employee directors received a board meeting fee of $1,400. In addition, each committee member of the loan and/or the compensation committee received a meeting fee of $1,400 for each loan committee meeting and $700 for each compensation committee meeting.

Each individual who serves as a director of the Bank also serves as a director of New EWSB Bancorp. Initially, each director will receive director fees only in his or her capacity as a director of the Bank. Following the completion of the conversion and stock offering, EWSB Bancorp may also pay director fees but has not determined to do so at this time.

Deferred Fee Plan. The Bank maintains the East Wisconsin Savings Bank Amended and Restated Deferred Fee Plan, pursuant to which directors may elect to defer a portion of their director’s fees each year. The Bank credits the deferred amounts with interest at a rate determined by the board of directors. Directors may elect to receive their deferred fees and interest when they separate from service or at a specified age and have the benefits paid in a lump sum or installments.

Benefits to be Considered Following Completion of the Stock Offering

Following the offering, we intend to adopt a stock-based benefit plan that will provide for grants of stock options and restricted common stock awards. In accordance with applicable regulations, we anticipate that the plan will authorize a number of stock options and a number of shares of restricted stock, not to exceed 10% and 3%, respectively, of the shares issued in the offering. These limitations will not apply if the plan is implemented more than one year after the consummation date of the conversion.

The stock-based benefit plan will not be established sooner than six months after the conversion is completed and, if adopted within one year after the conversion, would require the approval by stockholders owning a majority of the outstanding shares of common stock of New EWSB Bancorp. If the stock-based benefit plan is established after one year after the conversion, it would require the approval of our stockholders by a majority of votes cast.

The following additional restrictions would apply to our stock-based benefit plan only if the plan is adopted within one year after the completion of the conversion:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•	any non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of New EWSB Bancorp or the Bank.

We have not yet determined whether we will present the stock-based benefit plan for stockholder approval within one year following the completion of the conversion. In the event of changes in applicable regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

The actual value of the shares awarded under stock-based benefit plans would be based in part on the price of the common stock of New EWSB Bancorp at the time the shares are awarded. The following table presents the total value of all shares of restricted stock that would be available for issuance under the new stock-based benefit plan, assuming the shares are awarded when the market price of our common stock ranges from $8.00 per share to $14.00 per share.

Share Price	Value of 22,313 Shares Awarded at Minimum of Offering Range	Value of 26,250 Shares Awarded at Midpoint of Offering Range	Value of 30,188 Shares Awarded at Maximum of Offering Range	Value of 34,716 Shares Awarded at Adjusted Maximum of Offering Range

(In thousands, except share price information)
$8.00	$179	$210	$242	$275
10.00	223	263	302	347
12.00	268	315	362	417
14.00	312	368	423	486

The grant-date fair value of the options granted under the new stock-based benefit plan will be based in part on the price of shares of common stock of New EWSB Bancorp at the time the options are granted. The value also will depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plan, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the stock options, and the actual value of the stock options may differ significantly from the value set forth in this table.

Exercise Price	Grant-Date Fair Value Per Option	Value of 74,375 Options at Minimum of Offering Range	Value of 87,500 Options at Midpoint of Offering Range	Value of 100,625 Options at Maximum of Offering Range	Value of 115,719 Options at Adjusted Maximum of Offering Range

(In thousands, except exercise price and fair value information)
$8.00	$3.33	$248	$291	$335	$385
10.00	4.16	309	364	419	481
12.00	4.99	371	437	502	577
14.00	5.82	433	509	586	673

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of the directors and executive officers and their associates, and by all directors, executive officers and their associates as a group. However, there can be no assurance that any such person or group will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the ESOP, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. Purchases by directors, officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. Our directors and executive officers will be subject to the same minimum purchase requirements and purchase limitations as other participants in the offering set forth under “The Conversion and Offering—Additional Limitations on Common Stock Purchases.”

Name and Title	Number of Shares (1)	Aggregate Purchase Price (1)	Percent of Outstanding Shares at Minimum of Offering Range
Charles D. Schmalz, Chairman, President and Chief Executive Officer	30,000	$300,000	4.0%
Lisa Cruz, Director	5,000	50,000	*
Kenneth P. Demerath, Director	5,000	50,000	*
Kay M. Dorow, Director	10,000	100,000	1.3%
Steven Haen, Director	2,000	20,000	*
Lori Hoersch, Director	15,000	150,000	2.0%
Steve Tyink, Director	2,500	25,000	*
James E. Mangold, Vice President, Lending	20,000	200,000	2.7%
Kory J. Schneider, Vice President, Member Experience	23,000	230,000	3.1%
Scott J. Liske, Vice President, Chief Risk Officer	5,000	50,000	*
All directors and executive officers as a group (10 persons)	117,500	$1,175,000	15.8%

*	Less than 1.0%.
(1)	Includes purchases by the named individual’s spouse and other relatives of the named individual living in the same household and/or by the named individual’s associates.

THE CONVERSION AND OFFERING

The boards of directors of the MHC, Old EWSB Bancorp, New EWSB Bancorp and the Bank have each unanimously approved the plan of conversion. The plan of conversion must also be approved by the members of the MHC (i.e., depositors of the Bank) and by the MHC, the sole stockholder of Old EWSB Bancorp. A special meetings of members has been called for this purpose. We have filed applications with the Federal Reserve Board and the Department with respect to the conversion and with the Federal Reserve Board with respect to the Company becoming the holding company for the Bank. The approvals of the Federal Reserve Board and the Department are required before we can consummate the conversion and issue shares of common stock. Any approval by the Federal Reserve Board or the Department does not constitute a recommendation or endorsement of the plan of conversion.

General

Pursuant to the plan of conversion, our organization will convert from the mutual holding company form of organization to the fully stock form of organization. The MHC will be merged with and into Old EWSB Bancorp and, as a result, the MHC will cease to exist. Old EWSB Bancorp, which owns 100% of the outstanding common stock of the Bank, will merge with and into the Company, a new Maryland corporation, and, as a result, Old EWSB Bancorp will cease to exist. As part of the conversion, the MHC’s 100% ownership interest in Old EWSB Bancorp will be offered for sale in the stock offering. When the conversion and offering is completed, the Company will own all of the outstanding common stock of the Bank and public stockholders will own all of the outstanding common stock of the Company. A diagram of our corporate structure before and after the conversion is set forth in the “Summary” section of this prospectus.

We intend to retain $100,000 of the net conversion proceeds at the Company and enough of the net proceeds to fund the loan to the ESOP. The remainder of the net conversion proceeds will be contributed to the Bank. The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified ESOP, supplemental account holders, and other members (qualifying depositors of the Bank). In addition, we may offer common stock for sale in a community offering to members of the general public, with a preference given to natural persons (including trusts of natural persons) residing in Outagamie, Calumet and Winnebago Counties, Wisconsin.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering may begin concurrently with, during or after the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Federal Reserve Board and the Department. See “—Community Offering.”

We also may offer for sale shares of common stock not purchased in the subscription or community offerings in a syndicated community offering in which Performance Trust will be sole manager. See “—Syndicated Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation appraisal of the estimated pro forma market value of the Company. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion and offering and is qualified in its entirety by reference to the provisions of the plan of conversion. A copy of the plan of conversion is available for inspection at each office of the Bank. The plan of conversion is also filed as an exhibit to the MHC’s application for conversion, of which this prospectus is a part, copies of which may be obtained from the Federal Reserve Board and the Department. The plan of conversion is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this prospectus is a part. Copies of the registration statement may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website (www.sec.gov). See “Where You Can Find Additional Information.”

Reasons for the Conversion

Our primary reasons for converting and raising additional capital through the offering are to:

•	increase capital to improve our regulatory capital position and support future operations and profitability;

•	transition our organization to a stock holding company structure, which gives us greater flexibility to access the capital markets compared to our existing mutual holding company structure;

•	enhance our ability to manage risk; and

•	enhance our community ties by providing customers and members of our community with the opportunity to acquire an ownership interest in New EWSB Bancorp and the Bank.

Approvals Required

The affirmative vote of a majority of the total votes eligible to be cast by the members of the MHC (i.e., eligible depositors of the Bank) is required to approve the plan of conversion. Members will receive a proxy statement with further information regarding the matters to be voted on at the special meeting of members, which is expected to be held on June 28, 2024. By their approval of the plan of conversion, the members of the MHC will also be approving the merger of the MHC with and into Old EWSB Bancorp. The affirmative vote of the MHC, the sole stockholder of Old EWSB Bancorp, also is required to approve the plan of conversion. We have filed applications with the Federal Reserve Board and the Department with respect to the conversion and with the Federal Reserve Board with respect to the Company becoming the holding company for the Bank. The approvals of the Federal Reserve Board and the Department are required before we can consummate the conversion and issue shares of common stock.

Effects of Conversion on Depositors and Borrowers

Continuity. The conversion will not affect the normal business of the Bank of accepting deposits and making loans. The Bank will continue to be a Wisconsin-chartered savings bank and will continue to be regulated by the Department and the FDIC. After the conversion, the Bank will continue to offer existing services to depositors, borrowers and other customers. The directors of the Bank serving at the time of the conversion will be the directors of the Company upon the completion of the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of the Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the FDIC to the same extent as before the conversion. Depositors will continue to hold their existing certificates and other evidence of their accounts.

Effect on Loans. No loan outstanding from the Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed before the conversion.

Effect on Voting Rights of Depositors. Depositors of the Bank are currently members of, and have voting rights in, the MHC, as to all matters requiring a vote of members, which are generally limited to the election of directors, mutual holding company reorganizations, mutual to stock conversions and amendments of the articles of incorporation. Upon completion of the conversion, depositors will no longer have voting rights. All voting rights in the Bank will be vested in the Company as the sole stockholder of the Bank. The stockholders of the Company will possess exclusive voting rights with respect to the common stock of the Company.

Tax Effects. We have received an opinion of counsel with regard to the federal income tax consequences of the conversion and an opinion of our tax advisor with regard to the Wisconsin income tax consequences of the conversion to the effect that the conversion will not be a taxable transaction for federal or state income tax purposes to the MHC, Old EWSB Bancorp, the Bank, eligible account holders, supplemental eligible account holders, or other members. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in the Bank has both a deposit account in the Bank and a pro rata ownership interest in the net worth of the MHC based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This ownership interest may only be realized in a complete liquidation of the MHC and the Bank; however, there has never been a liquidation of a solvent mutual holding company. Any depositor who opens a deposit account before the completion of the offering receives a pro rata ownership interest in the MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of the MHC, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a stock depository institution that is a subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which would be realizable only in the unlikely event that the MHC and the Bank are liquidated completely. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of the MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.

Under the plan of conversion, Eligible Account Holders (as defined below) and Supplemental Eligible Account Holders (as defined below) will receive an interest in liquidation accounts maintained by the Company and the Bank in an aggregate amount equal to (i) the MHC’s ownership interest in Old EWSB Bancorp’s total stockholders’ equity as of the date of the latest consolidated balance sheets included in this prospectus, plus (ii) the value of the net assets of the MHC as of the date of the latest consolidated balance sheets of the MHC before the consummation of the conversion (excluding its ownership of Old EWSB Bancorp). The Company and the Bank will hold the liquidation accounts for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposits in the Bank after the conversion. The liquidation accounts are intended to preserve for Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts with the Bank a liquidation interest in the residual net worth, if any, of the Company or the Bank (after the payment of all creditors, including depositors to the full extent of their deposit accounts) in the event of a liquidation of (a) the Company and the Bank or (b) the Bank. See “—Liquidation Rights.”

Determination of Share Price and Number of Shares to be Issued

The plan of conversion and applicable state and federal regulations require that the aggregate purchase price of the common stock sold in the stock offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained Feldman Financial Advisors, Inc., an independent appraisal firm, to prepare an independent valuation appraisal. For its services in preparing the initial valuation, Feldman Financial Advisors, Inc. will receive a fee of $35,000. Feldman Financial Advisors, Inc. will receive a fee of $5,000 for each valuation update, and will be reimbursed for its expenses up to $5,000.

We are not affiliated with Feldman Financial Advisors, Inc., and neither we nor Feldman Financial Advisors, Inc. has an economic interest in, or is held in common with, the other. Feldman Financial Advisors, Inc. represents and warrants that it is not aware of any fact or circumstance that would cause it not to be “independent” within the meaning of the conversion regulations or the applicable regulatory valuation guidelines or otherwise prohibit or restrict in anyway Feldman Financial Advisors, Inc. from serving in the role of our independent appraiser.

We have agreed to indemnify Feldman Financial Advisors, Inc. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its gross negligence, bad faith or willful misconduct.

The independent valuation appraisal considered the pro forma effect of the stock offering. Consistent with federal appraisal guidelines, the appraisal applied three primary methodologies: (i) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (ii) the pro forma price-to-earnings approach applied to reported and core earnings; and (iii) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based on the current market valuations of the peer group companies. Feldman Financial Advisors, Inc. placed the greatest emphasis on the price-to-book approach in estimating pro forma market value. Feldman Financial Advisors, Inc. did not consider a pro forma price-to-earnings approach to be meaningful in preparing the appraisal due to our recent operating losses. The price-to-assets approach was less meaningful for a company like us, as we are an operating business and not seeking to replace assets or liabilities.

The independent valuation was prepared by Feldman Financial Advisors, Inc. in reliance upon the information contained in this prospectus, including our consolidated financial statements. Feldman Financial Advisors, Inc. also considered the following factors, among others:

•	the operating results and financial condition of the Bank and the projected operating results and financial condition of New EWSB Bancorp;

•	the economic and demographic conditions in our existing market area;

•	certain historical, financial, and other information relating to us;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the impact of the conversion and stock offering on New EWSB Bancorp’s stockholders’ equity and earnings potential;

•	our proposed dividend policy; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The independent valuation is also based on an analysis of a peer group of publicly traded savings and loan and bank holding companies that Feldman Financial Advisors, Inc. considered comparable to us under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly traded savings institutions with relatively comparable resources, strategies, and financial and other operating characteristics. Such companies must also be traded on an exchange (such as the Nasdaq Stock Market or the New York Stock Exchange). Because of the initial and continuing listing standards of the Nasdaq Stock Market and the New York Stock Exchange, including public float and round lot holders requirements, as well as the fact that many of the smaller converted savings institutions ultimately de-list their shares from the Nasdaq Stock Market and/or are acquired by larger companies, all but one of the peer group companies has a comparatively larger asset size than our asset size. The peer group companies selected also consisted of fully converted stock institutions that were not subject to an actual or rumored acquisition and that had been in fully converted form for at least one year. In addition, the peer group companies were limited to the following selection criteria: (i) headquartered in Midwest, Southwest, Southeast, or Mid-Atlantic states; (ii) total assets of less than $1.2 billion; and (iii) tangible common equity-to-assets ratios of greater than 3.0%. Among the companies meeting these criteria, greater selection emphasis was placed on smaller institutions and headquarters location in Midwest states.

Included in the independent valuation were certain assumptions as to our pro forma earnings after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds of 3.03%, and purchases in the open market of 3.0% of the common stock sold in the stock offering by the stock-based benefit plan at the $10.00 purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent valuation states that at February 23, 2024, the estimated pro forma market value of New EWSB Bancorp ranged from $7.4 million to $10.1 million, with a midpoint of $8.8 million. Our board of directors decided to offer the shares of common stock for a price of $10.00 per share primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The number of shares offered for sale in the stock offering equals the aggregate offering price of the shares divided by the price per share. Based on the valuation range and the $10.00 price per share, the minimum of the offering range is 743,750 shares, the midpoint of the offering range is 875,000 shares, and the maximum of the offering range is 1,006,250 shares, or 1,157,188 shares if the maximum amount is increased by 15% because of demand for shares or changes in market conditions.

In applying each of the valuation methods, Feldman Financial Advisors, Inc. considered adjustments to the pro forma market value based on a comparison of New EWSB Bancorp with the peer group. Feldman Financial made downward adjustments for earnings growth and viability, financial condition, liquidity of the stock issue, and marketing of the stock issue, while applying an upward adjustment for market area. The downward adjustment for earnings growth and viability was prompted by our lower profitability, lower net interest margin and less favorable efficiency ratio as compared to the overall peer group companies. The downward adjustment for financial condition was mainly related to our much lower ratio of equity to assets. The downward adjustment for the liquidity of the issue took into consideration the lower number of shares to be outstanding and the lower market capitalization expected in comparison to the peer group companies. The downward adjustment for dividend policy reflected our stated intention currently not to pay cash dividends to our stockholders. The downward adjustment for marketing of the issue was based on the risk and uncertainty related to a new offering in the current environment of market volatility. The upward adjustment for our market area reflected the more attractive demographic data in comparison to the peer group’s overall markets, specifically in regard to household income levels, population growth forecasts and recent unemployment rates. Feldman Financial Advisors, Inc. made no adjustments for management and subscription interest.

The following table presents a summary of selected pricing ratios for the peer group companies and for New EWSB Bancorp (on a pro forma basis) utilized by Feldman Financial Advisors, Inc. in its appraisal. These ratios are based on New ESWB Bancorp’s pro forma book value, tangible book value, and core earnings as of and for the twelve months ended December 31, 2023. The peer group ratios are based on the latest date for which complete financial data are publicly available and stock prices as of February 23, 2024. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 34.9% on a price-to-book value basis and a discount of 35.6% on a price-to-tangible book value basis. Due to our recent net loss, our calculated price-to-core earnings ratio at the midpoint was not meaningful and, therefore, not subject to comparison with the peer group ratios.

	Price-to-core earnings multiple (1)		Price-to-book value ratio	Price-to-tangible book value ratio
EWSB Bancorp, Inc. (pro forma basis, assuming completion of the conversion and stock offering):
Adjusted Maximum	NM		57.11%	57.11%
Maximum	NM		53.22%	53.22%
Midpoint	NM		49.38%	49.38%
Minimum	NM		44.96%	44.96%

Valuation of peer group companies, all of which are fully converted (historical basis):
Average	17.66	x	75.87%	76.72%
Median	18.48	x	77.34%	77.40%

(1)	Price-to-earnings multiples calculated by Feldman Financial Advisors, Inc. in the independent appraisal are based on an estimate of “core” or recurring earnings. These ratios are different than those presented in “Pro Forma Data.” Our price-to-core earnings ratios are negative values and are shown as not meaningful.

The following table presents information regarding the peer group companies utilized by Feldman Financial Advisors, Inc. in its independent appraisal. All of the peer group companies are traded on the Nasdaq Stock Market.

Company Name	Ticker Symbol	Headquarters	Total assets as of December 31, 2023 (in millions)
1895 Bancorp of Wisconsin, Inc.	BCOW	Greenfield, WI	$557.6
Catalyst Bancorp, Inc.	CLST	Opelousas, LA	270.9
Cullman Bancorp, Inc.	CULL	Cullman, AL	410.6
Generations Bancorp NY, Inc.	GBNY	Seneca Falls, NY	424.4
HMN Financial, Inc.	HMNF	Rochester, MN	1,107.1
Home Federal Bancorp, Inc. of Louisiana	HFBL	Shreveport, LA	654.2
IF Bancorp, Inc.	IROQ	Watseka, IL	910.8
NSTS Bancorp, Inc.	NSTS	Waukegan, IL	256.8
PB Bankshares, Inc.	PBBK	Coatesville, PA	439.7
TC Bancshares, Inc.	TCBC	Thomasville, GA	466.6
Texas Community Bancshares, Inc.	TCBS	Mineola, TX	452.0

Our board of directors reviewed the independent valuation and, in particular, considered the following:

•	our financial condition and results of operations;

•	a comparison of our financial performance ratios to those of other financial institutions of similar size; and

•	market conditions generally and, in particular, for financial institutions.

All of these factors are set forth in the independent valuation. Our board of directors also reviewed the methodology and the assumptions used by Feldman Financial Advisors, Inc. in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Department and the Federal Reserve Board, if required, as a result of subsequent developments in our financial condition or market conditions generally. If the independent valuation is updated to amend our pro forma market value to less than $7.4 million or more than $11.6 million, the updated appraisal will be filed with the Securities and Exchange Commission by means of a post-effective amendment to our registration statement.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. Feldman Financial Advisors, Inc. did not independently verify our consolidated financial statements and other information that we provided to them, nor did Feldman Financial Advisors, Inc. independently value our assets or liabilities. The independent valuation considers New EWSB Bancorp as a going concern and should not be considered as an indication of its liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the stock offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $11.6 million, which would result in a corresponding increase of up to 15% in the maximum of the offering range to up to 1,157,188 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not increase the offering range above this level or decrease the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “—Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the stock offering.

If the update to the independent valuation at the conclusion of the stock offering results in an increase in the maximum of the valuation range to more than $11.6 million and a corresponding increase in the offering range to more than 1,157,188 shares, or a decrease in the minimum of the valuation range to less than $7.4 million and a corresponding decrease in the offering range to fewer than 743,750 shares, then we will promptly return, with interest at a rate of [interest rate%] per annum, all funds received in the stock offering and cancel deposit account withdrawal authorizations. After consulting with the Department and the Federal Reserve Board, we may terminate the plan of conversion. Alternatively, we may establish a new offering range and commence a resolicitation of subscribers or take other actions as permitted by the Department and the Federal Reserve Board in order to complete the conversion and stock offering. If we conduct a resolicitation, we will notify subscribers of their rights to place a new stock order for a specified period of time. If a person does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended with the approval, to the extent approval is required, of the Department and the Federal Reserve Board, for periods of up to 90 days.

An increase in the number of shares to be issued in the stock offering would decrease both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the stock offering would increase both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report of Feldman Financial Advisors, Inc. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are filed as exhibits to the documents specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and on the purchase and ownership limitations set forth in the plan of conversion and as described below under “—Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor of the Bank with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) at the close of business on December 31, 2022 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of $150,000 (15,000 shares) of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the product of the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his, her or its total allocation equal to the lesser of 100 shares or the number of shares for which he, she or it subscribed. Thereafter, any remaining unallocated shares will be allocated to each remaining Eligible Account Holder whose subscription remains unfilled in same the proportion that the amount of his, her or its Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest at the close of business on December 31, 2022. If there is an oversubscription, failure to list all accounts could result in fewer shares being allocated than if all accounts had been disclosed. If there is an oversubscription, the subscription rights of Eligible Account Holders who are also directors or officers of the Bank specified in the plan of conversion or who are associates of such persons will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to their increased deposits in the 12 months preceding December 31, 2022.

Priority 2: Tax-Qualified Plan. Our ESOP will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the number of shares of common stock sold in the offering, although our ESOP intends to purchase 7% of the sum shares of common stock sold in the offering. If market conditions warrant, in the judgment of its trustees, the ESOP may instead elect to purchase shares in the open market following the completion of the conversion, subject to the approval of the Federal Reserve Board and the Department.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and by our ESOP, each depositor of the Bank with a Qualifying Deposit at the close of business on March 31, 2024, who is not an Eligible Account Holder (a “Supplemental Eligible Account Holder”), will receive, without payment therefor, nontransferable subscription rights to purchase up to $150,000 (15,000 shares) of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his, her or its total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he, she or it subscribed. Thereafter, any remaining shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his, her or its Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at the close of business on March 31, 2024. If there is an oversubscription, failure to list all accounts could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, by our ESOP and by Supplemental Eligible Account Holders, each depositor of the Bank at the close of business on April 30, 2024 who is not an Eligible Account Holder or Supplemental Eligible Account Holder (collectively, “Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to $150,000 (15,000 shares) of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his, her or its total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he, she or it subscribed. Thereafter, any remaining shares will be allocated in the proportion that the amount of the subscription of each Other Member bears to the total amount of the subscriptions of all Other Members whose subscriptions remain unsatisfied.

To ensure proper allocation of common stock, each Other Member must list on the stock order form all deposit accounts in which he, she or it has an ownership interest at the close of business on April 30, 2024. If there is an oversubscription, failure to list all accounts could result in fewer shares being allocated than if all accounts had been disclosed.

Expiration Date. The subscription offering will expire at 3:00 p.m., Central Time, on [expiration date] unless extended by us for up to 45 days or such additional periods with the approval of the Federal Reserve Board and the Department, if necessary. Subscription rights will expire whether or not each account holder can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint, maximum or adjusted maximum of the offering range. Subscription rights which have not been exercised before the expiration date will become void.

We will not execute orders until at least the minimum number of shares of common stock has been sold in the offering. If at least 743,750 shares have not been sold in the offering by [extension date] and the Federal Reserve Board and the Department have not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly, with interest at [interest rate %] per annum, for funds received in the subscription and community offerings, and all deposit account withdrawal authorizations will be canceled. If the Federal Reserve Board and the Department grant an extension beyond [extension date], we will resolicit purchasers in the offering as described under “—Procedure for Purchasing Shares in the Subscription and Community Offerings—Expiration Date.”

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our ESOP, Supplemental Eligible Account Holder and Other Members, we may offer shares pursuant to the plan of conversion to members of the general public in a community offering. If there is a community offering, shares would be offered with the following preferences:

(i)	Outagamie, Calumet and Winnebago Counties, Wisconsin; and

(ii)	Other members of the general public.

Subscribers in the community offering may purchase up to $150,000 (15,000 shares) of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in Outagamie, Calumet and Winnebago Counties, Wisconsin, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons (including trusts of natural persons) residing in Outagamie, Calumet and Winnebago Counties whose orders remain unsatisfied on an equal number of shares basis per order. If an oversubscription occurs due to the orders of members of the general public, the allocation procedures described above will apply to the orders of such persons. In connection with the allocation process, orders received for shares of common stock in the community offering will first be filled up to a maximum of 2% of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

The term “residing” or “resident” as used in this prospectus with respect to the community means any person who occupies a dwelling within the local community, has a present intent to remain within the local community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the local community together with an indication that such presence within the local community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to determine whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin concurrently with, during or promptly after the subscription offering, and is currently expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering, unless extended. We may decide to extend the community offering for any reason and we are not required to give purchasers notice of any such extension unless such period extends beyond [extension date], in which case we will resolicit purchasers.

Syndicated Community Offering

If feasible, our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a wide distribution of our shares of common stock.

If a syndicated community offering is held, Performance Trust will serve as sole book running manager and will assist us on a best efforts basis. In such capacity, Performance Trust may form a syndicate of other brokers-dealers who are member firms of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Neither Performance Trust nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering and will not do so until before the commencement of the syndicated community offering. The shares of common stock will be sold at the same price per share ($10.00 per share) that the shares are sold in the subscription offering and the community offering.

The syndicated community offering will be conducted according to certain Securities and Exchange Commission rules applicable to best efforts “min/max” offerings. Orders in the syndicated community offering will be submitted in substantially the same manner as utilized in the subscription and community offerings. Payments in the syndicated offering, however, must be made in immediately available funds (bank checks, money orders, deposit account withdrawal authorizations from accounts at the Bank or wire transfers). Personal checks will not be accepted. If the closing of the stock offering does not occur, either as a result of not confirming receipt of at least $7.4 million in gross proceeds (the minimum of the offering range) or the inability to satisfy other closing conditions to the stock offering, the funds will be promptly returned with interest at a rate of [interest rate %] per annum.

The closing of the syndicated community offering, which will be simultaneous with the closing of the subscription and community offerings, is subject to conditions set forth in an agency agreement by and among Bank, the Company, the MHC and Old EWSB Bancorp, on one hand, and Performance Trust, on the other hand.

Expiration Date. The syndicated community offering may begin concurrently with, during or after the subscription offering, and may terminate at the same time as the subscription offering, but must terminate no more than 45 days following the expiration of the subscription offering, unless extended with regulatory approval. If held, the syndicated community offering is expected to conclude at 3:00 p.m., Central Time, on [expiration date], but must terminate no more than 45 days following the expiration of the subscription offering, unless extended with regulatory approval. We may decide to extend the syndicated community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond [extension date]. If an extension beyond [extension date] is granted by the required regulatory agencies, we will resolicit persons whose orders we accept in the syndicated community offering, giving them an opportunity to confirm, change or cancel their orders. If a person does not respond, we will cancel his or her stock order and return funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. These extensions may not go beyond _______________, 2026, which is two years after the date of the special meeting of members.

If for any reason we cannot effect a syndicated community offering of shares of common stock not purchased in the subscription and community offerings, or if there are an insignificant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of such unsubscribed shares. The Federal Reserve Board, the Department and FINRA must approve any such arrangement.

Limitations on Common Stock Purchases

The plan of conversion includes the following additional limitations on the number of shares of common stock that may be purchased in the offering:

(i)	generally, no individual, or individuals acting through a single qualifying account held jointly, may purchase more than 15,000 shares ($150,000) of common stock, and no person or entity together with associates or persons acting in concert with such person or entity, may purchase more than 30,000 shares ($300,000) of common stock in all categories of the stock offering combined, except that our tax-qualified employee benefit plans may purchase in the aggregate up to 10% of the shares of common stock sold in the stock offering (including shares issued in the event of an increase in the offering range of up to 15%);

(ii)	the maximum number of shares of common stock that may be purchased in all categories of the offering by officers (as specified in our plan of conversion) and directors of the Bank and their associates, in the aggregate, may not exceed 30% of the total shares issued in the conversion; and

(iii)	no person may purchase fewer than 25 shares of common stock, to the extent those shares are available for purchase.

Depending upon market or financial conditions, our board of directors, with regulatory approval and without further approval of members of the MHC and of the MHC as the sole stockholder of Old EWSB Bancorp, may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount of shares of common stock and who indicated on their stock order forms a desire to be resolicited if the purchase limitation is increased will be given the opportunity to increase their orders up to the then applicable revised limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by persons who choose to increase their orders. If the maximum purchase limitation is increased to 5% of the shares sold in the offering, such limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5% of the shares sold in the offering may not exceed in the aggregate 10% of the total shares sold in the offering.

If the offering range is increased to up to 1,157,188 shares of common stock, shares will be allocated in the following order of priority in accordance with the plan of conversion:

(i)	to fill the subscriptions of our tax-qualified employee benefit plans, specifically our ESOP, for up to 10% of the total number of shares of common stock sold in the offering;

(ii)	if there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfilled subscriptions of these subscribers according to their respective priorities; and

(iii)	to fill unfilled subscriptions in the community offering, with preference given first to natural persons (including trusts of natural persons) residing in Outagamie, Calumet and Winnebago Counties, Wisconsin, and then to members of the general public.

The term “associate” of a person means:

(i)	any corporation or organization (other than the Bank, Old EWSB Bancorp, the Company or the MHC, or a majority-owned subsidiary of any of those entities) of which the person is a senior officer, partner or, directly or indirectly, 10% beneficial stockholder;

(ii)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, it does not include any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and

(iii)	any person who is related by blood or marriage, and who either has the same home as the person or who is a director or officer of Old EWSB Bancorp, the Company, the MHC or the Bank.

The term “acting in concert” means:

(i)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(ii)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) will also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.” We may presume that certain persons are acting in concert based upon, among other things, joint account relationships or the fact that persons share a common address (whether or not related by blood or marriage) or may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. Our directors are not treated as associates of each other solely because of their membership on the board of directors.

Common stock purchased in the offering will be freely transferable except for shares purchased by directors and certain officers of the Company or the Bank and except as described below. Any purchases made by any associate of the Company or the Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under FINRA guidelines, members of FINRA and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares after Conversion” and “Restrictions on Acquisition of New EWSB Bancorp.”

Marketing and Distribution; Compensation

Subscription and Community Offerings. To assist in the marketing of our shares of common stock in the subscription and community offerings, we have retained Performance Trust, which is a broker-dealer registered with FINRA. Performance Trust will assist us on a best efforts basis in the subscription and community offerings by:

•	consulting with us on the marketing implications of the plan of conversion;

•	reviewing with us the pro forma financial impact of the offering, based upon the independent appraisal;

•	reviewing with us all offering documents, including the prospectus, stock order form and marketing materials (it being understood that the preparation and filing of any and all such documents will be our responsibility and that of our counsel);

•	assisting in the design and implementation of a marketing strategy for the offering;

•	assisting us in scheduling and preparing meetings with potential investors and/or other broker-dealers, if necessary; and

•	providing such other general advice and assistance as may be reasonably requested to promote the successful completion of the offering.

For these services, Performance Trust has received a management fee of $25,000, which shall be credited to the fees payable at the closing of the offering, and will receive at the closing of the offering a success fee equal to the greater or $250,000 or 1.00% of the aggregate purchase price of the shares of common stock sold in the subscription and community offerings, excluding shares purchased by or on behalf of: (i) any employee benefit plan or trust of the Company or the Bank established for the benefit of its directors, officers and employees; (ii) any charitable foundation established by the Company or the Bank (or any shares contributed to a charitable foundation); and (iii) any director, officer or employee of the Company or the Bank or members of their immediate families (whether directly or through a personal trust), which for these purposes means parents, spouses, siblings and children who live in the same house as such person. The management fee, to the extent actually paid at or before closing, will be credited against the success fee. In the event that the management fee exceeds the aggregate amount due in payment of all fees and reimbursement of expenses, Performance Trust will promptly refund such excess amount to the Company.

Syndicated Community Offering. If shares of common stock are sold in a syndicated community offering, we will pay a fee of 5.0% of the aggregate dollar amount of common stock sold in the syndicated community offering by Performance Trust and any other broker-dealers included in the syndicated community offering. Any syndicated offering will be on a best efforts basis, and Performance Trust will serve as sole book-running manager in such an offering. All fees payable with respect to a syndicated community offering will be in addition to fees payable with respect to the subscription offering and any community offering.

Expenses. Performance Trust also will be reimbursed for its reasonable out-of-pocket expenses up to a maximum of $100,000 for legal fees and expenses and $10,000 for all other out-of-pocket expenses (which may be increased to $20,000 in the event of re-solicitation of subscribers). If the plan of conversion is terminated or if Performance Trust’s engagement is terminated in accordance with the provisions of the agency agreement, Performance Trust will receive reimbursement of its reasonable out-of-pocket expenses. Performance Trust shall have earned in full, and be entitled to be paid in full, all fees then due and payable at such date of termination.

Other. Performance Trust has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for shares of New EWSB Bancorp common stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold in the stock offering. Performance Trust expresses no opinion as to the prices at which the shares of common stock to be issued may trade.

Records Agent Services and Stock Information Center Management

We have also engaged Performance Trust as our records agent and stock information center manager in connection with the conversion and the subscription and community offerings. In its role as records agent and stock information center manager, Performance Trust will assist us by:

performing records agent services, including but not limited to:

•	consolidation of customer accounts for voting and offering purposes;

•	coordinating with our financial printer for labeling and mailing of all proxy and offering materials;

•	providing supporting account information to our legal counsel for “blue sky” research and applicable registration;

•	assisting our transfer agent with the generation and mailing of statements of ownership, interest and refund checks and 1099-INT statements, as required;

•	coordinating proxy tabulation and solicitation efforts; and

•	subscription services; and

stock information center manager services including but not limited to:

•	coordinating vote solicitation and the special meeting of members;

•	designing the stock order forms;

•	organizing and supervising the stock information center; and

•	employee training.

Performance Trust will receive a fee of $30,000 for these services, of which $10,000 will become payable upon the mailing of the offering materials, provided, however, in the event of any unusual or additional items or duplication of services required as a result certain circumstances, such fee may be increased by up to $10,000. Performance Trust will also be reimbursed up to $25,000 for reasonable out-of-pocket expenses related to its engagement as records agent and stock information center manager.

Indemnity

We will indemnify Performance Trust against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act, as well as certain other claims and litigation arising out of Performance Trust’s engagement with respect to the conversion.

Solicitation of Offers by Officers and Directors

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock in the subscription and community offerings. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of the Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Performance Trust. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Exchange Act, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Prospectus Delivery

To ensure that each purchaser in the subscription offering and any community offering receives a prospectus at least 48 hours before the expiration of the stock offering according to Rule 15c2-8 of the Exchange Act we may not mail a prospectus any later than five days before the expiration date or hand deliver a prospectus any later than two days before that date. We are not obligated to deliver a prospectus or stock order form by means other than U.S. Mail. Execution of a stock order form will confirm receipt of delivery of a prospectus according to Rule 15c2-8. Stock order forms will be distributed only if preceded or accompanied by a prospectus.

In any syndicated community offering, a prospectus and stock order form in electronic format may be made available on Internet sites or through other online services maintained by Performance Trust or one or more other members of the syndicate, or by their respective affiliates. In those cases, prospective investors may view offering terms online and, depending upon the syndicate member, prospective investors may be allowed to place orders online. The members of the syndicate may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the Internet sites referenced in the preceding paragraph and any information contained in any other Internet site maintained by any member of the syndicate is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or by Performance Trust or any other member of the syndicate in its capacity as selling agent or syndicate member and should not be relied upon by investors.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Expiration Date. The subscription and community offerings will expire at 3:00 p.m., Central Time, on [expiration date], unless we extend one or both for up to 45 days, with the approval of Federal Reserve Board and the Department, if required. This extension may be approved by us, in our sole discretion, without notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond [extension date] would require the Federal Reserve Board’s and the Department’s approvals. If the offering is so extended, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds, with interest at [interest rate %] per annum, or cancel your deposit account withdrawal authorization. If the offering range is decreased below the minimum of the offering range or is increased above the adjusted maximum of the offering range, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled, and funds submitted to us will be returned promptly, with interest at [interest rate %] per annum, for funds received in the subscription and community offerings. We will then resolicit the subscribers, giving them an opportunity to place a new stock order for a period of time.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest [interest rate %] per annum, from the date of receipt as described above.

Use of Order Forms in the Subscription and Community Offerings. To purchase shares of common stock in the subscription and community offerings, you must properly complete an original stock order form and remit full payment. We are not required to accept orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received (not postmarked) on or before 3:00 p.m., Central Time, on [expiration date]. We are not required to accept stock order forms that are not received by that time, are not signed or are otherwise executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed stock order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may return your stock order form and payment by (1) overnight delivery to the address indicated on the stock order form for this purpose; (2) in-person delivery to the Bank’s corporate office located at 109 West Second Street, Kaukauna, Wisconsin; or (3) regular mail using the stock order reply envelope provided. In-person delivery of stock order forms will be accepted only at the Bank’s corporate office. Do not deliver your stock order form to any other of the Bank’s offices. The Bank is open Monday through Friday between 10:00 a.m. and 3:00 p.m., Central Time, excluding bank holidays.

Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time before completion of the offering. If you are ordering shares in the offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by the Bank, the FDIC or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act, or the Exchange Act.

Payment for Shares. Payment for all shares of common stock must accompany all completed order forms for the purchase to be valid. Payment for shares in the subscription and community offerings may be made by:

(i)	personal check, bank check or money order, made payable to EWSB Bancorp, Inc. Do not remit cash; or

(ii)	authorization of withdrawal of available funds from your East Wisconsin Savings Bank deposit account(s).

Appropriate means for designating withdrawals from deposit account(s) at the Bank are provided on the stock order form. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current statement savings rate after the withdrawal. In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders received in the subscription and community offerings will be immediately cashed and placed in a segregated account at the Bank and will earn interest at [interest rate %] per annum from the date payment is processed until the offering is completed or terminated.

You may not remit cash, any type of third-party checks (including those payable to you and endorsed over to the Company) or an East Wisconsin Savings Bank line of credit check. You may not designate on your stock order form direct withdrawal from a retirement account at the Bank. See “—Using Individual Retirement Account Funds.” Additionally, you may not designate on your stock order form a direct withdrawal from deposit accounts at the Bank with check-writing privileges. Instead, a check should be provided. If you request a direct withdrawal from an account with check-writing privileges, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and will immediately withdraw the amount from your demand account(s). If permitted by the Federal Reserve Board and the Department, if we resolicit persons who subscribed for the maximum purchase amount, as described above in “—Limitations on Common Stock Purchases,” such purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares, but instead must pay for the additional shares using immediately available funds. Wire transfers will not otherwise be accepted, except as described below.

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by [extension date]. If the subscription and community offerings are extended past [extension date], all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds, with interest at [interest rate %] per annum, or cancel your deposit account withdrawal authorization. We may resolicit purchasers for a specified period of time.

Regulations prohibit the Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time before 48 hours before the completion of the conversion. This payment may be made by wire transfer.

If our ESOP purchases shares in the offering, it will not be required to pay for such shares until completion of the offering, provided that at the expiration of the subscription offering there is a loan commitment from an unrelated financial institution or the Company to lend to the ESOP the necessary amount to fund the purchase.

Using Individual Retirement Account Funds. If you are interested in using funds in your IRA at the Bank or other retirement account to purchase shares of common stock in the offering, you must do so through an account offered by a custodian that can hold common stock. By regulation, the Bank’s IRAs are not capable of holding common stock. Therefore, if you wish to use funds that are currently in an IRA held at the Bank, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will instead have to be transferred to an independent trustee or custodian, such as a brokerage firm, which offers the type of retirement accounts that can hold common stock. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. A one-time and/or annual administrative fee may be payable to the independent trustee or custodian. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Individuals interested in using funds in an individual retirement account or any other retirement account, whether held at the Bank or elsewhere, to purchase shares of common stock should contact our Stock Information Center for guidance as soon as possible, but in no event less than two weeks before the [expiration date] offering deadline. You may select the independent trustee or custodian of your choice. However, processing these transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held or the independent trustee or custodian you select. We cannot guarantee that you will be able to use such funds.

Delivery of Shares of Common Stock. All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A book entry statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion and offering. We expect trading in the stock to begin on the first business day following completion of the conversion and offering. You may not be able to sell the shares of common stock that you purchased until a statement reflecting your ownership of shares of common stock is available and delivered to you, even though the shares of common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of FINRA, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a state of the United States with respect to which any of the following apply:

(i)	a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in such state;

(ii)	the offer or sale of shares of common stock to such persons would require us or our employees to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify our securities for sale in such state; or

(iii)	such registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares

Applicable banking regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the stock order form, you cannot add the name(s) of others for joint stock registration unless they are also named on your qualifying deposit account. Taking this action may jeopardize your subscription rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise before completion of the offering.

We will pursue any and all legal and equitable remedies if we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, call our Stock Information Center at [phone number]. The Stock Information Center is open Monday through Friday between 10:00 a.m. and 3:00 p.m., Central Time, except for bank holidays.

Liquidation Rights

Liquidation Before the Conversion. In the unlikely event that the MHC is liquidated before the conversion, all claims of creditors of the MHC would be paid first. Thereafter, if there were any assets of the MHC remaining, these assets would first be distributed to depositors of the Bank pro rata based on the value of their accounts at the Bank.

Liquidation Following the Conversion. The plan of conversion provides for the establishment, upon the completion of the conversion, of a liquidation account by the Company for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to (i) the MHC’s ownership interest in Old EWSB Bancorp’s total stockholders’ equity as of the date of the latest consolidated balance sheets contained in this prospectus plus (ii) the value of the net assets of the MHC as of the date of the latest consolidated balance sheets of the MHC before the consummation of the conversion (excluding its ownership of Old EWSB Bancorp). The plan of conversion also provides for the establishment of a parallel liquidation account in the Bank to support the Company’s liquidation account if the Company does not have sufficient assets to fund its obligations under the Company’s liquidation account.

In the unlikely event that the Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first. However, except with respect to the liquidation account to be established by the Company, a depositor’s claim would be solely for the principal amount of his or her deposit accounts plus accrued interest. Depositors generally would not have an interest in the value of the assets of the Bank or the Company above that amount.

The liquidation account established by the Company is intended to provide qualifying depositors of the Bank with a liquidation interest (exchanged for the liquidation interests such persons had in the MHC) after the conversion in the event of a complete liquidation of the Company and the Bank or a liquidation solely of the Bank. Specifically, in the unlikely event that either (i) the Bank or (ii) the Company and the Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by a distribution to depositors as of the close of business on December 31, 2022 and March 31, 2024 of their interests in the liquidation account maintained by the Company. Also, in a complete liquidation of both entities, or of the Bank only, when the Company has insufficient assets (other than the stock of the Bank) to fund the liquidation account distribution owed to Eligible Account Holders and Supplemental Eligible Account Holders, and the Bank has positive net worth, then the Bank shall immediately make a distribution to fund the remaining obligations of the Company under the liquidation account. In no event will any Eligible Account Holder or Supplemental Eligible Account Holder be entitled to a distribution that exceeds such holder’s interest in the liquidation account maintained by the Company as adjusted periodically pursuant to the plan of conversion and federal regulations. If the Company is completely liquidated or sold apart from a sale or liquidation of the Bank, then the Company liquidation account will cease to exist and Eligible Account Holders and Supplemental Eligible Account Holders will receive an equivalent interest in the Bank liquidation account, subject to the same rights and terms as the Company liquidation account.

Pursuant to the plan of conversion, after two years from the date of conversion and upon the written request of the Federal Reserve Board and the Department, the Company will transfer, or, upon the prior written approval of the Federal Reserve Board and the Department, may transfer the liquidation account and the depositors’ interests in such account to the Bank and the liquidation account shall thereupon be subsumed into the liquidation account of the Bank.

Under the rules and regulations of the Federal Reserve Board, a post-conversion merger, consolidation, or similar combination or transaction with another depository institution or depository institution holding company in which the Company or the Bank is not the surviving institution, would not be considered a liquidation. In such a transaction, the liquidation account would be assumed by the surviving institution or company.

Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial pro-rata interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with an aggregate balance of all such accounts of $50.00 or more held in the Bank as of the close of business on December 31, 2022 or March 31, 2024, respectively, equal to the proportion that the balance of such account holder’s deposit account at the close of business on December 31, 2022 or March 31, 2024, respectively, bears to the balance of all deposit accounts of all Eligible Account Holders and Supplemental Eligible Account Holders in the Bank on such dates.

If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account at the close of business on December 31, 2022 or March 31, 2024, or any other annual closing date, then the liquidation account as well as the interest in the liquidation account relating to such deposit account will be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositors. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be available for distribution to stockholders.

Material Income Tax Consequences

Completion of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to the federal and state income tax consequences of the conversion to the MHC, Old EWSB Bancorp, New EWSB Bancorp, the Bank, Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors. Unlike private letter rulings, an opinion of counsel or a tax advisor is not binding on the Internal Revenue Service or any state taxing authority, and those authorities may disagree with the opinions. In the event of a disagreement, there can be no assurance that New EWSB Bancorp or the Bank would prevail in a judicial proceeding.

The MHC, Old EWSB Bancorp, the Bank and New EWSB Bancorp have received an opinion of counsel, Luse Gorman, PC, regarding the material federal income tax consequences of the conversion, which includes the following:

1.	The merger of the MHC with and into Old EWSB Bancorp will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

2.	The constructive exchange of Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in the MHC for liquidation interests in Old EWSB Bancorp will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

3.	None of the MHC, Old EWSB Bancorp, Eligible Account Holders nor Supplemental Eligible Account Holders will recognize any gain or loss on the transfer of the assets of the MHC to Old EWSB Bancorp and the assumption by Old EWSB Bancorp of the MHC’s liabilities, if any, in constructive exchange for liquidation interests in Old EWSB Bancorp.

4.	The basis of the assets of the MHC (other than stock in Old EWSB Bancorp) and the holding period of the assets to be received by Old EWSB Bancorp will be the same as the basis and holding period of such assets in the MHC immediately before the exchange.

5.	The merger of Old EWSB Bancorp with and into New EWSB Bancorp will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and, therefore, will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code. Neither Old EWSB Bancorp nor New EWSB Bancorp will recognize gain or loss as a result of the merger.

6.	The basis of the assets of Old EWSB Bancorp and the holding period of such assets to be received by New EWSB Bancorp will be the same as the basis and holding period of such assets in Old EWSB Bancorp immediately before the exchange.

7.	Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon the constructive exchange of their liquidation interests in Old EWSB Bancorp for interests in the liquidation account in New EWSB Bancorp.

8.	It is more likely than not that the fair market value of the nontransferable subscription rights to purchase New EWSB Bancorp common stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon distribution to them of nontransferable subscription rights to purchase shares of New EWSB Bancorp common stock. Eligible Account Holders or Supplemental Eligible Account Holders will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.

9.	It is more likely than not that the fair market value at the effective date of the conversion of the benefit to Eligible Account Holders and Supplemental Eligible Account Holders provided by an interest in the liquidation account of the Bank that they receive is zero. The Bank Liquidation Account supports the payment of the liquidation account of New EWSB Bancorp in the unlikely event that either the Bank (or New EWSB Bancorp and the Bank) were to liquidate after the conversion (including a liquidation of the Bank or the Bank and New EWSB Bancorp in a purchase and assumption transaction with a credit union acquiror) when New EWSB Bancorp lacks sufficient net assets to pay distributions from the liquidation account of New EWSB Bancorp when due. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the distribution to them of such rights in the liquidation account of New EWSB Bancorp as of the effective date of the conversion.

10.	It is more likely than not that the basis of the shares of New EWSB Bancorp common stock purchased in the stock offering by the exercise of nontransferable subscription rights will be the purchase price. The holding period of the New EWSB Bancorp common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date the right to acquire such stock was exercised.

11.	No gain or loss will be recognized by New EWSB Bancorp on the receipt of money in exchange for New EWSB Bancorp common stock sold in the stock offering.

We believe that the tax opinions summarized above address the material federal income tax consequences that are generally applicable to the MHC, Old EWSB Bancorp, the Bank, New EWSB Bancorp and persons receiving subscription rights. With respect to items 8 and 10 above, Luse Gorman, PC noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Luse Gorman, PC also noted that Feldman Financial Advisors, Inc. has issued a letter that the subscription rights have no ascertainable fair market value. Luse Gorman, PC also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman, PC believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to Eligible Account Holders and Supplemental Eligible Account Holders are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders and Supplemental Eligible Account Holders who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on the distribution of such rights. Eligible Account Holders and Supplemental Eligible Account Holders are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The opinion as to item 9 above is based on the position that: (i) no holder of an interest in a liquidation account has ever received any payment attributable to a liquidation of a solvent bank and/or holding company (other than as set forth below); (ii) the interests in the liquidation accounts are not transferable; (iii) the amounts due under the liquidation account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in the Bank are reduced; (iv) holders of an interest in a liquidation account have received payments of their interests in very few instances (out of hundreds of transactions involving mergers, acquisitions and the purchase of assets and assumption of liabilities of holding companies and subsidiary banks) and these instances involved the purchase and assumption of a bank’s assets and liabilities by a credit union; and (v) the Bank liquidation account payment obligation arises only if New EWSB Bancorp lacks sufficient assets to fund the liquidation account or if the Bank (or the Bank and New EWSB Bancorp) enters into a transaction to transfer the Bank’s assets and liabilities to a credit union.

In addition, we have received a letter from Feldman Financial Advisors, Inc. stating its belief that the benefit provided by the Bank liquidation account supporting the payment of the liquidation account if (i) New EWSB Bancorp lacks sufficient net assets or (ii) the Bank (or the Bank and New EWSB Bancorp) enters into a transaction to transfer the Bank’s assets and liabilities to a credit union, does not have any economic value at the time of the conversion. Based on the foregoing, Luse Gorman, PC believes it is more likely than not that such rights in the Bank liquidation account have no value. If such rights are subsequently found to have an economic value as of the effective time of the conversion, income may be recognized by each Eligible Account Holder or Supplemental Eligible Account Holder in the amount of such fair market value as of the date of the conversion.

The opinion of Luse Gorman, PC, unlike a letter ruling issued by the Internal Revenue Service, is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed conversion and stock offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

We have also received an opinion from Wipfli LLP that the Wisconsin state income tax consequences are consistent with the federal income tax consequences.

The federal and state tax opinions have been filed with the Securities and Exchange Commission as exhibits to the registration statement of New EWSB Bancorp.

Certain Restrictions on Purchase or Transfer of Our Shares after Conversion

All shares of common stock purchased in the offering by a director or certain officers (as defined in the plan of conversion) of the Bank, Old EWSB Bancorp, the Company or the MHC generally may not be sold for a period of one year following the closing of the conversion, except if the individual dies. Restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of the Company also will be restricted by the insider trading rules under the Exchange Act.

Purchases of shares of our common stock by any of our directors, certain officers (as defined in the plan of conversion) and their associates, during the three-year period following the closing of the conversion, may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Federal Reserve Board. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans, including any stock option or restricted stock plans.

Applicable conversion regulations prohibit New EWSB Bancorp from repurchasing its shares of common stock during the first year following the conversion unless compelling business reasons exist for such repurchases, or to fund management recognition plans that have been approved by stockholders (with any applicable regulatory approval) or tax-qualified employee stock benefit plans.

RESTRICTIONS ON ACQUISITION OF NEW EWSB BANCORP, INC.

Although the board of directors of the Company is unaware of any effort that might be made to obtain control of the Company after the conversion and offering, the board of directors believes that it is appropriate to include certain provisions as part of the articles of incorporation of the Company to protect the interests of the Company and its stockholders from takeovers which the board of directors might conclude are not in the best interests of the Company or its stockholders.

The following discussion is a general summary of the material provisions of Maryland law, the articles of incorporation and bylaws of the Company, and certain regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description is necessarily general and is not intended to be a complete description of the document or regulatory provision in question. The articles of incorporation and bylaws of the Company are included as part of the MHC’s application for conversion filed with the Federal Reserve Board and the Department and with the registration statement filed by the Company with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Maryland Law and Articles of Incorporation and Bylaws of New EWSB Bancorp

Maryland law, as well as the articles of incorporation and bylaws of the Company, contain a number of provisions relating to corporate governance and rights of stockholders that may discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of the Company more difficult.

Directors. The board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of the board of directors. The bylaws establish qualifications for board members, including restrictions on affiliations with competitors of the Bank, restrictions based upon prior legal or regulatory violations, a residency requirement and an age requirement.

Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Restrictions on Calling Special Meetings. The articles of incorporation and bylaws provide that special meetings of stockholders can be called by the president, the chairperson, by a majority of the whole board of directors or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Stockholder Nominations and Proposals. The bylaws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at an annual meeting of stockholders must submit written notice to the Company at least 90 days, but not more than 100 days, prior to the anniversary date of the proxy statement relating to the previous year’s annual meeting. However, if less than 90 days’ prior public disclosure of the date of the meeting is given to stockholders and the date of the annual meeting is advanced by more than 30 days, or delayed by more than 30 days, from the anniversary date of the preceding year’s annual meeting, then stockholders must submit written notice to the Company no later than 10 days following the day on which public disclosure of the date of the meeting is first made in a press release, in a document filed with the Securities and Exchange Commission or on a website maintained by the Company.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that no record owner of any of the outstanding common stock of the Company that is beneficially owned, directly or indirectly, by a person who beneficially owns more than 10% of the outstanding shares of common stock will be permitted to vote any shares in excess of such 10% limit. The 10% limit will not apply if, before the stockholder acquires shares in excess of the 10% limit, the acquisition is approved by a majority of the directors who are not affiliated with the holder and who were members of the board of directors prior to the time of the stockholder’s acquisition (or who were chosen to fill any vacancy of an otherwise unaffiliated director by a majority of the unaffiliated directors). This provision has been included in the articles of incorporation in reliance on Section 2-507(a) of the Maryland General Corporation Law, which entitles stockholders to one vote for each share of stock unless the articles of incorporation provide for a greater or lesser number of votes per share or limit or deny voting rights.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding common stock of the Company entitled to vote (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”).

Authorized but Unissued Shares. After the conversion and offering, the Company will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of New EWSB Bancorp.” The articles of incorporation authorize 4,000,000 shares of common stock and 1,000,000 shares of serial preferred stock. The Company is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each such series. In addition, the articles of incorporation provide that a majority of the total number of directors that the Company would have if there were no vacancies on the board of directors may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that the Company has the authority to issue. In the event of a proposed merger, tender offer or other attempt to gain control of the Company that the board of directors does not approve, it may be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of the Company. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Amendments to the articles of incorporation must be approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding shares of common stock, or by the affirmative vote of a majority of the outstanding shares of common stock if at least two-thirds of the members of the whole board of directors approves such amendment; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	the limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	the division of the board of directors into three staggered classes;

(iii)	the ability of the board of directors to fill vacancies on the board;

(iv)	the requirement that directors may only be removed for cause and by the affirmative vote of at least two-thirds of the votes eligible to be cast by stockholders;

(v)	the ability of the board of directors to amend and repeal the bylaws;

(vi)	the ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire the Company;

(vii)	the authority of the board of directors to provide for the issuance of preferred stock;

(viii)	the validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)	the number of stockholders constituting a quorum or required for stockholder consent;

(x)	the indemnification of current and former directors and officers, as well as employees and other agents, by the Company;

(xi)	the limitation of liability of officers and directors to the Company for money damages;

(xii)	the inability of stockholders to cumulate their votes in the election of directors;

(xiii)	the advance notice requirements for stockholder proposals and nominations;

(xiv)	the requirement that the forum for certain actions or disputes will be a state or federal court located within the State of Maryland; and

(xv)	the provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (i) through (xiv) of this list.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of the directors of the Company or by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders. Any amendment of this super-majority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.

The provisions requiring the affirmative vote of 80% of the total votes eligible to be cast for certain stockholder actions have been included in the articles of incorporation of the Company in reliance on Section 2-104(b)(4) of the Maryland General Corporation Law, which permits the articles of incorporation to require a greater proportion of votes than the proportion that would otherwise be required for stockholder action under the Maryland General Corporation Law.

Evaluation of Offers. The articles of incorporation of the Company provide that its board of directors, when evaluating a transaction that would or may involve a change in control of the Company (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of the Company and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon the stockholders of the Company, including stockholders, if any, who do not participate in the transaction;

•	the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, the Company and its subsidiaries and on the communities in which the Company and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of the Company;

•	whether a more favorable price could be obtained for the stock of the Company or other securities in the future;

•	the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of the Company and its subsidiaries;

•	the future value of the stock or any other securities of the Company the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•	the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•	the ability of the Company to fulfill its objectives as a financial institution holding company and the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Purpose and Anti-Takeover Effects of the Articles of Incorporation and Bylaws of the Company. Our board of directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the conversion. We believe these provisions are in the best interests of the Company and its stockholders. Our board of directors believes that it will be in the best position to determine the true value of the Company and to negotiate more effectively for what may be in the best interests of all our stockholders. Accordingly, our board of directors believes that it is in the best interests of the Company and all of our stockholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of the Company and that is in the best interests of all our stockholders.

Takeover attempts that have not been negotiated with and approved by our board of directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation.

Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

Despite our belief as to the benefits to stockholders of these provisions of the articles of incorporation and bylaws of the Company, these provisions also may have the effect of discouraging a future takeover attempt that would not be approved by our board of directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our board of directors and management. Our board of directors, however, has concluded that the potential benefits outweigh the possible disadvantages.

Maryland Corporate Law

Business Combinations with Interested Stockholders. Under Maryland law, “business combinations” between the Company and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of the voting stock of the Company after the date on which the Company had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of the Company at any time after the date on which the Company had 100 or more beneficial owners of its stock who, within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the Company. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Company and an interested stockholder generally must be recommended by the board of directors of the Company and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the Company, and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the Company other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the common stockholders of the Company receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Control Share Acquisitions. The Maryland General Corporation Law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the shares entitled to be voted on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

(i)	one-tenth or more but less than one-third;

(ii)	one-third or more but less than a majority; or

(iii)	a majority of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions for shares acquired through descent or distribution, in satisfaction of a pledge or in a merger, consolidation or share exchange to which the corporation is a party. The control share acquisition statute applies to any Maryland corporation with 100 or more beneficial owners of its stock other than a close corporation or an investment company.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an “acquiring person statement”), may compel the corporation’s Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within 10 days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except for those which voting rights have previously been approved) for fair value, determined without regard to the absence of voting rights for the control shares, at the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover, if voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The foregoing provisions may be modified by a Maryland corporation’s charter or bylaws. Although the bylaws of the Company provide that the Maryland Control Share Acquisition law are inapplicable to acquisitions of common stock of the Company, this bylaw provision may be repealed at any time by a majority vote of the whole board of directors, in whole or in part, at any time, whether before or after a control share acquisition and may be applied to any prior or subsequent control share acquisition.

Federal Conversion Regulations

Federal Reserve Board regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquire stock or subscription rights in a converting institution or its holding company from another person before completion of its conversion. Further, without the prior written approval of the Federal Reserve Board, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Federal Reserve Board has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or to an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public, are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Bank Holding Company Act

Federal law provides that no company may acquire control of a bank directly or indirectly without the prior approval of the Federal Reserve Board. Any company that acquires control of a bank becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board. Pursuant to federal regulations, the term “company” is defined to include banks, corporations, partnerships, associations, and certain trusts and other entities. “Control” of a bank is defined as having ownership, control, or power to vote, directly or indirectly, at least 25% of any class of a bank’s voting stock, control in any manner of the election of a majority of the directors of the bank, or the power to exercise a controlling influence over the management or policies of the bank. The Federal Reserve Board has created rebuttable presumptions of control which could render a company in control at ownership levels below 25%. In addition, a bank holding company must obtain Federal Reserve Board approval before acquiring ownership or control of 5% or more of any class of voting stock of a bank or another bank holding company. An acquisition of control of a bank that requires the prior approval of the Federal Reserve Board under the Bank Holding Company Act is generally not subject to the notice requirements of the Change in Bank Control Act.

Accordingly, the prior approval of the Federal Reserve Board under the Bank Holding Company Act would be required: before any bank holding company could acquire 5% or more of the common stock of the Company; and before any other company could acquire 25% or more of the common stock of the Company.

Restrictions applicable to the operations of bank holding companies may also deter companies from seeking to obtain control of the Company. The Federal Reserve Board has created rebuttable presumptions of control which could render a company in control at ownership levels below 25%. See “Regulation and Supervision.”

DESCRIPTION OF CAPITAL STOCK

General

The Company is authorized to issue 4,000,000 shares of common stock, par value of $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. The Company currently expects to issue in the offering up to 1,157,188 shares of common stock. The Company will not issue shares of preferred stock in the conversion. Each share of Company common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion, all of the shares of common stock will be duly authorized, fully paid and non-assessable.

The shares of common stock of the Company will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other government agency.

Common Stock

Dividends. The Company may pay dividends to an amount equal to the excess of our capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make us insolvent, as and when declared by our board of directors. The payment of dividends by the Company is also subject to limitations that are imposed by law and applicable regulation. The holders of common stock of the Company will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If the Company issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion, the holders of common stock of the Company will have exclusive voting rights in the Company. They will elect the Company’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of the Company’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If the Company issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Amendments to the articles of incorporation require a two-thirds stockholder vote in certain circumstances, and certain matters require an 80% stockholder vote.

As a Wisconsin-chartered stock savings bank, corporate powers and control of the Bank are vested in its board of directors, who elect the officers of the Bank and who fill any vacancies on the board of directors. Voting rights of the Bank are vested exclusively in the owners of the shares of capital stock of the Bank, which will be the Company, and voted at the direction of the Company’s board of directors. Consequently, the holders of the common stock of the Company will not have director control of the Bank.

Liquidation. In the event of any liquidation, dissolution or winding up of the Bank, the Company, as the holder of 100% of the Bank’s capital stock, would be entitled to receive all assets of the Bank available for distribution, after payment or provision for payment of all debts and liabilities of the Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of the Company, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of the Company will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the board of directors. The common stock is not subject to redemption.

Preferred Stock

None of the shares of the Company’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and that could assist management in impeding an unfriendly takeover or attempted change in control.

Forum Selection for Certain Stockholder Lawsuits

The articles of incorporation of the Company provide that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine will be conducted in a state or federal court located within the State of Maryland, in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants. This exclusive forum provision does not apply to claims arising under the federal securities laws. Under the articles of incorporation, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the exclusive forum provision of the articles of incorporation. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum it finds favorable for disputes with the Company and its directors, officers, and other employees or may cause a stockholder to incur additional expense by having to bring a claim in a judicial forum that is distant from where the stockholder resides, or both.

TRANSFER AGENT

The transfer agent and registrar for New EWSB Bancorp’s common stock is Pacific Stock Transfer Company, Las Vegas, Nevada.

EXPERTS

The consolidated financial statements of the MHC and Subsidiary at and for the years ended December 31, 2023 and 2022 have been included herein and in the registration statement in reliance upon the report of Plante & Moran, PLLC (“Plante Moran”) an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Feldman Financial Advisors, Inc. has consented to the publication herein of the summary of its report to the Company setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letters with respect to subscription rights and the liquidation accounts.

LEGAL AND TAX MATTERS

Luse Gorman, PC, Washington, D.C., counsel to the Company and the Bank, has issued to the Company its opinions regarding the legality of the common stock and the federal income tax consequences of the conversion. Luse Gorman, PC has consented to the references in this prospectus to its opinions. Wipfli LLP has issued to the Company its opinion regarding the Wisconsin income tax consequences of the conversion. Wipfli LLP has consented to the reference in this prospectus to its opinion. Certain legal matters will be passed upon for Performance Trust by Silver, Freedman, Taff & Tiernan LLP, Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company has filed with the SEC a registration statement under the Securities Act with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities on official business days during the hours of 10:00 a.m. to 3:00 p.m. at the SEC located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The SEC telephone number is 1-800-SEC-0330. In addition, the SEC maintains a web site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

The MHC and Old EWSB Bancorp has filed an applications for approval of the conversion with the Department and with the Federal Reserve Board. The Company has also filed a bank holding company application with the Federal Reserve Bank of Chicago. This prospectus omits certain information contained in those applications and notices. The non-confidential portions of the application filed with the Department may be inspected at 4822 Madison Yards Way, North Tower, Madison, Wisconsin 53705. To obtain a copy of the non-confidential sections of the applications filed with the Federal Reserve Board and the Federal Reserve Bank of Chicago, you may contact Colette Fried, Applications Manager of the Feral Reserve Board of Chicago, at (312) 322-6846.

A copy of the plan of conversion and the Company’s articles of incorporation and bylaws are available without charge from the Bank at its offices.

The appraisal report of Feldman Financial Advisors, Inc. has been filed as an exhibit to our registration statement, to our application to the Department and the Federal Reserve Board. Portions of the appraisal report were filed electronically with the SEC and are available on its website at www.sec.gov.

In connection with the offering, New EWSB Bancorp will register its common stock under Section 12(g) of the Exchange Act and, upon such registration, New EWSB Bancorp and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act, subject to subsequent deregistration of such shares under the Exchange Act. Under the plan of conversion, the Company has undertaken that it will not terminate this registration for a period of at least three years following the conversion.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF

Wisconsin Mutual BANCORP, MHC AND SUBSIDIARIES

Consolidated Financial Statements

***

Separate financial statements for the Company have not been included in this prospectus because the Company has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

Wisconsin Mutual Bancorp, MHC and Subsidiaries

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Wisconsin Mutual Bancorp, MHC and Subsidiaries

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Wisconsin Mutual Bancorp, MHC and Subsidiaries (the “Company”) as of December 31, 2022 and 2023, the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 1 to the financial statements, the Company has changed its method of accounting for credit losses effective January 1, 2023 due to the adoption of Accounting Standards Codification Topic 326: Financial Instruments – Credit Losses (“ASC 326”). The Company adopted the new credit loss standard using the modified retrospective method such that prior period amounts are not adjusted and continue to be reported in accordance with previously applicable generally accepted accounting principles.

Basis for Opinion

The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Plante & Moran, PLLC

We have served as the Company’s auditors since 2023.

Cleveland, Ohio

March 11, 2024

Wisconsin Mutual Bancorp, MHC and Subsidiaries

Consolidated Balance Sheets

As of December 31,	2023	2022
Assets

Cash and cash equivalents	$1,608,709	$3,142,403
Time deposits with other financial institutions	4,497,669	4,696,584
Debt securities available for sale (amortized cost of $27,880,997 and $38,711,030 as of December 31, 2023 and 2022, respectively)	23,947,775	33,880,791
Debt securities held to maturity (fair value of $39,804,828 and $38,652,167 as of December 31, 2023 and 2022, respectively)	40,050,858	38,726,810
Loans, net of allowance of $1,056,796 and $909,357 as of December 31, 2023 and 2022, respectively	174,315,171	172,423,728
Land held for sale	435,328	553,746
Office properties and equipment, net	2,910,169	3,003,047
Federal Home Loan Bank stock	1,084,273	1,075,635
Cash value of life insurance	7,462,397	7,370,768
Net deferred tax assets	4,857,846	5,020,914
Accrued interest receivable and other assets	1,396,766	1,296,437

TOTAL ASSETS	$262,566,961	$271,190,863

Liabilities and Equity

Deposits:
Non-interest bearing	$10,250,495	$11,224,140
Interest bearing	220,217,134	237,983,608
Total deposits	230,467,629	249,207,748
Borrowed funds	19,030,000	9,100,000
Advance payments by borrowers for taxes and insurance	280,026	978,846
Accrued interest payable and other liabilities	1,252,482	984,828

Total liabilities	251,030,137	260,271,422

Equity:
Retained earnings	19,198,973	20,134,213
Accumulated other comprehensive income (loss)	(7,662,149)	(9,214,772)

Total equity	11,536,824	10,919,441

TOTAL LIABILITIES AND EQUITY	$262,566,961	$271,190,863

See accompanying notes to consolidated financial statements.

Wisconsin Mutual Bancorp, MHC and Subsidiaries

Consolidated Statements of Income (Loss)

Twelve Months Ended December 31,	2023	2022
Interest income:
Loans, including fees	$7,572,886	$6,372,697
Securities:
Taxable	1,196,626	1,453,530
Tax-exempt	37,610	38,881
Other	125,293	120,314

Total interest income	8,932,415	7,985,422

Interest expense:
Deposits	3,612,941	1,622,057
Borrowed funds	737,179	211,993

Total interest expense	4,350,120	1,834,050

Net interest income	4,582,295	6,151,372
Provision for credit losses	145,039	-

Net interest income after provision for credit losses	4,437,256	6,151,372

Noninterest income:
Service charges on deposit accounts	53,291	54,290
Interchange income	248,471	252,280
Mortgage banking income	354,509	190,904
Increase in cash value of life insurance	212,118	191,868
Net gain on sale of office properties and equipment	207,738	-
Gain on sale of repossessed assets	71,012	-
Other	302,029	187,921

Total noninterest income	1,449,168	877,263

Noninterest expense:
Salaries and related benefits	$3,935,673	$4,551,399
Occupancy expense, net	716,476	810,902
Data processing	961,066	917,044
Advertising	142,979	200,184
Net loss on sale of securities available for sale	-	5,103,091
Net loss on sale of fixed assets	-	180,350
FDIC insurance premiums	298,644	106,990
Other	1,164,383	890,228

Total noninterest expense	7,219,221	12,760,188

Income (loss) before provision for (benefit from) income taxes	(1,332,797)	(5,731,553)
Provision for (benefit from) income taxes	(397,557)	(1,567,479)

Net income (loss)	$(935,240)	$(4,164,074)

See accompanying notes to consolidated financial statements.

Wisconsin Mutual Bancorp, MHC and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

Twelve Months Ended December 31,	2023	2022
Net income (loss)	$(935,240)	$(4,164,074)
Other comprehensive income (loss), before tax:
Unrealized holding gain (loss) on available for sale debt securities	897,017	(7,547,701)
Reclassification adjustment for losses (gains) included in net income (loss)	-	5,103,091
Unrealized holding gain (loss) on debt securities transferred from available for sale to held to maturity	-	(8,030,554)
Reclassification adjustment for (accretion) amortization of unrealized holding gain (loss) included in accumulated other comprehensive income from the securities transferred from available for sale to held to maturity	1,216,256	318,571
Other comprehensive income (loss), before tax	2,113,273	(10,156,593)
Tax effect of other comprehensive income (loss) items	(560,650)	2,694,544

Other comprehensive income (loss), net of tax	1,552,623	(7,462,049)

Comprehensive income (loss)	$617,383	$(11,626,123)

See accompanying notes to consolidated financial statements.

Wisconsin Mutual Bancorp, MHC and Subsidiaries

Consolidated Statements of Changes in Equity

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Equity
Balance at January 1, 2022	$24,298,287	$(1,752,723)	$22,545,564

Net income (loss)	(4,164,074)	-	(4,164,074)
Other comprehensive income (loss)	-	(7,462,049)	(7,462,049)

Balance at December 31, 2022	20,134,213	(9,214,772)	10,919,441
Adoption of ASU 2016-13 (CECL)	-	-	-
Net income (loss)	(935,240)	-	(935,240)
Other comprehensive income (loss)	-	1,552,623	1,552,623

Balance at December 31, 2023	$19,198,973	$(7,662,149)	$11,536,824

See accompanying notes to consolidated financial statements.

Wisconsin Mutual Bancorp, MHC and Subsidiaries

Consolidated Statements of Cash Flows

Twelve Months Ended December 31,	2023	2022
Cash flows from operating activities:
Net income (loss)	$(935,240)	$(4,164,074)
Adjustments to reconcile net income (loss) to net cash flows used in operating activities:
Provision for depreciation	179,429	229,215
Net amortization/(accretion) of discounts/premiums on securities	(269,412)	(344,920)
Provision for credit losses	145,039	-
Loss on sale of securities available for sale	-	5,103,091
Origination of loans held for sale	(10,578,774)	(2,815,974)
Proceeds from sales of loans held for sale	10,766,484	2,887,540
Net gain on sales of loans	(187,710)	(71,566)
Provision for (benefit from) deferred taxes	(397,582)	(1,567,504)
Net loss (gain) on sale of office properties and equipment	(207,738)	180,350
Net loss (gain) on sale of repossessed assets	(71,012)	-
Increase in cash surrender value of life insurance	(212,118)	(191,868)
Changes in operating assets and liabilities:	-	-
Accrued interest receivable and other assets	20,160	(9,812)
Accrued interest payable and other liabilities	267,654	(255,348)

Total adjustments	(545,580)	3,143,204

Net cash flows used in operating activities	(1,480,820)	(1,020,870)

Cash flows from investing activities:
Proceeds from maturities and paydowns of securities available for sale	10,990,568	9,965,587
Proceeds from maturities of time deposits with other financial institutions	200,000	-
Proceeds from sales of securities available for sale	-	34,624,865
Purchase of securities available for sale	-	(26,594,321)
Purchase of FHLB stock	(8,638)	-
Net decrease/(increase) in loans	(2,036,482)	(15,615,458)
Purchase of office properties and equipment	(30,386)	(104,702)
Proceeds from disposal of office properties and equipment	151,573	354,718
Proceeds from sale of land held for sale	118,418	-
Proceeds from sale of repossessed assets	71,012	-

Net cash flows from investing activities	9,456,065	2,630,689

See accompanying notes to consolidated financial statements.

Wisconsin Mutual Bancorp, MHC and Subsidiaries

Consolidated Statements of Cash Flows Continued

Years Ended December 31	2023	2022
Cash flows from financing activities:
Net change in deposits	$(18,740,119)	$(7,869,960)
Proceeds from notes payable	400,000	-
Net increase/(decrease) from FHLB advances activity	9,530,000	(900,000)
Net change in advance payments by borrowers for taxes and insurance	(698,820)	229,430

Net cash flows used in financing activities	(9,508,939)	(8,540,530)

Net change in cash and cash equivalents	(1,533,694)	(6,930,711)
Cash and cash equivalents at beginning of year	3,142,403	10,073,114

Cash and cash equivalents at end of year	$1,608,709	$3,142,403

Supplemental cash flow information:

Cash paid during the year for:
Interest	$4,061,516	$1,744,131
Taxes	-	-

See accompanying notes to consolidated financial statements.

Wisconsin Mutual Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1: Summary of Significant Accounting Policies

Organization

On August 3, 2017, East Wisconsin Savings Bank (the "Bank") converted from a mutual savings bank to a stock savings bank and is now organized in the mutual holding company structure. The Bank issued all of its outstanding stock to a mid-tier holding company, EWSB Bancorp, Inc., which is owned 100% by a mutual holding company, Wisconsin Mutual Bancorp, MHC, (collectively the "Company"). The Bank provides a variety of financial services to individual and corporate members. The Bank operates as a full-service financial institution with a primary market area including, but not limited to, east central Wisconsin. The Company is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

Principles of Consolidation

The financial statements include the accounts of Wisconsin Mutual Bancorp, MHC and its subsidiaries, EWSB Bancorp, Inc. and East Wisconsin Savings Bank. All significant intercompany balances and transactions have been eliminated.

Subsequent Events

The Company has evaluated subsequent events for recognition and disclosure through March 11, 2024, which is the date the financial statements were available to be issued.

Use of Estimates in Preparation of Financial Statements

The preparation of the accompanying financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. The allowance for credit losses, valuation allowance of deferred tax assets, and fair value of securities are particularly subject to change in the near term. Actual results may differ from these estimates.

Cash and Cash Equivalents

For purposes of reporting cash flows in the financial statements, cash and cash equivalents include cash on hand and interest-bearing and non-interest-bearing deposits in other financial institutions.

Time Deposits with Other Financial Institutions

Time deposits with other financial institutions are carried at cost with maturities of 90 days or more from the balance sheet date and will mature within five years.

Debt Securities

Debt Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income or loss, net of tax. Amortization of premiums and accretion of discounts are recognized in interest income using the interest method over the estimated lives or earliest call date of the debt securities, as applicable. Gains and losses on the sales of debt securities are recorded on the trade date and determined using the specific-identification method.

Wisconsin Mutual Bancorp, MHC and Subsidiaries

Through December 31, 2022, declines in fair value of debt securities that are deemed to be other than temporary, if applicable, are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses (“OTTI”), management considers the length of time and the extent to which fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Transfers of investments into the held to maturity category from the available for sale category are made at fair value at the date of transfer. The net unrealized gains (losses), net of tax, are retained in other comprehensive income, and the carrying value of the held to maturity securities are amortized over the life of the securities in a manner consistent with the amortization of a premium or discount.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recognized through a valuation allowance by charges to earnings. Realized gains and losses on the sale of loans held for sale are determined using the specific-identification method.

Mortgage loans held for sale are generally sold with servicing rights retained. The carrying value of mortgage loans sold is reduced by the amount allocated to the servicing right. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for credit losses, and any deferred fees or costs on originated loans. Interest on loans is accrued and credited to income based on the unpaid principal balance. Accrued interest receivable totaled $472,368 and $424,362 on December 31, 2023 and 2022, respectively and is reported in accrued interest receivable and other assets on the consolidated balance sheets and is excluded from the estimate of credit losses. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method. Accrual of interest income on all loans is discontinued and the respective loan is placed on non-accrual status at the time it is 90 days delinquent. Past-due status is based on the contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Non-accrual loans are individually evaluated for impairment. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication the borrower may be unable to make payments as they become due.

All interest accrued but not received for loans placed on non-accrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Under the cost-recovery method, interest income is not recognized until the loan balance is reduced to zero. Under the cash-basis method, interest income is recorded when the payment is received in cash. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Wisconsin Mutual Bancorp, MHC and Subsidiaries

Concentration of Credit Risk

Most of the Company’s business activity is with customers located in Outagamie County and the Fox River Valley located in eastern Wisconsin. Therefore, the Company’s exposure to credit risk is significantly affected by changes in the economy in the Outagamie County and contingent geographic areas.

Allowance for Credit Losses

The allowance for credit losses (“ACL”) is an estimate of expected credit losses on the loans held for investment, held-to-maturity debt securities, unfunded loan commitments and available for sale debt securities portfolios.

Allowance for Credit Losses on Loans

The ACL is calculated according to GAAP standards and is maintained by management at a level believed adequate to absorb estimated credit losses that are expected to occur within the existing loan portfolio through their contractual terms. The ACL is a valuation account that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on loans. Determination of the ACL is inherently subjective in nature since it requires significant estimates and management judgment and includes a level of imprecision given the difficulty of identifying and assessing the factors impacting loan repayment and estimating the timing and amount of losses. While management utilizes its best judgment and information available, the ultimate adequacy of the ACL is dependent upon a variety of factors beyond the Company’s direct control, including, but not limited to, the performance of the loan portfolio, consideration of current economic trends, changes in interest rates and property values, estimated losses on pools of homogeneous loans based on an analysis that uses historical loss experience for prior periods that are determined to have like characteristics with the current period such as pre-recessionary, recessionary, or recovery periods, portfolio growth and concentration risk, management and staffing changes, the interpretation of loan risk classifications by regulatory authorities and other credit market factors. While each component of the ACL is determined separately, the entire balance is available for the entire loan portfolio.

The ACL methodology consists of measuring loans on a collective (pool) basis when similar risk characteristics exist. The Company has identified three loan portfolios and measures the ACL using the Scaled CECL Allowance for Losses Estimator (“SCALE”) method. The loan portfolios are commercial and commercial real estate; residential real estate; and consumer. The SCALE method uses publicly available data from call reports to derive the initial proxy expected lifetime loss rates. The proxy expected lifetime loss rates are then adjusted for bank-specific facts and circumstances to arrive at the final ACL estimate that adequately reflects the Company’s loss history and credit risk within our portfolio.

The qualitative factors considered for each loan portfolio consist of the impact of other internal and external qualitative and credit market factors as assessed by management through a detailed loan review, ACL analysis and credit discussions. These internal and external qualitative and credit market factors include:

•	changes in lending policies and procedures, including changes in underwriting standards and collections, charge-offs and recovery practices;

•	changes in international, national, regionally and local conditions (specific factors which impact portfolios or discrepancies with national economic factors which are utilized within the economic forecast);

•	changes in the experience, depth and ability of lending management;

•	changes in the volume and severity of past due loans and other similar loan conditions;

•	changes in the nature and volume of the loan portfolio and terms of loans;

•	the existence and effect of any concentrations of credit and changes in the levels of such concentrations;

•	effects of other external factors, such as competition, legal or regulatory factors, on the level of estimated credit losses;

•	changes in the quality of our loan review functions; and

•	changes in the value of underlying collateral for collateral dependent loans.

Wisconsin Mutual Bancorp, MHC and Subsidiaries

The impact of the above-listed internal and external qualitative and credit market risk factors is assessed within predetermined ranges to adjust the ACL totals calculated.

In addition to the pooled analysis performed for the majority of our loan and commitment balances, we also review those loans that have collateral dependency or nonperforming status which requires a specific review of that loan, per our individually analyzed CECL calculations.

Loans are charged off against the ACL when management believes the uncollectibility of a loan balance is confirmed, while recoveries of amounts previously charged-off are credited to the ACL. Approved releases from previously established ACL reserves authorized under our ACL methodology also reduce the ACL. Additions to the ACL are established through the provision for credit losses on loans, which is charged to expense.

The Company’s ACL methodology is intended to reflect all loan portfolio risk, but management recognizes the inability to accurately depict all future credit losses in a current ACL estimate, as the impact of various factors cannot be fully known. Accrued interest receivable on loans is excluded from the amortized cost basis of financing receivables for the purpose of determining the allowance for credit losses.

Allowance for Credit Losses on Unfunded Loan Commitments

The Company estimates expected credit losses over the contractual period in which the Company is exposed to credit risk by a contractual obligation to extend credit unless that obligation is unconditionally cancellable by the Company. The ACL related to off-balance sheet credit exposures is estimated at each balance sheet date under the CECL model. The estimate for ACL on unfunded loan commitments includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life.

Allowance for Credit Losses on Held to Maturity Debt Securities

For held to maturity debt securities in an unrealized loss position, the Company will evaluate the securities individually to determine whether the decline in fair value below amortized cost basis is due to credit-related factors or noncredit-related factors, such as market interest rate fluctuations.

In evaluating securities held to maturity for potential credit loss, the Company considers many factors, including the financial condition and near-term prospects of the issuer, which for debt securities considers external credit ratings and recent downgrades; and its ability and intent to hold the security for a period of time sufficient for a recovery in value. The Company also considers the extent to which the securities are issued by the federal government or its agencies, and any guarantee of issued amounts by those agencies.

Accrued interest receivable on securities held to maturity is excluded from the amortized cost basis of those securities for the purpose of determining the allowance for credit losses.

Allowance for Credit Losses on Securities Available for Sale

For available for sale debt securities in an unrealized loss position, the Company first assesses whether it intends to sell, or it is more likely than not that it will sell, the security before recovery of its amortized cost basis. If either of the aforementioned criteria exists, the Company will record an ACL related to securities available-for-sale with an offsetting entry to the provision for credit losses on securities on the income statement. If neither of these criteria exist, the Company will evaluate the securities individually to determine whether the decline in the fair value below the amortized cost basis is due to credit-related factors or noncredit-related factors, such as market interest rate fluctuations.

Wisconsin Mutual Bancorp, MHC and Subsidiaries

In evaluating securities available for sale for potential credit loss, the Company considers many factors, including the financial condition and near-term prospects of the issuer, which for debt securities considers external credit ratings and recent downgrades; and its ability and intent to hold the security for a period of time sufficient for a recovery in value. The Company also considers the extent to which the securities are issued by the federal government or its agencies, and any guarantee of issued amounts by those agencies. The amount of the credit loss related to other factors is recognized in other comprehensive income (loss).

Accrued interest receivable on securities available for sale is excluded from the amortized cost basis of those securities for the purpose of determining the allowance for credit losses.

Allowance for Loan Losses (applicable to periods prior to January 1, 2023)

The allowance for loan losses is established through a provision for loan losses charged to expense as losses are estimated to have occurred. Loan losses are charged against the allowance when management believes that the collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

Management regularly evaluates the allowance for loan losses using the Company's past loan loss experience, known and inherent risks in the portfolio, composition of the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, current economic conditions, and other relevant factors. This evaluation is inherently subjective since it requires material estimates that may be susceptible to significant change.

The allowance for loan losses includes specific allowances related to loans that have been judged to be impaired under current accounting standards. A loan is impaired when, based on current information, it is probable that the Company will not collect all amounts due in accordance with the contractual terms of the loan agreement. Management determines whether a loan is impaired on a case-by-case basis, taking into consideration the payment status, collateral value, length and reason for any payment delays, the borrower's prior payment record, and any other relevant factors. Large groups of smaller balance homogeneous loans, such as residential mortgage and consumer loans, are collectively evaluated in the allowance for loan losses analysis and are not subject to impairment analysis unless such loans have been subject to a restructuring agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings ("TDRs") and classified as impaired. Specific allowances for impaired loans are based on discounted cash flows of expected future payments using the loan's initial effective interest rate or the fair value of the collateral if the loan is collateral dependent.

TDRs are individually evaluated for impairment and included in the impairment disclosures. TDRs are measured at the present value of estimated future cash flows using the loan's original effective rate. If a TDR is considered to be a collateral-dependent loan, the loan is measured at the fair value of the collateral less applicable estimated selling costs. For TDRs that subsequently default, the Company determines the amount of the allowance on that loan in accordance with the accounting policy for the allowance for loan losses on loans individually identified as impaired.

In addition, various regulatory agencies periodically review the allowance for loan losses. These agencies may require additions to the allowance for loan losses based on their judgments of collectibility.

Wisconsin Mutual Bancorp, MHC and Subsidiaries

Management considers the following when assessing risk in the Company's loan portfolio:

•	Commercial lending - This category of loans includes real estate secured loans, including office or retail buildings, warehouses, industrial building, or other real estate secured loans, including gas station/convenience stores, hotels, or restaurants. Financial information is obtained from the borrower including tax returns, personal financial statement, and/or income projections, if applicable. The information received would allow for a financial analysis to be performed, including a debt service coverage ratio. Commercial lending is generally offered through a balloon product, which allows the Company the opportunity to reprice the loan on a regular basis. The loan is reviewed on a periodic basis during the life of the loan. Areas that affect the performance of the loans can be general economic conditions or other conditions specific to the real estate market such as geographic location and/or property type. Loans are underwritten to policy with exceptions documented and presented to the Board of Directors for review.

•	Residential real estate lending - This category of loans is typically one- to four-family owner occupied and investment property homes. The values vary depending upon the local housing market, supply and demand, and availability of financing options. Loans in this portfolio are priced to credit score. Loans are underwritten to policy with exceptions documented and presented to the Board of Directors for review. A thorough evaluation of the borrower is performed. This includes, but is not limited to, debt to income ratios, review of credit obligations and credit history, employment/income, assets, and property valuation.

•	Consumer lending - This category of lending may be completed in any number of ways. The most common loan type of consumer lending is an installment loan with collateral to secure the loan. Consumer lending is extended to individual(s) for family or household and other personal expenditures. A thorough evaluation of the borrower and their ability to repay is completed at application. This includes, but is not limited to, debt to income ratios, review of credit obligations and credit history, employment/income, assets, and collateral value review. Loans are underwritten to policy with exceptions documented and presented to the Board of Directors for review.

Servicing Rights

When mortgage loans are sold with servicing retained, servicing rights are initially recorded at fair value with the income statement effect recorded in mortgage banking income. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

Servicing rights are evaluated for impairment based upon the fair value of the rights as compared to carrying amount. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual grouping, to the extent that fair value is less than the carrying amount. If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income. Changes in valuation allowances are reported within mortgage banking income on the income statement. The fair values of servicing rights are subject to significant fluctuations resulting from changes in estimated and actual prepayment speeds and default rates and losses.

 Wisconsin Mutual Bancorp, MHC and Subsidiaries

Servicing fee income, which is reported on the income statement as mortgage banking income, is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal and are recorded as income when earned. Servicing fees totaled $150,572 and $156,857 for the years ended December 31, 2023 and 2022, respectively. Late fees and ancillary fees related to loan servicing are not material.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Repossessed Assets

Assets are initially recorded at market value less costs to sell when acquired, establishing a new cost basis. Physical possession of residential real estate property collateralizing a consumer mortgage loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of deed in lieu of foreclosure or through similar legal agreement. These assets are subsequently accounted for at lower of cost or market value less estimated costs to sell. The cost of carrying the assets and any decrease in market value occurring after the transfer date are charged to operating expenses as incurred.

Land Held for Sale

Property owned by the Company for which its intended use has changed from operating purpose to being sold is transferred at the lower of cost or market value less estimated costs to sell. The cost of carrying the property and any decrease in market value after the transfer date are charged to operating expenses as incurred.

Office Properties and Equipment

Land is carried at cost. Office properties and equipment are stated at cost less accumulated depreciation. Buildings and components and furniture, fixtures and equipment are depreciated using the straight-line method over the useful lives of the respective assets. Maintenance and repair costs are charged to expense as incurred.

Federal Home Loan Bank ("FHLB") Stock

FHLB stock is carried at cost which approximates fair value. The Company is required to hold the stock as a member of the FHLB and transfer of the stock is substantially restricted. The stock is pledged as collateral for outstanding FHLB advances. FHLB stock is evaluated for impairment on an annual basis.

Cash Value of Life Insurance

The Company has purchased life insurance policies on certain key employees. The life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value.

Loan Commitments and Related Financial Instruments

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Wisconsin Mutual Bancorp, MHC and Subsidiaries

Derivatives

At the inception of a derivative contract, the Company designates the derivative as one of three types based on the Company’s intentions and belief as to likely effectiveness as a hedge. These three types are (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“fair value hedge’), (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow hedge”), or (3) an instrument with no hedging designation (“stand-alone derivative”). For a fair value hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item attributable to the hedged risk, are recognized in current earnings as fair values change. For a cash flow hedge, the gain or loss on the derivative is reported in other comprehensive income and is reclassified into earnings in the same periods during which the hedged transaction affects earnings. Changes in the fair value of derivatives not designated or that do not qualify for hedge accounting are reported currently in earnings, as non-interest income.

Accrued settlements on derivatives that qualify for hedge accounting are recorded in interest income or interest expense, based on the item being hedged. Accrued settlements on derivatives not designated or that do not qualify for hedge accounting are reported in non-interest income. Cash flows on hedges are classified in the cash flow statement the same as the cash flows of the items being hedged.

The Company formally documents the relationship between derivatives and hedged items, as well as the risk-management objective and the strategy for undertaking hedge transactions at the inception of the hedging relationship. This documentation includes linking fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivative instruments that are used are highly effective in offsetting changes in fair values or cash flows of hedged items. The Company discontinues hedge accounting when it determines that the derivative is no longer effective in offsetting changes in fair value or cash flows of the hedged item, the derivative is settled or terminates, a hedged forecasted transaction is no longer probable, a hedged firm commitment is no longer firm, or treatment of the derivative as a hedge is no longer appropriate or intended.

When hedge accounting is discontinued, subsequent changes in fair value of the derivative are recorded as non-interest income. When a fair value hedge is discontinued, the hedged asset or liability is no longer adjusted for changes in fair value and the existing basis adjustment is amortized or accreted over the remaining life of the asset or liability. When a cash flow hedge is discontinued but the hedged cash flows or forecasted transactions are still expected to occur, gains or losses that were accumulated in the other comprehensive income are amortized into earnings over the same periods in which the hedged transaction will affect earnings.

The Company is exposed to losses if a counterparty fails to make its payments under contract in which the Company is in the net receiving position. The Company anticipates that the counterparties will be able to fully satisfy their obligations under the agreements. The contract to which the Company is a party settles monthly.

Advertising

Advertising costs are expensed as incurred.

Revenue from Contracts with Customers

The core revenue recognition principle requires the Company to recognize revenue to depict the transfer of services or products to customers in an amount that reflects the consideration to which the Company expects to be entitled to receive in exchange for those services or products recognized as performance obligations are satisfied. The guidance includes a five-step model to apply to revenue recognition, consisting of the following: (1) identify the contract with a customer; (2) identify the performance obligation(s) within the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligation(s) within the contract; and (5) recognize revenue when (or as) the performance obligation(s) are/is satisfied.

Wisconsin Mutual Bancorp, MHC and Subsidiaries

The Company generally fully satisfies its performance obligations on its contracts with customers as services are rendered and the transaction prices are typically fixed; charged either on a periodic basis or based on activity. Since performance obligations are satisfied as services are rendered and the transaction prices are fixed, there is little judgment involved in applying revenue recognition that significantly affects the determination of the amount and timing of revenue from contracts with customers.

The following significant revenue-generating transactions are within the scope of Accounting Standards Codification ("ASC") 606, which are presented in the consolidated statements of income as components of noninterest income:

Service charges on deposit accounts – The Company earns fees from its deposit customers for transaction-based, account maintenance, and overdraft services. Transaction-based fees, such as ATM use fees, wires, stop payment charges, statement rendering, and ACH fees, are recognized at the time the transaction is executed as that is the point in time the Company fulfills the customer’s request. Account maintenance fees, which relate primarily to monthly service charges and maintenance fees, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation. Overdraft fees are recognized at the point in time that the overdraft occurs as this corresponds with the Company’s performance obligation.

Interchange fees – Customers use a bank-issued debit card to purchase goods and services, and the Company earns interchange fees on those transactions, typically a percentage of the sale amount of the transaction. The Company is considered an agent with respect to these transactions. Interchange fee payments received are recognized as income daily, concurrently with the transaction processing services provided to the cardholder through the payment networks. There are no contingent debit card interchange fees recorded by the Company that could be subject to a claw-back in future periods.

Net gain (loss) on sales of office properties and equipment and repossessed assets – The Company records a gain or loss from the sale of assets when control of the property transfers to the buyer, which generally occurs at the time of an executed deed and transfer of control is completed. When the Company finances the sale to the buyer, the Company assesses whether the buyer is committed to perform their obligations under the contract and whether the Company expects to collect substantially all of the transaction price. Once these criteria are met, the asset is derecognized and the gain or loss on the sale is recognized. In determining the gain or loss on the sale, the Company adjusts the transaction price and related gain (loss) on sale if the financing does not include market terms.

Income Taxes

Deferred taxes are recognized using the asset/liability method. Deferred tax assets are recognized for deductible temporary differences, operating loss, and tax credit carryforwards; deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the difference between the financial statement amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Wisconsin Mutual Bancorp, MHC and Subsidiaries

The Company may also recognize a liability for unrecognized tax benefits from uncertain tax positions. Unrecognized tax benefits represent the differences between a tax position taken or expected to be taken in a tax return and the benefit recognized and measured in the financial statements. Interest and penalties related to unrecognized tax benefits are classified as income taxes.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income and other comprehensive income (loss). The Company's accumulated other comprehensive income (loss) is comprised of the unrealized gains and losses on securities available for sale and held to maturity, net of tax, and is shown as a separate component of equity.

New Accounting Pronouncements

The Company recently adopted the following Accounting Standards Updates ("ASU") issued by the Financial Accounting Standards Board ("FASB").

ASU No. 2016-13, Financial Instruments – Credit Losses on Financial Instruments – also known as Current Expected Credit Losses, or CECL. ASU 2016-13 was issued to provide financial statement users with more useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date to enhance the decision-making process. The CECL model utilizes a lifetime “expected credit loss” measurement objective for the recognition of credit losses on loans, held-to-maturity securities and other receivables at the time the financial asset is originated or acquired. It also applies to off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees, and other similar instruments) and net investments in leases recognized by a lessor in accordance with Topic 842 on leases. The expected credit losses are adjusted each period for changes in expected lifetime credit losses. For available-for-sale securities where fair value is less than cost, credit-related impairment, if any, will be recognized in an allowance for credit losses and adjusted each period for changes in expected credit risk. This model replaces the multiple existing impairment models, which generally require that a loss be incurred before it is recognized.

On January 1, 2023, the Company adopted ASU 2016-13, as amended, using the current expected credit loss (“CECL”) methodology for financial assets measured at amortized cost. The Company adopted ASC 326 using the modified retrospective method of all financial assets measured at amortized cost and off-balance-sheet (OBS) credit exposures. Results for the periods beginning January 1, 2023, are presented under ASU 2016-13, while prior period amounts are reported in accordance with previously applicable accounting standards. The adoption of the CECL methodology did not result in transition adjustments to the allowance for credit losses or retained earnings.

On January 1, 2023, the Company adopted ASU No. 2022-02 Financial Instruments – Credit Losses (Topic 326) – Troubled Debt Restructurings and Vintage Disclosures – This Update eliminates the recognition and measurement guidance for troubled debt restructurings (“TDRs”) by creditors in ASC 310-40. This update also enhances disclosure requirements for certain loan restructurings by creditors when a borrower is experiencing financial difficulty. Specifically, rather than applying the recognition and measurement guidance for TDRs, an entity will apply the loan refinancing and restructuring guidance to determine whether a modification or other form of restructuring results in a new loan or a continuation of an existing loan. Additionally, the amendments in this ASU require a public business entity to disclose current-period gross write-offs by year of origination for financing receivables and net investments in leases in the existing vintage disclosures. The adoption of this standard did not have a material effect on the Company’s operating results or financial condition.

Wisconsin Mutual Bancorp, MHC and Subsidiaries

Operating Segments

While the chief decision-makers monitor revenue streams of the various products and services, operations are managed, and financial performance is evaluated on a Company-wide basis. Discrete financial information is not available other than on a Company-wide basis. Accordingly, all financial service operations are considered by management to be aggregated in one reportable operating segment.

Note 2: Cash and Due from Banks

Effective March 12, 2021, the Federal Reserve's board of directors approved the final rule reducing the required reserve requirement ratios to zero percent, effectively eliminating the requirement to maintain reserve balances in cash or on deposit with the Federal Reserve Bank. This reduction in the required reserves does not have a defined time frame and may be revised by the Federal Reserve's board in the future.

In the normal course of business, the Company maintains cash and due from bank balances with correspondent banks. Balances in these accounts may exceed the Federal Deposit Insurance Corporation's insured limit of $250,000. Management believes these financial institutions have strong credit ratings and that the credit risk related to these deposits is minimal.

Note 3: Debt Securities

Our debt securities portfolio consists of an available for sale (AFS) and a held to maturity (HTM) securities portfolio, both of which represent interest earning debt securities.

Debt Securities AFS

The following table summarizes the amortized cost and fair value of securities available for sale on December 31, 2023 and 2022, and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2023

Securities available for sale:
Mortgage-backed securities	$10,164,358	$-	$1,123,653	$9,040,705
State and political subdivisions	14,255,188	-	2,172,143	12,083,045
Corporate securities	3,461,451	-	637,426	2,824,025

Total securities available for sale	$27,880,997	-	$3,933,222	$23,947,775

Wisconsin Mutual Bancorp, MHC and Subsidiaries

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2022

Securities available for sale:
U.S. government sponsored agencies	$8,911,791	$-	$3,201	$8,908,590
Mortgage-backed securities	11,253,909	-	1,250,999	10,002,910
State and political subdivisions	14,588,651	-	2,804,435	11,784,216
Corporate securities	3,956,679	-	771,604	3,185,075

Total securities available for sale	$38,711,030	-	$4,830,239	$33,880,791

The following table summarizes sale activity of AFS debt securities as recorded in line item ‘Net loss on sale of securities available for sale’, a component of noninterest expense for the years ended December 31, 2023 and 2022:

	2023	2022
Sales proceeds	$-	$34,624,865
Net realized gains and losses:
Gross realized gains	-	-
Gross realized losses	-	(5,103,091)

Net realized gains and (losses)	-	$(5,103,091)

Wisconsin Mutual Bancorp, MHC and Subsidiaries

The following tables show the fair value and gross unrealized losses of available for sale debt securities in an unrealized loss position at December 31, 2023 and 2022, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position:

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
2023

Securities available for sale:
Mortgage-backed securities	$-	$-	$9,040,705	$(1,123,653)	$9,040,705	$(1,123,653)
State and political	-	-	12,083,045	(2,172,143)	12,083,045	(2,172,143)
Subdivisions
Corporate securities	-	-	2,824,025	(637,426)	2,824,025	(637,426)
Totals	-	-	$23,947,775	$(3,933,222)	$23,947,775	$(3,933,222)

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
2022

Securities available for sale:
U.S. government	$8,908,590	$3,201	$-	$-	$8,908,590	$3,201
sponsored agencies
Mortgage-backed securities	7,683,448	787,438	2,319,462	463,561	10,002,910	1,250,999
State and political	2,505,989	286,131	9,278,227	2,518,304	11,784,216	2,804,435
Subdivisions
Corporate securities	-	-	3,185,075	771,604	3,185,075	771,604

Totals	$19,098,027	$1,076,770	$14,782,764	$3,753,469	$33,880,791	$4,830,239

Wisconsin Mutual Bancorp, MHC and Subsidiaries

At December 31, 2023, 51 debt securities designated as AFS are in an unrealized loss position. Based on our analysis of these securities, the decline in value is unrelated to credit loss and is related to changes in market interest rates since purchase, and therefore, changes in value for securities are included in other comprehensive income. In analyzing whether unrealized losses on debt securities are not related to credit losses, management takes into consideration, as applicable, whether the securities are issued by a governmental body or agency, whether the rating agency has downgraded the securities, industry analysts' reports, the financial condition and performance of the issuer, and the quality of any underlying assets or credit enhancements. Market valuations and credit loss analysis on assets in the AFS securities portfolio are reviewed and monitored on a quarterly basis. None of the investments in our AFS securities portfolio were past due as of December 31, 2023. Since management has the ability and intent to hold the securities for the foreseeable future, no declines are deemed to be related to credit losses; therefore, no provision for expected credit losses or allowance is carried for the AFS portfolio.

The following is a summary of amortized cost and estimated fair value of debt securities by contractual maturity as of December 31, 2023. Contractual maturities will differ from expected maturities for mortgage-backed securities because borrowers may have the right to call or prepay obligations without penalties.

	December 31, 2023
		Estimated
Available for sale	Amortized Cost	Fair Value
Due in one year or less	$-	$-
Due after one year through five years	3,329,420	3,007,155
Due after five years through ten years	13,740,052	11,421,196
Due after ten years	647,167	478,719

Subtotal	17,716,639	14,907,070
Mortgage-backed securities	10,164,358	9,040,705

Total	$27,880,997	$23,947,775

Debt Securities HTM

During the year ended December 31, 2022, we re-designated certain securities from the classification of AFS to HTM. The securities re-designated consisted of United States sponsored agency and United States Treasury obligations with a total carrying value of approximately $46.4 million. At the time of re-designation the securities included approximately $8.0 million of pretax net unrealized losses in other comprehensive income which are being amortized over the life of the securities in a manner consistent with the amortization of a premium or discount. At December 31, 2023, there is approximately $6.5 million remaining to be amortized and it is expected to be amortized over 13 years. Our decision to re-designate the securities was based on our ability and intent to hold these securities to maturity. Factors used in assessing the ability to hold these securities to maturity were future liquidity needs and sources of funding. HTM securities are carried on the balance sheet at amortized cost and the changes in the value of these securities, other than credit losses, are not reported in the financial statements. There were no redesignations during 2023.

Wisconsin Mutual Bancorp, MHC and Subsidiaries

The following table summarizes the amortized cost and fair value of securities held to maturity at December 31, 2023 and 2022, and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss).

2023	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities held to maturity:
U.S. government sponsored agencies	$28,223,324	$12,819	$245,870	$27,990,273
U.S. Treasury securities	11,827,534	3,234	16,213	11,814,555

Total securities held to maturity	$40,050,858	$16,053	$262,083	$39,804,828

2022	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities held to maturity:
U.S. government sponsored agencies	$27,316,910	$26,221	$158,989	$27,184,142
U.S. Treasury securities	11,409,900	64,153	6,028	11,468,025

Total securities held to maturity	$38,726,810	$90,374	$165,017	$38,652,167

Investment securities classified as HTM are recorded at amortized cost subject to measurement of credit losses on financial instruments, also known as Current Expected Credit Losses (CECL). This methodology consists of measuring the value of investments on a collective basis when similar risk characteristics exist. Our investment policy requires securities designated as HTM to carry an explicit or implicit guarantee of the United States Government (i.e., issued by the U.S. Treasury and federal agencies of the United States). An allowance for credit losses (ACL) is not calculated or recorded based on the implied guarantee of these securities.

The following table summarizes the remaining contractual principal maturities of investment securities classified as HTM as of December 31, 2023. For United States agency debentures, the expected maturity is the actual contractual maturity of the notes. Expected remaining maturities for certain United States agency debentures may occur earlier than their contractual maturities because the note issuers have the right to call outstanding amounts ahead of their contractual maturity.

Wisconsin Mutual Bancorp, MHC and Subsidiaries

	December 31, 2023
Held-to-maturity	Amortized Cost	Estimated Fair Value
Due in one year or less	$2,203,446	$2,192,850
Due after one year through five years	15,083,300	15,069,025
Due after five years through ten years	18,483,045	18,320,486
Due after ten years	4,281,067	4,222,467

Total	$40,050,858	$39,804,828

Wisconsin Mutual Bancorp, MHC and Subsidiaries

Note 4: Loans and Allowance for Credit Losses

In conjunction with the adoption of ASC-326, the Company made certain loan portfolio segment and class reclassifications to conform to the new allowance for credit losses methodology. Loans and these related classifications, are summarized as follows at December 31, 2023 and 2022:

	December 31, 2023	Post Adoption January 1, 2023	The Effect of Adoption	Pre Adoption December 31, 2022
Commercial:
Five or more family residential real estate	$-	$-	$(2,442,858)	$2,442,858
Commercial installment	-	-	(4,690,747)	4,690,747
Other commercial real estate	-	-	(4,016,026)	4,016,026
Residential real estate:
One- to four-family residential	-	-	(125,090,255)	125,090,255
Home equity	-	-	(1,276,436)	1,276,436
Equity line of credit	-	-	(4,272,812)	4,272,812
Consumer:
Installment	-	-	(31,637,183)	31,637,183

Real estate:
One to four family residential	122,239,967	123,751,706	$123,751,706	-
Home equity	2,063,651	1,276,436	1,276,436	-
Equity line of credit	4,146,620	4,272,812	4,272,812	-
Construction	3,978,450	1,721,968	1,721,968	-
Multi-family	1,485,002	2,442,858	2,442,858	-
Commercial	2,333,631	3,632,607	3,632,607	-
Commercial installment	4,373,435	4,690,747	4,690,747	-
Consumer
Marine and recreational	30,800,279	27,183,062	27,183,062	-
Other consumer	4,038,013	4,454,121	4,454,121	-

Subtotal	175,459,048	173,426,317	-	173,426,317
Allowance for credit losses	(1,056,796)	(909,357)	-	(909,357)
Unearned loan fees	(87,081)	(93,232)	-	(93,232)

Loans, net	$174,315,171	$172,423,728	-	$172,423,728

Wisconsin Mutual Bancorp, MHC and Subsidiaries

Changes in the allowance for the twelve months ended December 31, 2023 and 2022, are as follows:

Allowance for credit losses for the twelve months ended December 31, 2023
	Beginning Balance	Impact of Adopting ASC 326	Provision for Credit Loss	Charge-offs	Recoveries	Ending Balance
Real estate:
One to four family	$407,598	$164,130	$83,026	$-	$-	$654,754
Residential
Home equity	3,406	2,478	5,161	-	-	11,045
Equity line of credit	13,105	6,591	2,497	-	-	22,193
Construction	3,715	2,455	15,123	-	-	21,293
Multi-family	6,519	4,741	(3,312)	-	-	7,948
Commercial	10,711	31,608	(15,996)	-	-	26,323
Commercial Installment	9,516	35,236	220	-	-	44,972
Consumer:
Marine and Recreational	402,074	(218,582)	58,132	-	-	241,624
Other consumer	52,713	(28,657)	188	(22,833)	25,233	26,644

Total	$909,357	-	$145,039	$(22,833)	$25,233	$1,056,796

Wisconsin Mutual Bancorp, MHC and Subsidiaries

Allowance for loan losses for the twelve months ended December 31, 2022
	Beginning Balance	Provision for Losses	Charge-offs	Recoveries	Ending Balance
Commercial:
Five or more family residential real estate	$4,342	2,177	$-	$-	$6,519
Commercial installment	10,964	(1,448)	-	-	9,516
Other commercial real estate	7,400	3,310	-	-	10,710
Residential real estate:
One- to four-family residential	381,309	30,004	-	-	411,313
Home equity	1,712	1,694	-	-	3,406
Equity line of credit	8,022	5,083	-	-	13,105
Consumer:
Installment	572,608	(40,820)	(78,000)	1,000	454,788

Total	$986,357	-	$(78,000)	$1,000	$909,357

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and class on impairment method as of December 31, 2022.

Allowance for loan losses
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Ending Balance
Commercial:
Five or more family residential real estate	$-	$6,519	$6,519
Commercial installment	-	9,516	9,516
Other commercial real estate	-	10,710	10,710
Residential real estate:	-
One- to four-family residential	-	411,313	411,313
Home equity	-	3,406	3,406
Equity line of credit	-	13,105	13,105
Consumer:
Installment	-	454,788	454,788

Total	-	$909,357	$909,357

Wisconsin Mutual Bancorp, MHC and Subsidiaries

Recorded investment in loans
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Ending Balance
Commercial:
Five or more family residential real estate	$-	$2,442,858	$2,442,858
Commercial installment	-	4,690,747	4,690,747
Other commercial real estate	-	4,016,026	4,016,026
Residential real estate:	-
One- to four-family residential	-	125,090,255	125,090,255
Home equity	-	1,276,436	1,276,436
Equity line of credit	-	4,272,812	4,272,812
Consumer:	-
Installment		31,637,183	31,637,183

Loans	-	$173,426,317	$173,426,317

There were no impaired loans as of December 31, 2022.

As of December 31, 2023, there was one collateral dependent totaling $9,889 in the marine and recreational loan segment. This loan is collateralized by a licensed recreational vehicle and has $4,889 in the ACL as of December 31, 2023. There were no other collateral dependent loans as of December 31, 2023.

The Company regularly evaluates various attributes of loans to determine the appropriateness of the allowance for loan losses. The credit quality indicators monitored differ depending on the class of loan.

Multi-family, commercial real estate, and commercial installment loans are generally evaluated using the following internally prepared ratings:

●	Pass ratings are assigned to loans with adequate collateral and debt service ability such that collectibility of the contractual loan payments is highly probable.

●	Special mention ratings are assigned to loans where management has some concern that the collateral or debt service ability may not be adequate, though the collectibility of the contractual loan payments is still probable.

●	Substandard ratings are assigned to loans that do not have adequate collateral and/or debt service ability such that collectibility of the contractual loan payments is no longer probable.

Wisconsin Mutual Bancorp, MHC and Subsidiaries

●	Doubtful ratings are assigned to loans that do not have adequate collateral and/or debt service ability, and collectibility of the contractual loan payments is unlikely.

One to four family residential, home equity, equity line of credit, construction, marine and recreational, and other consumer loans are generally evaluated based on whether the loan is performing according to the contractual terms of the loan.

	Total Loans by Origination Year
	2023	2022	2021	Prior	Revolving	Total
At December 31, 2023
Real estate
One to four family residential
Performing	$9,639,759	$34,992,254	13,184,881	$64,423,073	$-	$122,239,967
Non performing	-	-	-	-	-	-
Total one to four family residential	$9,639,759	$34,992,254	$13,184,881	$64,423,073	-	$122,239,967
Home equity
Performing	$991,616	$714,749	$119,200	$238,086	$-	$2,063,651
Non performing	-	-	-	-	-	-
Total home equity	$991,616	$714,749	$119,200	$238,086	-	$2,063,651
Equity line of credit
Performing	$-	$-	$-	$-	$4,146,620	$4,146,620
Non performing	-	-	-	-	-	-
Total equity line of credit	-	-	-	-	$4,146,620	$4,146,620
Construction
Performing	$2,258,809	$1,194,457	$295,614	$229,570	$-	$3,978,450
Non performing	-	-	-	-	-	-
Total construction	$2,258,809	$1,194,457	$295,614	$229,570	-	$3,978,450
Multi-family
Pass	$-	$-	$218,321	$1,266,681	$-	$1,485,002
Special mention	-	-	-	-	-	-
Substandard	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-
Total multi-family	-	-	$218,321	$1,266,681	-	$1,485,002
Commercial
Pass	$439,270	$1,348,841	$353,171	$192,349	$-	$2,333,631
Special mention	-	-	-	-	-	-
Substandard	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-
Total commercial	$439,270	$1,348,841	$353,171	$192,349	-	$2,333,631
Commercial installment
Pass	$360,575	$410,038	$1,379,228	$2,223,594	$-	$4,373,435
Special mention	-	-	-	-	-	-
Substandard	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-
Total commercial installment	$360,575	$410,038	$1,379,228	$2,223,594	-	$4,373,435
Consumer
Marine and recreational
Performing	$9,291,668	$3,297,641	$719,234	$17,491,736	$-	$30,800,279
Non performing	-	-	-	-	-	-
Total marine and recreational	$9,291,668	$3,297,641	$719,234	$17,491,736	-	$30,800,279
Other consumer
Performing	$1,433,967	$1,645,920	$562,650	$377,505	$-	$4,020,042
Non performing	-	17,971	-	-	-	17,971
Total other consumer	$1,433,967	$1,663,891	$562,650	$377,505	-	$4,038,013
Total loans	$24,415,665	$43,621,871	$16,832,297	$86,442,595	$4,146,620	$175,459,048

Wisconsin Mutual Bancorp, MHC and Subsidiaries

Current year-to-date net charge-offs are not included in the above table as the amount is considered insignificant.

Information regarding the credit quality indicators most closely monitored for commercial loans by class as of December 31, 2022 follows:

	Pass	Special Mention	Substandard	Doubtful	Totals
2022

Five or more family and commercial real estate	$2,442,858	$-	$-	$-	$2,442,858
Commercial installment	4,690,747	-	-	-	4,690,747
Other commercial real estate	3,381,329	-	635,297	-	4,016,626

Totals	$10,514,934	-	635,297	-	$11,150,231

Wisconsin Mutual Bancorp, MHC and Subsidiaries

Information regarding the credit quality indicators most closely monitored for residential real estate and consumer loans by class as of December 31, 2022, follows:

	Performing	Nonperforming	Totals
2022

One- to four-family residential	$125,053,426	$36,829	$125,090,255
Home equity	1,276,436	-	1,276,436
Equity line of credit	4,272,812	-	4,272,812
Installment	31,637,051	132	31,637,183

Totals	$162,239,725	$36,961	$162,276,686

Loan aging information as of December 31, 2023 and 2022, follows:

	Accruing
	Current Loans	Loans Past Due 30-89 Days	Loans Past Due 90+ Days	Nonaccrual	Nonaccrual with an ACL	Total Loans
2023

Real estate:
One to four family residential	$120,678,966	$1,561,001	$-	$-	$-	$122,239,967
Home equity	2,063,651	-	-	-	-	2,063,651
Equity line of credit	4,086,622	59,998	-	-	-	4,146,620
Construction	3,978,450	-	-	-	-	3,978,450
Multi-family	1,485,002	-	-	-	-	1,485,002
Commercial	2,333,631	-	-	-	-	2,333,631
Commercial installment	4,373,435	-	-	-	-	4,373,435
Consumer
Marine and recreational	30,550,492	249,787	-	-	-	30,800,279
Other consumer	4,020,042	-	-	17,971	-	4,038,013

Totals	$173,570,291	$1,870,786	-	$17,971	-	$175,459,048

Wisconsin Mutual Bancorp, MHC and Subsidiaries

	Accruing
	Current Loans	Loans Past Due 30-89 Days	Loans Past Due 90+ Days	Nonaccrual Loans	Total Loans
2022

Five or more family and commercial real estate	$2,442,858	$-	$-	$-	$2,442,858
Commercial installment	4,690,747	-	-	-	4,690,747
Other commercial real estate	4,016,026	-	-	-	4,016,026
One- to four-family residential	124,870,669	182,727	-	36,829	125,090,255
Home equity	1,276,436	-	-	-	1,276,436
Equity line of credit	4,267,818	4,994	-	-	4,272,812
Installment	31,536,974	100,077	-	132	31,637,183

Totals	$173,101,558	$287,798	-	$36,961	$173,426,317

Directors and executive officers, including their families and firms in which they are principal owners, are considered to be related parties. All loans to these related parties were made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

A summary of loans to directors, executive officers, and their affiliates as of December 31 is as follows:

	2023	2022
Balance at beginning of year	$42,708	$284,500
New loans	-	11,973
Repayments	(15,704)	(253,765)

Balance at end of year	$27,004	$42,708

Wisconsin Mutual Bancorp, MHC and Subsidiaries

At December 31, 2023 and 2022, all loans are in compliance with contractual terms and have not been subject to modifications requiring classification as troubled debt restructurings or modified loans.

Note 5: Office Properties and Equipment

Office properties and equipment consisted of the following at December 31, 2023 and 2022:

	2023	2022
Land and improvements	$963,991	$963,991
Buildings and improvements	4,549,327	4,482,759
Furniture and equipment	1,455,787	1,498,762

Total cost	6,969,105	6,945,512
Less - Accumulated depreciation	4,058,936	3,942,465

Office properties and equipment, net	$2,910,169	$3,003,047

Depreciation expense included in occupancy expense on the consolidated statements of income (loss) totaled $179,429 and $229,215 in 2023 and 2022, respectively.

Note 6: Mortgage Servicing Rights

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balance of mortgage loans serviced for others totaled approximately $61,959,000 and $57,866,000 at December 31, 2023, and 2022, respectively. Custodial escrow balances maintained in connection with serviced loans were approximately $122,927 on December 31, 2023 and $550,062 on December 31, 2022, respectively.

The following is a summary of changes in the balance of mortgage servicing rights for the years ended December 31, 2023, and 2022:

	2023	2022
Beginning balance	$309,210	$347,101
Capitalized mortgage servicing rights	68,897	15,313
Provision for allowance	(11,496)	19,630
Amortization	(44,683)	(72,834)

Ending balance	$321,928	$309,210

The carrying value of mortgage servicing rights is included within accrued interest receivable and other assets on the accompanying consolidated balance sheets. Mortgage servicing rights are evaluated for impairment at least annually. The fair value of mortgage servicing rights was $582,981 and $551,109 at December 31, 2023 and 2022, respectively. Fair value at December 31, 2023 was determined using discount rates ranging from 9.33% to 11.33%, prepayment speeds ranging from 6.0% to 25.1%, depending on the stratification of the specific mortgage servicing rights and an average default rate of 0.25%. Fair value at December 31, 2022 was determined using discount rates ranging from 9.03% to 11.00%, prepayment speeds ranging from 6.1% to 8.7%, depending on the stratification of the specific right and an average default rate of 0.25%.

Wisconsin Mutual Bancorp, MHC and Subsidiaries

Note 7: Deposits

The composition of deposits at December 31, 2023 and 2022 is as follows:

	2023	2022
Non-interest-bearing demand	$10,250,495	$11,224,140
Interest-bearing demand	32,900,701	36,701,891
Savings	32,888,853	36,367,522
Money market	49,911,872	65,933,001
Certificates of deposit	104,515,708	98,981,194

Total deposits	$230,467,629	$249,207,748

The aggregate amount of certificates of deposit in denominations of $250,000 or more at December 31, 2023 and 2022 was approximately $18,488,000 and $18,013,000, respectively.

The scheduled maturities of certificates of deposit at December 31, 2023 are summarized as follows:

2024	$73,213,339
2025	21,822,958
2026	3,160,088
2027	2,812,862
2028	3,506,461

Total	$104,515,708

Deposits from directors, executive officers, and their affiliates totaled $1,300,864 and $1,664,408 at December 31, 2023, and 2022, respectively.

Note 8: Borrowed Funds

Borrowed funds consisted of the following at December 31, 2023 and 2022:

	2023		2022
	Rates	Amount	Rates	Amount
Federal Home Loan Bank:
Fixed rate, short term advances	5.43%	$12,630,000	4.29%	$4,100,000
Fixed rate, fixed term advances	3.40%	6,000,000	2.83%	5,000,000
Related party subordinated promissory notes	7.00%	400,000	-	-
Total borrowings		$19,030,000		$9,100,000

Wisconsin Mutual Bancorp, MHC and Subsidiaries

The Company utilizes fixed rate short term advances from the Federal Home Loan Bank as a flexible source of liquidity. Terms of these advances range from 1 – 27 days.

In January 2024, the fixed rate, short term advances were replaced by collateralized borrowings of approximately $17.0 million through the Federal Reserve Bank’s Bank Term Funding Program (“BTFP”). The borrowings under BTFP have a maturity date of 01/16/2025 and an interest rate of 4.76%.

The following is a summary of scheduled maturities of non-short term borrowed funds as of December 31, 2023:

	Rate	Amount
2026	7.00%	$400,000
2028	3.40%	6,000,000

Total		$6,400,000

Actual maturities may differ from the scheduled principal maturities due to call options on the various advances.

The Company has a master contract agreement with the FHLB that provides for borrowing up to a FHLB determined percent of the book value of the Company's qualifying one- to four-family residential real estate loans. The loans pledged as security for FHLB borrowings totaled approximately $65,826,000 and $65,765,000 at December 31, 2023 and 2022, respectively. FHLB advances are also secured by $1,084,273 and $1,075,635 of FHLB stock owned by the Company at December 31, 2023 and 2022, respectively. At December 31, 2023, the Company's available and unused portion of this borrowing agreement totaled $1,721,272 based on FHLB stock owned and $46,888,000 based on collateral pledged as of this date.

In 2023, the Company entered into subordinated promissory note agreements with various directors and officers of the Company to support future capital contributions. The notes were issued on February 6, 2023, in an aggregate par value of $400,000 carrying an annual fixed interest rate of 7.0% paid semi-annually. The notes were issued with a 3-year term and are continuously callable by the Company.

At December 31, 2023 and 2022, the Company has short-term borrowing availability through the Federal Reserve Bank's discount window of up to $25 million. The Company is required to pledge securities and/or loans in order to borrow at the discount window. The Company had no borrowings through the Federal Reserve discount window and did not pledge securities or loans as of December 31, 2023 and 2022.

At December 31, 2023 and 2022, the Company had an unsecured $6.0 million federal funds line of credit with a correspondent bank.

Wisconsin Mutual Bancorp, MHC and Subsidiaries

Note 9: Income Taxes

The components of the provision for income taxes are as follows as of December 31, 2023 and 2022:

	2023	2022
Current tax expense (benefit):
Federal	$-	$-
State	25	25

Total current	$25	$25

Deferred tax expense (benefit):
Federal	(278,735)	(1,159,475)
State	(118,847)	(408,029)

Total deferred	(397,582)	(1,567,504)

Total provision for income taxes	$(397,557)	$(1,567,479)

The primary differences between income taxes at the federal statutory rate and the provision for income taxes includes state taxes and tax-exempt interest and non-interest income.

Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. The major components of the net deferred tax assets as of December 31, 2023 and 2022, are presented below:

	2023	2022
Deferred tax assets:
Allowance for credit losses	$280,368	$241,253
Deferred compensation	51,601	61,065
Net operating loss	1,945,176	1,588,666
Unrealized loss on securities available for sale	1,043,484	1,281,462
Unrealized loss on securities held to maturity	1,723,317	2,045,989
Other	5,429	7,782

Total deferred tax assets	5,049,375	5,226,217

Deferred tax liabilities:
Fixed assets	84,630	90,278
Mortgage servicing rights	85,407	82,034
Other	21,492	32,991

Total deferred tax liabilities	191,529	205,309

Net deferred tax asset	$4,857,846	$5,020,914

The Company has federal net operating loss carryforwards totaling approximately $7.3 million and $6.0 million for the tax years ending December 31, 2023 and December 31, 2022, respectively.  Due to tax law changes from the Tax Cuts and Jobs Act, the federal net operating loss carryforwards do not expire.

Wisconsin Mutual Bancorp, MHC and Subsidiaries

The Company has Wisconsin net operating loss carryforwards totaling approximately $5.7 million and $4.4 million for the tax years ending December 31, 2023 and December 31, 2022, respectively. The Wisconsin net operating loss carryforwards begin to expire in 2042.

The Company has Minnesota net operating loss carryforwards totaling approximately $673,000 and $554,000 for the tax years ending December 31, 2023 and December 31, 2022, respectively. The Minnesota net operating loss carryforwards begin to expire in 2037.

The amount of the deferred tax asset is considered realizable, however, could be adjusted, and an additional valuation allowance recorded, if estimates of future taxable income during the carryforward period are reduced or if objective negative evidence in the form of cumulative losses is present and additional weight cannot be given to subjective evidence such as our projections for growth. Our projections for growth are based on growth within our deposit and loan portfolios and maintaining an adequate net interest margin.

With few exceptions, the Company is no longer subject to federal or state examinations by taxing authorities for years before 2019.

Note 10: Employee Benefit Plan

The Company sponsors a 401(k) profit sharing plan covering all employees who meet certain service requirements. Employees are allowed to make voluntary contributions to the plan up to 100% of their compensation, not to exceed the applicable annual IRS dollar limit. The Company matches 100% of up to 5% of employee compensation. Prior to 2023, the Company made a fixed 5% employer contribution for eligible participants. The Plan was amended in 2023 changing the employer contribution from mandatory to discretionary. An employer contribution was not made in 2023.

Employee benefit plan expense included within salary and related benefits on the consolidated statements of income (loss) was approximately $126,000 and $271,000, respectively.

Note 11: Deferred Compensation

The Company has entered into deferred compensation plans with various executive officers. The plans provide for the payment of specified amounts upon the executive officers' retirement. The liability is being accrued over the anticipated remaining period of employment. The accrued liability for the deferred compensation plans is included within accrued interest payable and other liabilities on the consolidated balance sheets and was $194,501 and $230,172 at December 31, 2023 and 2022, respectively. Deferred compensation expense included within salary and related benefits on the consolidated statements of income (loss) was $18,481 and $28,500 for 2023 and 2022, respectively. Payments made in accordance with the plans totaled $54,152 and $62,275 during 2023 and 2022, respectively.

Note 12: Commitments, Contingencies, and Credit Risk

Credit Risk

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

The Company's exposure to credit loss is represented by the contractual, or notional, amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance-sheet instruments. Since some of the commitments are expected to expire without being drawn upon and some of the commitments may not be drawn upon to the total extent of the commitment, the notional amount of these commitments does not necessarily represent future cash requirements.

Wisconsin Mutual Bancorp, MHC and Subsidiaries

The following commitments were outstanding at December 31, 2023 and 2022:

	Notional Amount
	2023	2022
Commitments to extend credit	$19,999,000	$21,595,000

Commitments to extend credit are agreements to lend to a customer at fixed or variable rates, as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The amount of collateral obtained upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies, but may include accounts receivable; inventory; property, plant, and equipment; real estate; and stocks and bonds.

Legal Contingencies

Various legal claims arise from time to time in the normal course of business. In the opinion of management, any liability resulting from such proceedings would not have a material impact on the financial statements.

Concentration of Credit Risk

The majority of the Company's loans and commitments have been granted to customers in the Company's market area. The concentrations of credit by type are set forth in Note 4.

Recourse Exposure

The Company sells long-term, fixed rate residential loans to the Federal Home Bank of Chicago pursuant to the Mortgage Partnership Finance Program. Such sales provide a limited amount of recourse. At December 31, 2023, recourse exposure was approximately $308,000.

Note 13: Equity and Regulatory Matters

The payment of dividends by the Bank would be restricted if the Bank does not meet the minimum Capital Conservation Buffer as defined by Basel III regulatory capital guidelines and/or if, after payment of the dividend, the Bank would be unable to maintain satisfactory regulatory capital ratios.

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Wisconsin Mutual Bancorp, MHC and Subsidiaries

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum regulatory capital amounts and ratios (set forth in the table on the next page). It is management's opinion, as of December 31, 2023, that the Bank meets all applicable capital adequacy requirements.

As of December 31, 2023, the Bank is categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum regulatory capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank's actual capital amounts and ratios as of December 31, 2023, and 2022, are presented in the following tables:

			For Capital Adequacy		To Be Well Capitalized Under Prompt Corrective
	Actual		Purposes		Action Provisions
(Dollars in Thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
2023

Bank
Common Equity Tier 1 capital (to risk-weighted assets)	$16,464	11.2%	≥ $6,634	≥ 4.5%	≥ $9,582	≥ 6.5%
Tier 1 capital (to risk-weighted assets)	16,464	11.2%	≥ 8,845	≥ 6.0%	≥ 11,794	≥ 8.0%
Total capital (to risk-weighted assets)	17,521	11.9%	≥ 11,794	≥ 8.0%	≥ 14,742	≥ 10.0%
Tier 1 capital (to average assets)	16,464	6.3%	≥ 10,386	≥ 4.0%	≥ 12,982	≥ 5.0%

2022

Bank
Common Equity Tier 1 capital (to risk-weighted assets)	$17,732	12.0%	≥ $6,666	≥ 4.5%	≥ $ 9,628	≥ 6.5%
Tier 1 capital (to risk-weighted assets)	17,732	12.0%	≥ 8,888	≥ 6.0%	≥ 11,850	≥ 8.0%
Total capital (to risk-weighted assets)	18,641	12.6%	≥ 11,850	≥ 8.0%	≥ 14,813	≥ 10.0%
Tier 1 capital (to average assets)	17,732	6.6%	≥ 10,756	≥ 4.0%	≥ 13,445	≥ 5.0%

In addition to the above minimum regulatory capital measures, the Board of Directors has designated that the Bank will have and maintain its tier one capital as a percentage of average total assets at a minimum of 8.00% and its level of total capital to risk-weighted assets at a minimum of 11.00%.

Wisconsin Mutual Bancorp, MHC and Subsidiaries

In addition to the above minimum regulatory capital measures, the State of Wisconsin requires a savings bank to maintain a net worth ratio in an amount not less than 6%. At December 31, 2023, the Bank’s net worth ratio of 4.5% was not in compliance with the minimum requirement.

Note 14: Fair Value Measurements

Accounting standards describe three levels of inputs that may be used to measure fair value (the fair value hierarchy). The level of an asset or liability within the fair value hierarchy is based on the lowest level of input significant to the fair value measurement of that asset or liability.

Following is a brief description of each level of the fair value hierarchy:

Level 1 - Fair value measurement is based on quoted prices for identical assets or liabilities in active observable markets.

Level 2 - Fair value measurement is based on: (1) quoted prices for similar assets or liabilities in active markets; (2) quoted prices for identical or similar assets or liabilities in markets that are not active; or (3) valuation models and methodologies for which all significant assumptions are or can be corroborated by observable market data.

Level 3 - Fair value measurement is based on valuation models and methodologies that incorporate at least one significant assumption that cannot be corroborated by observable market data. Level 3 measurements reflect the Company's estimates about assumptions market participants would use if measured at fair value on a recurring basis under GAAP.

Some assets and liabilities, such as securities available for sale, are measured at fair value on a recurring basis under GAAP. Other assets and liabilities, such as individually evaluated loans, may be measured at fair value on a nonrecurring basis. As of December 31, 2023, and 2022, the Company did not have any significant assets or liabilities that were measured at fair value on a nonrecurring basis.

Following is a description of the valuation methodology and significant inputs used for each asset measured at fair value on a recurring basis, as well as the classification of the asset within the fair value hierarchy.

Securities available for sale - Securities available for sale are classified as Level 2 measurements within the fair value hierarchy. Level 2 securities include U.S. government sponsored agencies, obligations of states and political subdivisions, corporate securities, and mortgaged-backed securities. The fair value measurement of a Level 2 security is based on recent sales of similar securities and other observable market data.

Fair value hedge – Fair value hedges are classified as Level 2 measurements within the fair value hierarchy. The fair value measurement is based on current observable market interest rates.

Wisconsin Mutual Bancorp, MHC and Subsidiaries

Information regarding the fair value of assets and liabilities measured at fair value on a recurring basis as of December 31, 2023, and 2022, follows:

		Recurring Fair Value Measurements Using
	Assets Measured at Fair Value	Quoted Prices in Active Markets for Identical Instruments	Significant Other Observable Inputs	Significant Unobservable Inputs
		(Level 1)	(Level 2)	(Level 3)
2023

Financial assets:
Securities available for sale:
Mortgage-backed securities: residential	$9,040,705	-	$9,040,705	-
State and political subdivisions	12,083,045	-	12,083,045	-
Corporate securities	2,824,025	-	2,824,025	-
Total securities available for sale	$23,947,775	-	$23,947,775	-

Financial liabilities:
Fair value hedge on fixed rate loans	$140,321	-	$140,321	-

2022

Securities available for sale:
U.S. government sponsored agencies	$8,908,590	-	$8,908,590	-
Mortgage-backed securities: residential	10,002,910	-	10,002,910	-
State and political subdivisions	11,784,216	-	11,784,216	-
Corporate securities	3,185,075	-	3,185,075	-
Total securities available for sale	$33,880,791	-	$33,880,791	-

Note 15: Fair Value of Financial Instruments

Financial instruments are classified within the fair value hierarchy using the methodologies described in Note 14 – Fair Value Measurements. The following disclosures include financial instruments that are not carried at fair value on the Consolidated Balance Sheets. The calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

Certain financial instruments generally expose the Company to limited credit risk and have no stated maturities or have short-term maturities and carry interest rates that approximate market. The carrying value of these financial instruments assumes to approximate the fair value of these instruments. These instruments include cash and cash equivalents, non-interest-bearing deposit accounts, time deposits with other financial institutions, FHLB stock, escrow deposits, FHLB advances and accrued interest receivable and payable. The fair market values of loans and interest-bearing deposits are calculated using the discounted cash flow (present value) method.

Wisconsin Mutual Bancorp, MHC and Subsidiaries

The carrying amounts and estimated fair values by fair value hierarchy of certain financial instruments as of December 31, 2023 and 2022, follows:

	Carrying Amount	(Level 1)	(Level 2)	(Level 3)	Estimated Fair Value
2023

Financial assets:
HTM debt securities:
U.S. government sponsored agencies	$28,223,324	-	$27,990,273	-	$27,990,273
U.S. Treasury securities	11,827,534	11,814,555	-	-	11,814,555
Loans, net	$174,315,171	-	-	$165,086,000	$165,086,000
Financial liabilities:
Interest-bearing deposits	$220,217,134	-	$207,001,000		$207,001,000

2022

Financial assets:
HTM debt securities:
U.S. government sponsored agencies	$27,316,910	-	$27,184,142	-	$27,184,142
U.S. Treasury securities	11,409,900	11,468,025	-	-	11,468,025
Loans, net	$172,423,728	-	-	$165,089,000	$165,089,000
Financial liabilities:
Interest-bearing deposits	$237,983,608	-	$217,458,000		$217,458,000

Note 16: Derivatives

The Company’s objectives in using interest rate derivatives are to add stability to interest income and expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps as part of its interest rate risk management strategy. The aggregate fair value of the swaps are recorded in other assets or other liabilities with changes in fair value recorded as gains or losses in noninterest income or noninterest expense on the consolidated statements of income (loss).

The Company utilizes interest rate swap agreements as part of its asset liability management strategy to help manage its interest rate risk position. The notional amount of the interest rate swap does not represent amounts exchanged by the parties. The amount exchanged is determined by reference to the notional amount and the other terms of the individual interest rate swap agreements.

Fair Value Hedge: Interest rate swap with a notional amount totaling $25.0 million as of December 31, 2023, was designated as a fair value last of layer hedge for certain fixed rate prepayable loans.

Wisconsin Mutual Bancorp, MHC and Subsidiaries

Note 17: Parent Company Condensed Financial Information

Condensed Balance Sheets

As of December 31,	2023	2022
Assets

Noninterest bearing deposit with bank subsidiary	$50,000	$50,000
Investment in subsidiaries	11,486,824	10,869,441

TOTAL ASSETS	$11,536,824	$10,919,441

Liabilities and Equity

Liabilities	$-	$-

Equity:
Retained earnings	19,198,973	20,134,213
Accumulated other comprehensive income (loss)	(7,662,149)	(9,214,772)

Total equity	$11,536,824	$10,919,441

Condensed Statements of Income (Loss)

Twelve Months Ended December 31,	2023	2022
Operating income	$-	$-

Operating expense	-	-

Income before equity in undistributed net income (loss) of subsidiaries	-	-

Equity in undistributed net income (loss) of subsidiaries	(935,240)	(4,164,074)

Net income (loss)	$(935,240)	$(4,164,074)

Wisconsin Mutual Bancorp, MHC and Subsidiaries

Condensed Statements of Cash Flows

Twelve Months Ended December 31,	2023	2022
Cash flows from operating activities:
Net income (loss)	$(935,240)	$(4,164,074)
Adjustments to reconcile net income (loss) to net cash flows used in operating activities
Equity in undistributed net income (loss) of subsidiaries	935,240	4,164,074
Net cash provided by operating activities	-	-

Net change in cash and cash equivalents	-	-
Cash and cash equivalents - beginning of year	50,000	50,000

Cash and cash equivalents - end of year	$50,000	$50,000

Note 18: Subsequent Events

On March 4, 2024, the Board of Directors of Wisconsin Mutual Bancorp, MHC adopted a plan for its conversion to a fully stock holding company structure. According to the plan, EWSB Bancorp, Inc., which is currently the mid-tier stock holding company subsidiary of Wisconsin Mutual Bancorp, MHC and owns all of East Wisconsin Savings Bank’s common stock, will be succeeded by a Maryland corporation, which will also be named EWSB Bancorp, Inc., and which will own all of East Wisconsin Savings Bank’s common stock after the conversion. The plan of conversion is subject to the approval of the Federal Reserve Board, the Wisconsin Department of Financial Institutions and at least a majority of the votes eligible to be cast by depositors eligible to vote at a special meeting of members of Wisconsin Mutual Bancorp, MHC.

You should rely only on the information contained in this document or that to which we have referred you. No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by New EWSB Bancorp or the Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of New EWSB Bancorp or the Bank since any of the dates as of which information is furnished herein or since the date hereof.

EWSB BANCORP, INC.

(Proposed Holding Company for

East Wisconsin Savings Bank)

Up to 1,006,250 shares of

Common Stock

Par value $0.01 per share

(Subject to increase to up to 1,157,188 shares)

PROSPECTUS

[prospectus date]

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until [expiration date], all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver the prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

Estimated Amount
Registrant’s Legal Fees and Expenses	$475,000
Registrant’s Accounting Fees and Expenses	350,000
Marketing Agent’s Fees and Expenses (1)	360,000
Records Management Agent’s Fees and Expenses	65,000
Independent Appraiser’s Fees and Expenses	40,000
Printing, Postage, Mailing and EDGAR Fees and Expenses	120,000
Filing Fees (Blue Sky, FINRA, SEC)	15,000
Transfer Agent’s Fees and Expenses	25,000
Business Plan Consultant’s Fees and Expenses	50,000
Accounting Consultant’s Fees and Expenses	90,000
State Tax Opinion	25,000
Proxy Solicitation Fees and Expenses	25,000
Other	50,000
Total	$1,690,000

(1)	Estimated at the adjusted maximum of the offering range, assuming all shares are sold in the subscription offering.

Item 14.	Indemnification of Directors and Officers

Article 10 of the Articles of Incorporation of EWSB Bancorp, Inc. (the “Corporation”) sets forth the circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they may incur in their capacities as such:

ARTICLE 10. Indemnification, etc. of Directors and Officers.

A.       Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the Maryland General Corporation Law (the “MGCL”) now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B.       Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.

C.       Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D.       Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E.       Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

F.       Limitations Imposed by Federal Law. Notwithstanding any other provision set forth in this Article 10, in no event shall any payments made by the Corporation pursuant to this Article 10 exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules

(a)	List of Exhibits

1.1	Engagement Letter between EWSB Bancorp, Inc. and Performance Trust Capital Partners, LLC (Marketing Agent Services)*
1.2	Engagement Letter between EWSB Bancorp, Inc. and Performance Trust Capital Partners, LLC (Stock Information Center Manager Services)*
1.3	Form of Agency Agreement Among EWSB Bancorp, Inc. and Performance Trust Capital Partners, LLC
2	Plan of Conversion*
3.1	Articles of Incorporation of EWSB Bancorp, Inc.*
3.2	Bylaws of EWSB Bancorp, Inc.*
4	Form of Common Stock Certificate of EWSB Bancorp, Inc.*
5	Opinion of Luse Gorman, PC regarding legality of securities being registered*
8.1	Federal Income Tax Opinion of Luse Gorman, PC*
8.2	State Income Tax Opinion*
10.1	Form of Employment Agreement between East Wisconsin Savings Bank and Charles D. Schmalz†*
10.2	Form of Employment Agreement between East Wisconsin Savings Bank and James E. Mangold†*
10.3	Form of Employment Agreement between East Wisconsin Savings Bank and Kory J. Schneider†*
10.4	Form of Employment Agreement between East Wisconsin Savings Bank and Holly Francescone†*
10.5	Salary Continuation Agreement between East Wisconsin Savings Bank and Charles D. Schmalz†*
10.6	Amended and Restated Director Deferred Fee Plan†*
21	Subsidiaries of EWSB Bancorp, Inc.*
23.1	Consent of Luse Gorman, PC (contained in Opinions included as Exhibits 5 and 8.1)*
23.2	Consent of Feldman Financial Advisors, Inc.*
23.3	Consent of Plante & Moran, PLLC
24	Power of Attorney (set forth on signature page)*

99.1	Engagement letter between Wisconsin Mutual Bancorp, MHC, EWSB Bancorp, Inc., East Wisconsin Savings Bank and Feldman Financial Advisors, Inc. with respect to independent appraisal services*
99.2	Letter of Feldman Financial Advisors, Inc. with respect to value of subscription rights*
99.3	Appraisal Report of Feldman Financial Advisors, Inc.*
99.4	Marketing Materials
99.5	Stock Order and Certification Form
99.6	Letter of Feldman Financial Advisors, Inc. with respect to Liquidation Rights*
107	Filing Fees Exhibit

†	Management contract or compensation plan or arrangement.
*	Previously filed
(b)	Financial Statement Schedules

Financial statement schedules are not filed because the required information is inapplicable or is included in the consolidated financial statements and related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)         Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)       Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)       That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)       That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)       The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(8)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Kaukauna, State of Wisconsin, on April 22, 2024.

EWSB Bancorp, Inc.

By:	/s/ Charles D. Schmalz
Charles D. Schmalz
President, Chief Executive Officer and Chief Financial Officer
(Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles D. Schmalz	President, Chief Executive Officer, Chief Financial Officer and Director (Principal Executive, Financial and Accounting Officer)	April 22, 2024
Charles D. Schmalz

/s/ Kenneth P. Demerath*	Director	April 22, 2024
Kenneth P. Demerath

/s/ Lori Hoersch*	Director	April 22, 2024
Lori Hoersch

/s/ Kay M. Dorow*	Director	April 22, 2024
Kay M. Dorow

/s/ Steve Tyink*	Director	April 22, 2024
Steve Tyink

/s/ Lisa Cruz*	Director	April 22, 2024
Lisa Cruz

/s/ Steve Haen*	Director	April 22, 2024
Steve Haen

* Pursuant to the Power of Attorney contained in the signature page of the Registration Statement, as initially filed in the Form S-1 on March 11, 2024.